As filed with the Securities and Exchange Commission on March 18, 2011.

Registration No. 333- 170936

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPECT SOFTWARE, INC.*

(Exact name of each registrant as specified in its charter)

Delaware	3576	02-0364368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

300 Apollo Drive

Chelmsford, Massachusetts 01824

Telephone: (978) 250-7900

(Address, including zip code, and telephone number, including area code, of the registrants’ principal executive offices)

Michael J. Provenzano III

Executive Vice President, Finance, and Chief Financial Officer

300 Apollo Drive

Chelmsford, Massachusetts 01824

Telephone: (978) 250-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

William R. Burke

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
Aspect Software Group Holdings Ltd.	3576	Cayman Islands	98-0587778
Aspect Software Parent, Inc.	3576	Delaware	20-3503231
Aspect Telecommunications International Corporation	3576	Delaware	77-0487428
Davox International Holdings LLC	3576	Delaware	04-3391081

*	The address, including zip code, and telephone number, including area code, for each of the additional registrants’ principal executive offices are the same as Aspect Software, Inc. The name, address, including zip code of the agent for service for each of the additional registrants are the same as Aspect Software, Inc.

The information in this prospectus is not complete and may be changed. These notes may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2011

PROSPECTUS

Aspect Software, Inc.

Offer to Exchange

Up to $300,000,000 aggregate principal amount

of our 10  5/8% Senior Second Lien Notes due 2017

(which we refer to as Exchange Notes)

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for all of our outstanding unregistered

10 5/8% Senior Second Lien Notes due 2017 issued on May 7, 2010

(which we refer to as Senior Notes) and the guarantees thereof.

The Exchange Offer:

•	We will exchange all Senior Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes.

•	You may withdraw tenders of Senior Notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of Senior Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•	We are offering the Exchange Notes to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the Senior Notes.

•

The terms of the Exchange Notes are substantially identical to the Senior Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Senior Notes do not apply to the Exchange Notes.

•

The Exchange Notes and the related guarantees will be general unsecured obligations of Aspect Software Inc.’s (the “Issuer”) indirect parent, Aspect Software Group Holdings Ltd. (“Holdings”), and will be senior secured obligations of the Issuer and the other guarantors and will rank equally in right of payment with all of the Issuer’s and the guarantors’ existing and future senior debt and senior in right of payment to all of the Issuer’s and the guarantors’ future subordinated debt.

•

The Exchange Notes and the related guarantees will be effectively junior to any of our and the guarantors’ existing and future debt that is secured by a lien, in the case of Holdings, or, in the case of the Issuer and the other guarantors, that is secured by senior or prior liens on the collateral, including indebtedness under the Issuer’s existing senior secured credit facility to the extent of the value of the collateral. The Exchange Notes and the related guarantees will be structurally subordinated to all existing and future liabilities of the Issuer’s subsidiaries that do not guarantee the notes.

•

The Exchange Notes will be guaranteed on a senior unsecured basis by the Issuer’s indirect parent, Holdings, and on a senior second lien secured basis by the Issuer’s direct parent, Aspect Software Parent, Inc. (“Parent”), and each of Parent’s existing and future domestic subsidiaries that guarantees the Issuer’s existing senior secured credit facility.

•	The Exchange Notes will mature on May 7, 2017.

•	The Exchange Notes will bear interest at a rate of 10 5/8% per annum. We will pay interest on the Exchange Notes semi-annually on May 15 and November 15 of each year, beginning on November 15, 2010.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Notes.”

See “Risk Factors” beginning on page 17 for a discussion of certain risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Senior Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2011

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to participate in the exchange offering, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

BASIS OF PRESENTATION

Unless otherwise indicated, all of the financial data presented in this prospectus is presented on a consolidated basis for Aspect Software Group Holdings Ltd. and its subsidiaries, because Aspect Software Group Holdings Ltd. is a guarantor of the notes. Aspect Software, Inc. (the “Issuer”) is a wholly-owned subsidiary of Aspect Software Group Holdings Ltd.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks, such as “Aspect Software,” “Unified IP” and “Workforce Optimization,” which are protected under applicable intellectual property laws and are the property of Holdings or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to participate in this exchange offer. You should read this entire prospectus before making any decision. Unless otherwise indicated or required by the context, as used in this prospectus, (1) the term “Holdings” refers to Aspect Software Group Holdings Ltd. and not to any of its subsidiaries, (2) the term “Parent” refers to Aspect Software Parent, Inc. and not to any of its subsidiaries, (3) the term “Issuer” refers to Aspect Software, Inc. and not to any of its subsidiaries and (4) the terms “Aspect,” the “Company,” “we,” “our” and “us” refer to Aspect Software, Inc. and all of its subsidiaries that are consolidated under GAAP.

Our Company

We are a leading provider of customer contact and Microsoft platform solutions. We develop, market, license and sell software and hardware products that enable businesses to manage communications with their customers and employees more efficiently and effectively. More than 79% of the Fortune 100 and 66% of the Fortune 50 utilize our software and services in their contact centers and across their enterprises. We also provide annual maintenance and professional services to customers who use our products, which comprised 76% of our revenue for the year ended December 31, 2010, and during each of the past three years have experienced an average maintenance customer renewal rate of 99%. In addition to contact center software, we provide enterprise-wide unified communications and collaboration (“UCC”) services, which allow companies to expand the role of customer contact in their enterprises by utilizing various communications technologies, such as voice, email, instant messaging and video, on an integrated software platform. This type of technology will be foundational as traditional contact centers evolve into customer contact hubs that engage with customers through social media and provide customer access to experts throughout the enterprise. In 2008, Microsoft Corporation (“Microsoft”) purchased a minority equity stake in our company and entered into a strategic alliance with us to integrate our contact center products into Microsoft’s own industry-leading unified communications offerings. We believe this alliance will increase our influence and visibility with new and existing customers.

Customer contact centers allow enterprises to provide customer service, collections, sales and telemarketing directly to their customers. Over the last three decades, we have been an innovator in the contact center market and continue to maintain leading positions in key segments of that market. We have continued to develop new mission-critical technologies and functionality as customer contact centers have become a more dynamic and integral component of business strategy, driven by the desire of organizations to expand and improve their interactions with customers and obtain valuable information from those interactions. Advanced contact center technology enhances an enterprise’s effectiveness by properly directing calls within a system, presenting customer data to agents, integrating various forms of communication, managing contact center agents and analyzing contact center related data. Our current innovations are being driven largely by the increased adoption and acceptance of unified communications and collaboration technologies. Unified communications (“UC”) refers to the integration of multiple channels of communications onto an integrated software platform. The addition of collaboration functionality enhances the UC user experience by adding interactive workflow, document sharing, calendaring, enterprise search and other productivity improving features.

Drawing on more than thirty years of experience in developing communications software and services and through our recent strategic alliance with Microsoft, we have added key UCC capabilities to our unified communications applications for the contact center. The enhanced capabilities of our contact center solutions enable businesses to engage more effectively with their customers, and, for the first time, allow agents within a contact center to find and interact with employees outside of the contact center on a real-time basis, thereby providing cost savings to businesses while improving customer satisfaction.

With approximately 1,900 employees across 53 offices in 18 countries, we have a global presence that allows us to provide service and support to our multi-national customers around the world on a 24x7x365 basis. We deliver our solutions to more than 3,000 customers in more than 70 countries and our products currently support approximately 1.5 million contact center agent seats which manage more than 110 million customer interactions every day. For the year ended December 31, 2010, our total net revenues, net income and EBITDA were $506.8 million, $21.2 million and $158.2 million, respectively. See “—Summary Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to net income, the most directly comparable GAAP financial performance measure.

Our Solutions

We generate revenues by selling and licensing our hardware and software products, selling maintenance contracts and services to support our products, and providing professional services that help customers identify and implement the appropriate contact center and UCC solutions.

Contact Center Products and Applications

We offer a “one-stop-shop” for contact center solutions, delivering key components either in integrated applications or separate products, tailored to suit customer preferences and requirements. Our unified communications applications for the contact center are internet protocol (“IP”) based solutions that offer new ways to address particular customer interactions by delivering a specific combination of capabilities to improve contact center performance. Our platform products are categorized into three main groups:

•

Signature Products: Our Signature products have been widely adopted in the contact center industry and we have leading market positions, according to industry studies by Frost & Sullivan, Gartner and The PELORUS Group. Measured by revenue in 2009, we were #1 in sales of outbound call processing products and #4 in sales of inbound call processing products. We were also #1 in sales of workforce management products measured by revenue in 2008. Our signature call center products are composed of hardware and software components and include all of the core technologies needed to operate a contact center, including;

•	Automatic call distributors: an inbound call processing system designed to distribute calls among contact center agents based on volume and on agent skills and capabilities;

•

Predictive dialers: an outbound call processing system designed to generate large volumes of outbound calls to facilitate collections or telemarketing activities by optimizing utilization levels amongst contact center agents;

•	Interactive voice response: software that enables customers to enter information on a telephone keypad or by speaking to complete self-service transactions or to inform call routing to an agent; and

•	Computer telephony integration: solution that integrates legacy telephone systems with customer databases and customer relationship management applications.

The majority of our installed base of customers use these signature products and are in the process of migrating to our flagship Aspect® Unified IP® product that is based on a single, unified software platform.

•

Aspect Unified IP: Built to scale from 10-agent to several-thousand-agent contact centers, our flagship contact center platform, Aspect Unified IP, is a Microsoft web services platform contact center solution that unites inbound, outbound, interactive voice response, and internet contact capabilities, while delivering robust queuing, routing, reporting and agent empowerment capabilities in a single solution.

•

Workforce Optimization®: Built on a Microsoft standards-based platform, Workforce Optimization is a software suite that offers workforce optimization tools to improve the management and efficiency of contact center customer contact activities. Core applications include workforce management (optimizing agent staffing levels for predicted call volumes), campaign management, call recording and business analytics.

The Aspect Unified IP and Workforce Optimization applications directly address the challenges and expense associated with the previous generation of single vendor proprietary hardware architectures that required complex, expensive and resource-intensive computer telephony integration.

Consulting and Support Services

We offer our consulting and support services to help customers plan and implement solutions and support their contact center and UCC needs both in their contact center and across their entire enterprise. Our technical support centers are located around the world in order to support the worldwide needs of our customers. Our global services team is comprised of business professionals and Microsoft certified experts and consisted of more than 970 employees worldwide as of December 31, 2010.

We provide support services throughout the entire lifecycle of our relationship with our customers. Our engineers provide telephone-based service, internet-based self-service, email consultation, remote computer access and on-site service. Over 92% of new customers purchasing our products also purchase maintenance contracts. Through our maintenance relationships, we provide upgrades to installed software and provide support to help ensure optimal operations. A significant portion of our revenue is derived from these maintenance contracts and they accounted for 59% of our total net revenues for the year ended December 31, 2010. Our retention rates for customers receiving services from us under these annually renewable maintenance contracts have averaged over 99% for the last three years.

Our contact center consulting services include product implementation and integration, education services, staff augmentation, report creation and business optimization. Examples of specific consulting services we provide include coordination of customer self-service with live contact center agent assisted service; greater visibility, control and staffing efficiency in a multichannel contact center; automation of early stage contact and a more effective past due customer account targeted collections strategy; and tools and processes to optimize resource utilization and foster a continuous improvement culture.

Our Microsoft IT Services include strategy and business case development, network design and implementation, architecture design and user adoption. We provide experienced guidance at every step of an organization’s unified communications deployment and our services focus on improving individual and group productivity and enhancing collaboration to communications-enabled business processes and transforming enterprise communications. To enhance our credibility in the market, we implemented Microsoft’s Office Communications Server (“OCS”) product globally in our own organization in 2009, resulting in the removal of all telephones from our desktops and all private branch exchanges from our offices. Primarily as a result of this implementation, third party conference costs declined $0.5 million in 2009 and resulted in a savings of approximately $1 million on an annualized basis. This implementation, at the time, was one of the top 10 largest implementations of Microsoft OCS and served as an important learning and marketing tool for us.

In January 2010, we acquired systems integrator Quilogy, Inc. (“Quilogy”) to add expertise in enterprise collaboration to our unified communications services business. As a leading systems integrator for Microsoft’s collaboration solutions, including SharePoint, .NET development, Dynamics CRM and Business Intelligence, the Quilogy acquisition bolsters our UCC business by delivering important Microsoft field relationships.

In November 2010, Microsoft released its latest version of UC, branded as Lync, which was formerly known as OCS. We recently upgraded to Lync from OCS on a global basis.

Our Industry

Contact Center Technology

A call center is a dedicated function within companies used to manage incoming product support or information telephone inquiries from consumers and to place outgoing calls for telemarketing, product services, and debt collection. Contact centers are call centers that manage letters, faxes, live chat, SMS and e-mails in addition to telephone calls.

Contact centers have become a more dynamic and integral component of business operations as organizations look to expand and enhance their interactions with customers and derive valuable information from those interactions. Historically, contact centers were viewed as a necessary expense for providing customer support and primarily relied on telephone based communications. Since the mid 1980s, contact centers have evolved significantly from traditional voice-based “call centers” into multi-channel inbound and outbound communications operations that are tightly integrated into a company’s customer relationship management systems. Current enterprises manage customer communications across a wide variety of channels, including email, web and short messaging communications over mobile devices. Enterprises are using contact centers to expand the frequency and scope of customer contact and are also increasingly relying on valuable customer information provided by contact centers to understand customer buying trends, target markets more effectively, increase revenue, decrease costs and increase customer satisfaction through improved internal business processes.

The contact center market was estimated to be $5.8 billion in 2010 and is expected to grow at a 5.6% compound annual growth rate from 2010 to 2015 according to Ovum. The core technology segments, automatic call distribution, workforce management and predictive dialing, where we have strong market positions, account for approximately 59% of the market. Historically, hardware and software solutions were typically purchased from multiple vendors providing proprietary architecture which offered limited interoperability with third-party applications and systems. As contact centers migrate to all internet protocol-based solutions, traditional segmentation of the contact center functions (including inbound call routing, quality monitoring, workforce management, voice self-service, and outbound predictive dialing) has decreased as providers have begun to base all of these services on a single software platform.

Unified Communications and Collaboration

Unified communications brings together real-time and non-real time communication capabilities, allowing users to access a wide variety of applications including telephony, messaging, presence and conferencing from any place and from any device. According to Forrester, the Unified Communications market across North America, Europe, and Asia Pacific will have a compound annual growth rate of 35.9% through 2015, growing from $1.2 billion in 2008 to $14.5 billion in 2015. UC enables multiple channels of communications to be coordinated and enhances how individuals, groups and companies interact. UC can be combined with collaborative capabilities that enable interactive calendaring, scheduling, workflow, desktop sharing, social network monitoring and participation, enterprise search, document sharing and collaboration and other enterprise applications that allow groups to communicate more efficiently.

Unified communications has emerged in response to the demands by companies to create a cost-effective way to improve the productivity and collaboration of their workforce, from groups located in the same building to those spread across multiple continents. The proliferation of internet protocol networks, the substantial increase in usage and expanded capabilities of mobile devices and the introduction of and integration between new and existing communication applications has created a favorable technology backdrop to allow the unified communications industry to grow and prosper.

We believe that the benefits of UCC are an important driver of the further transformation of the contact center. UCC capabilities in contact centers facilitate a more efficient engagement with the end customer and provide a bridge from the contact center to the rest of the enterprise.

Our Competitive Strengths

We believe that we benefit from the following competitive strengths:

Leading Market Positions and Differentiating Vision. We believe we are an inventor of various core contact center technologies such as intelligent automatic call distribution, predictive dialing and workforce management. We believe that our status as a proven provider of reliable contact center solutions positions us well to take advantage of the transition to unified communications. We believe that businesses have entered into a new era where companies no longer have complete control over the customer experience and that in this new era, companies that bring customer contact in every functional era of the business will have a competitive advantage. Through our unique combination of proven customer contact software and demonstrated professional services capabilities for helping organizations deploy and apply new enterprise communications technology, we are poised to deliver on this vision.

Large and Diversified Installed Base of Blue-Chip Customers. We are one of the largest contact center solutions providers in the world with a comprehensive product portfolio. We believe that this geographic diversity and lack of customer concentration helps us to mitigate the effects of isolated regional downturns. It also provides us with a broad range of relationships that we can leverage to implement our new UCC technologies in our customer’s contact centers and on an enterprise-wide basis.

Stable, Recurring Maintenance Revenue with High Renewal Rates and Gross Margins. During the past three years we have had stable and predictable maintenance revenues, which comprised 59% of our total revenues in 2010. Gross margin for our maintenance business was 72% in 2010. We believe that contact center operations have become critical business functions for many of our customers, positioning us as a key strategic supplier. High switching costs and risks have resulted in high customer loyalty as evidenced by our 99% retention rates during the last three years.

Strong and Recurring Free Cash Flow Generation. In recent periods our business has generated a large amount of cash, which has resulted primarily from our stable maintenance revenue in those periods, combined with our modest capital expenditure and working capital requirements. Cost reduction initiatives have been targeted to maximize profitability without impacting our long-term growth strategy, including maintaining our customer support and our research and development investments.

Unique Strategic Alliance with Microsoft. We have a multi-year strategic alliance with Microsoft. This alliance is based on a shared vision of bringing the benefits of software-based unified communications applications and services to the world’s leading organizations. With Microsoft’s investment assistance, we are building one of the largest global professional services practices to support Microsoft unified communications and collaboration as foundational technologies for building a customer-centric enterprise, ultimately paving the way for providing our solutions in the contact center.

Our People and Management. We have a strong executive management team with considerable experience in the software industry and proven execution skills in growing companies organically and through acquisitions. This collection of talent includes many individuals who helped found the contact center technology industry and are now helping transform the way companies communicate.

Business Strategy

Five components are key to our strategy to achieve our growth objectives:

Develop Best In-Class Products. During the past three decades, we have been a market leader in key segments of the contact center market, we believe largely due to our ability to develop innovative products that meet the needs of our customers. We plan to continue to develop new products that respond to changing contact center needs and allow us to take advantage of the developing UC and UCC marketplaces.

Migrate and Further Penetrate Our Installed Customer Base. We have a large installed customer base that operates over 750,000 agent seats on our legacy telephony-based Signature predictive dialer and automatic call distribution products. As our customer base migrates to a software-based platform, we plan to use our relationships with these customers to market our Unified IP offerings.

Continue to Expand Microsoft Strategic Relationship. As part of our UCC alliance with Microsoft, we are working jointly on product development, sales and marketing and UCC services initiatives. We believe that the continued integration of our products with Microsoft’s unified communications and collaboration offerings increases our influence and visibility with new and existing customers. We and Microsoft have jointly designed a three year roadmap to increasingly integrate our products with Microsoft UCC technologies. We plan to continue to integrate our products and jointly fund with Microsoft go-to-market sales and marketing activities to drive demand for our integrated products and services.

Expand Leading Global UCC Services Practice. We intend to continue to use our considerable expertise in the contact center market to develop a comprehensive global UCC services practice. In January 2010, we acquired Quilogy to establish a stronger presence in the market for delivering enterprise UCC solutions in enterprises where there is a path to the contact center. Quilogy brings strategic and technical expertise in collaboration technologies for key Microsoft platforms including its fastest-growing product, SharePoint.

Maintain Focus on Cash Flow Generation and Debt Reduction. We intend to focus on maintaining consistent cash flow generation through the combination of stable recurring maintenance revenue and modest capital expenditures and working capital requirements. We plan to use our cash flows from operations to reduce leverage, fund add-on acquisitions and otherwise strengthen our balance sheet.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks discussed in the section entitled “Risk Factors,” before participating in this exchange offer. Risks relating to our business include, among others:

•	we may not be able to keep pace with rapid technological changes that impact our industry;

•	our strategy of focusing on the development and sale of enterprise communications products and services may not be successful;

•	recent global economic trends could adversely affect our business and disrupt of ability to sell products and services to new and existing customers;

•	if our products do not remain compatible with constantly changing operating environments, we could lose customers and the demand for our products and services could decrease;

•

our future revenue is dependent in large part upon our large installed customer base continuing to license additional products, renew maintenance agreements and purchase additional professional services and any migration of our customers away from our products and services would adversely impact our business;

•	gross margins on our products may decrease due to competitive pressures or otherwise, which could negatively impact our profitability; and

•	the decision-making process for purchasing our products and related services can be lengthy and unpredictable, which may make it difficult to forecast sales and budget expenses.

Company History

Our business was founded in 1981 under the name Datavox Communications Corporation and was subsequently renamed Davox Corporation, and later Concerto Software. We developed the first predictive dialer, and as a result became a leader in the outbound contact center sector. Over the years, we went on to develop software that expanded our reach into other contact center applications and made targeted acquisitions and mergers with market leaders to enhance our position. In 2004, we became privately held by funds managed by Golden Gate Private Equity, Inc. (“Golden Gate”) and Oak Investment Partners (“Oak”) and company management in connection with a merger with Melita International Inc. Since then, we have continued to opportunistically enter into partnerships and acquire companies and assets to expand our capabilities. In 2005, we acquired Aspect Communications and changed our name to Aspect Software. In 2008, we entered into a multi-year strategic alliance with Microsoft to help deliver unified communications to contact centers and enterprises around the world. As part of this alliance, Microsoft made a minority equity investment in our company and has funded certain research and development efforts, marketing programs and contributed numerous sales resources, and we have built a professional services and systems integration practice for Microsoft’s unified communications and collaboration software. In January 2010, we acquired Quilogy, a nationally recognized IT services firm and leading Microsoft National Systems Integrator. In November 2010, Microsoft released its latest version of UC, branded as Lync, which was formerly known as OCS. We recently upgraded to Lync from OCS on a global basis.

Our Sponsors

Golden Gate is a San Francisco-based private equity investment firm with approximately $9 billion of assets under management. Golden Gate is dedicated to partnering with world class management teams and targets investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts and recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing. Over the last ten years, Golden Gate has been one of the most active investors in software, having completed over 50 investments in the sector.

Oak is a multi-stage venture capital firm with approximately $9 billion in committed capital. Oak’s primary investment focus is on high growth opportunities in broadband internet and wireless communications, information technology and software outsourced services, consumer internet/new media, financial services technology, healthcare information and services, clean energy and retail. Over a 32-year history, Oak has achieved a strong track record as a stage-independent investor funding almost 500 companies at key points in their lifecycles. Oak has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments.

Corporate Information

The issuer of notes in this offering, Aspect Software, Inc. is a Delaware corporation. Our executive offices are located at 300 Apollo Drive, Chelmsford, MA 01824, and our telephone number at that location is (978) 250-7900. Our website address is www.aspect.com. The information on our website is not a part of this prospectus.

Corporate Structure

The following chart sets forth a summary of the relevant aspects of our organizational structure as of December 31, 2010.

(1)	See “Principal Stockholders” and “Executive Compensation” for a discussion of the amount and types of equity held by members of our management.
(2)	Holdings’ guarantee of the Exchange Notes will be unsecured.
(3)	Parent and each of our subsidiaries that guarantee our existing secured credit facility will provide guarantees of the Exchange Notes that will be secured by second priority liens on substantially all of their assets.
(4)	The agreement governing our existing senior secured credit facility provides us with the option to increase our term loan, subject to certain limitations, by up to $100.0 million.
(5)	As of December 31, 2010 we and our guarantors had $29.9 million of availability under our existing revolving credit facility, net of outstanding letters of credit of $0.1 million.
(6)	As of December 31, 2010 our non-guarantor subsidiaries held 11.3% of our assets and had no outstanding debt other than intercompany indebtedness.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “Exchange Offer.”

The Exchange Offer	We are offering to exchange up to $300.0 million aggregate principal amount of our 10 5/8% Senior Notes due 2017, which have been registered under the Securities Act, for all of our outstanding unregistered 10 5/8% Senior Notes due 2017. We issued the Senior Notes on May 7, 2010.

In order to exchange your Senior Notes, you must promptly tender them before the expiration date (as described in this prospectus). All Senior Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the Exchange Notes on or promptly after the expiration date.

You may tender your Senior Notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	Simultaneously with the initial sale of the Senior Notes, we entered into a registration rights agreement for this exchange offer. In the registration rights agreement, we agreed, among other things, to use all commercially reasonable efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 365 days of issuing the Senior Notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Senior Notes.

Consequences of Failure to Exchange	If you do not exchange your Senior Notes for Exchange Notes in the exchange offer, you will still have the restrictions on transfer provided in the Senior Notes and in the indenture that governs both the Senior Notes and the Exchange Notes. In general, the Senior Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. See “Risk Factors—Risks Relating to Continued Ownership of Senior Notes—If you do not exchange your Senior Notes for Exchange Notes, your ability to sell your Senior Notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2011, unless we decide to extend the expiration date.

See “Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Senior Notes	If you hold Senior Notes through The Depository Trust Company, or “DTC”, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See “Exchange Offer—Procedures for Tendering Senior Notes.” If you are not a DTC participant, you may tender your Senior Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be. By accepting the exchange offer, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•

you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Senior Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Withdrawal Rights	You may withdraw the tender of your Senior Notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “Exchange Offer—Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section entitled “Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes. See “Use of Proceeds.”

United States Federal Income Tax Considerations	Your exchange of the Senior Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss as a result of the exchange. See “Certain United States Federal Income Tax Considerations.”

Summary of Terms of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Senior Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not be entitled to registration rights and liquidated damage provisions contained in the Senior Notes. The Exchange Notes represent the same debt as the Senior Notes. Both the Senior Notes and the Exchange Notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the Senior Notes and the Exchange Notes.

Issuer	Aspect Software, Inc.

Notes Offered	$300.0 million in aggregate principal amount of 10 5/8% Senior Notes due 2017.

Maturity Date	May 7, 2017.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2010.

Guarantees	The Issuer’s obligations under the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Issuer’s indirect parent, Aspect Software Group Holdings Ltd. (“Holdings”), and on a senior second lien secured basis by the Issuer’s direct parent, Aspect Software Parent, Inc. (“Parent”), and each of its existing and future domestic subsidiaries that guarantees indebtedness under our existing senior secured credit facility.

Ranking	The Exchange Notes and the guarantees will be general senior unsecured obligations of Holdings and general senior secured obligations of the Issuer and the other guarantors and will:

•

rank senior in right of payment to the Issuer’s and the guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the Exchange Notes and the guarantees;

•	rank equally in right of payment with all of the Issuer’s and the guarantors’ existing and future senior debt;

•

be effectively junior to any of the Issuer’s and the guarantors’ existing and future debt that is secured by a lien, in the case of Holdings, or, in the case of the Issuer and the other guarantors, is secured by senior or prior liens on the collateral, including indebtedness under our existing senior secured credit facility to the extent of the value of the collateral; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Exchange Notes.

Security	The Exchange Notes and the guarantees will be secured by second priority liens on substantially all of the assets of the Issuer and the assets of the guarantors other than Holdings (whether now owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances. The obligations under our senior secured credit facility are secured by first priority liens on the collateral. The collateral will not include any assets excluded from the collateral securing our senior secured credit facility. For more details, see “Description of Notes—Security.”

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of Exchange Notes if collateral is disposed of in a transaction that complies with the indenture and related security documents or in accordance with the provisions of an intercreditor agreement to be entered into relating to the collateral securing the Exchange Notes and our senior secured credit facility. See “Risk Factors—Risks Related to the Notes—It may be difficult to realize the value of the collateral securing the notes” and “Description of Notes—Security” and “Description of Notes—Security—Intercreditor Agreement.”

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the Exchange Notes will be second priority liens that will be expressly junior in priority to the liens that secure (1) obligations under our senior secured credit facility, (2) certain other future indebtedness permitted to be incurred under the indenture governing the Exchange Notes and (3) certain obligations under our hedging and cash management arrangements. Pursuant to the intercreditor agreement, the liens securing the Exchange Notes may not be enforced at any time when priority lien obligations secured by priority liens are outstanding, except for certain limited exceptions. Any release (except in connection with certain repayments of the priority lien obligations) of priority liens upon any collateral approved by holders of such priority liens will also release the liens securing the Exchange Notes on the same collateral. The holders of the priority liens will receive all proceeds from any realization on the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the priority lien obligations are paid in full. See “Description of Notes—Intercreditor Agreement.”

Optional Redemption

On or after May 15, 2014, we may redeem some or all of the Exchange Notes at any time at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued, unpaid, and special interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes before May 15, 2013 with the proceeds of certain equity offerings at a redemption price of 110.625% of the principal amount plus accrued, unpaid, and special interest, if any, to the redemption date. We may also redeem some or all of the Exchange Notes before May 15, 2014 at a redemption price of 100% of the principal amount plus accrued, unpaid, and special interest, if any, to the redemption date, plus an applicable premium.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, we must offer to repurchase the Exchange Notes at the prices listed under “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional debt;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	create liens or use assets as security in other transactions;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	enter into transactions with affiliates; and

•	sell or transfer certain assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

No Public Market	The Exchange Notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. There is currently no established trading market for the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Risk Factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Summary Historical Consolidated Financial and Operating Data

The following tables summarize certain of our consolidated historical and audited financial and operating data as of and for the years ended December 31, 2008, 2009 and 2010. As of and for the years ended December 31, 2008, 2009 and 2010, the respective balance sheet data and statement of income presented below has been derived from our consolidated financial statements which have been audited by Ernst & Young LLP, an independent registered public accounting firm. Our consolidated financial statements as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 are included elsewhere in this prospectus. You should read the summary data presented below in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

	Years Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Statement of Income Data:
Net revenues:
Product revenue	$150,513	$113,287	$119,974
Services revenue	390,982	365,127	386,809

Total net revenues	541,495	478,414	506,783

Cost of revenues:
Cost of product revenue	47,615	30,096	30,125
Cost of services revenue(1)	151,210	135,566	155,055
Amortization expense for acquired intangible assets	16,745	15,420	14,677

Total cost of revenues	215,570	181,082	199,857

Gross profit	325,925	297,332	306,926

Operating expenses:(1)
Research and development	47,789	44,438	46,769
Selling, general and administrative	140,026	113,784	123,363
Amortization expense for acquired intangible assets	29,287	28,563	29,572
Restructuring charges	6,808	5,269	690

Total operating expenses	223,910	192,054	200,394

Income from operations	102,015	105,278	106,532
Interest and other expense, net	(80,234)	(66,134)	(69,849)

Income before income taxes	21,781	39,144	36,683
Provision for income taxes	14,099	22,944	15,447

Net income	$7,682	$16,200	$21,236

	As of December 31,
	2008	2009	2010
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$82,974	$51,301	$86,370
Total assets	1,078,396	958,534	984,745
Total debt	950,500	800,500	801,147
Total liabilities	1,220,289	1,078,148	1,078,801
Total shareholders’ deficit	(141,893)	(119,614)	(94,056)

	Years Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Other Financial Data:
Net cash provided by operating activities	$81,215	$122,850	$76,675
Net cash used in investing activities	(16,840)	(6,754)	(14,784)
Net cash used in financing activities	(70,333)	(149,933)	(27,803)
Free cash flow(2)	72,750	116,096	70,063
EBITDA(3)	168,969	154,095	158,209
Capital expenditures	8,465	6,754	6,612
Depreciation and amortization	55,196	52,594	53,639

(1)	Includes stock-based compensation as follows:

	Years Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Cost of services revenue	$86	$74	$63
Research and development	$51	$354	$75
Selling, general and administrative	$979	$942	$1,978

(2)	Free cash flow, a non-GAAP measure, is defined as cash provided by operating activities less capital expenditures. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. We also believe that free cash flow is useful as a basis for comparing our performance with other companies in our industry, although our measure of free cash flow may not be comparable to similar measures used by other companies and should be relied on only supplementally and not as a substitute for GAAP measures.

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Years Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Net cash provided by operating activities	$81,215	$122,850	$76,675
Capital expenditures	(8,465)	(6,754)	(6,612)

Free cash flow	$72,750	$116,096	$70,063

(3)

EBITDA is defined as net income before interest expense, provision (benefit) for income taxes and depreciation and amortization expense. EBITDA is considered a non-GAAP financial measure and is included as a supplemental measure of our performance and ability to service debt and because we believe such measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In evaluating EBITDA, we consider, among other things, the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal on outstanding debt for the period and how EBITDA compares to capital expenditures for the period. In addition, various covenants under our credit agreement and our indenture are based upon EBITDA, as adjusted pursuant to the provisions of the credit agreement and the indenture, respectively. Failure to comply with these covenants could result in a default under our credit agreement or our indenture, respectively. EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of income from operations has limitations as an analytical tool, including the failure to reflect changes in cash requirements, including cash requirements necessary to service principal or interest payments on our debt, or changes in our working capital needs. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

The following is a reconciliation of net income to EBITDA:

	Years Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Net income	$7,682	$16,200	$21,236
Depreciation and amortization	55,196	52,594	53,639
Interest expense	91,992	62,357	67,887
Provision for income taxes	14,099	22,944	15,447

EBITDA	$168,969	$154,095	$158,209

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding to exchange any of the notes. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. In any such case, you may lose all or part of your original investment in the notes.

Risks Related to Our Business

Our business depends on our ability to keep pace with rapid technological changes that impact our industry.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our future success depends in part on our ability to continue to develop technology solutions that keep pace with evolving industry standards and changing customer demands. The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We are required to commit significant resources to developing new products before knowing whether our investments will result in products the market will accept. If the industry does not evolve as we believe it will, or if our strategy for addressing this evolution is not successful, many of our strategic initiatives and investments may be of no or limited value. Furthermore, we may not execute successfully on our strategic plan because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do, in which case we could lose market share and our net sales and earnings would decrease.

A key component of our strategy is our focus on the development and sale of enterprise communications products and services, and this strategy may not be successful.

Contact center technology is undergoing a change in which previously separate voice and data networks are converging onto internet protocol based platforms with software driven unified communications applications. Both traditional and new competitors are investing heavily in this market and competing for customers.

Our initial approach to this convergence has been to provide software permitting the integration of existing telephony environments with networks in which voice traffic is routed through data networks. Ultimately, the strategy is to have customers migrate over time to our UC applications. This integration and migration strategy requires enterprise-level selling and deployment of enterprise-wide solutions that reach further into customers’ information technology organizations, rather than selling and deployment efforts focused primarily on contact center managers and traditional telephone networks.

In order to execute our strategy successfully, we must:

•	expand our customer base by selling to enterprises that previously have not purchased from us;

•	expand our presence with existing customers by adding value with our products and services;

•	continue research and development investment, including investment in new software and platform development;

•	train our sales staff and distribution partners to sell new products and services;

•	improve our marketing of existing and new products and services;

•	acquire key technologies through licensing, development contracts, alliances and acquisitions;

•

train our professional services and support employees and channel partners to service new or enhanced products and applications and take other measures to ensure we can deliver consistent levels of service globally to our multinational customers;

•	enhance our professional services and support organizations’ ability to service complex, multi-vendor IP networks;

•	recruit and retain qualified personnel, particularly in research and development, professional services, support and sales;

•	develop relationships with new types of channel partners who are capable of both selling our products and extending our reach into new and existing markets; and

•	establish or expand our presence in key geographic markets.

We may or may not be able to successfully accomplish any of all of the foregoing, which may adversely impact our operating results. The success of our new unified communications products strategy depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully achieve market acceptance of our new products, or any other products that we may introduce in the future, or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive. If we do not successfully execute our strategy, our operating results may be materially and adversely affected.

Recent global economic trends could adversely affect our business, results of operations and financial condition, primarily through disrupting our customers’ businesses.

Recent global economic conditions, including disruption of financial markets, could adversely affect our business, results of operations and financial condition, primarily through disrupting our customers’ businesses. Higher rates of unemployment and lower levels of business activity generally adversely affect the level of demand for certain of our products and services. In addition, continuation or worsening of general market conditions in the United States economy or other national economies important to our businesses may adversely affect our customers’ level of spending, ability to obtain financing for purchases and ability to make timely payments to us for our products and services, which could require us to increase our allowance for doubtful accounts, negatively impact our days sales outstanding and adversely affect our results of operations. In year ended December 31, 2010, 32% of our total revenue was generated from customers in the financial services industry and 18% of our total revenue was generated from customers in the telecommunications industry, and each of these industries has been negatively impacted by the economic downturn. Consumer hesitancy or limited availability of credit may constrict the business operations of our end user customers and our channel, development, and implementation partners, and consequently impede our own operations. The consequences may include restrained or delayed investments, late payments, bad debts, and even insolvency among our customers and business partners. These have already had an effect on our revenue growth and incoming payments, and the impact may continue. In addition, our prices could come under more pressure due to more intense competition or deflation. If current economic conditions persist or worsen, we expect that our revenue growth and results of operations will continue to be negatively impacted. Finally, an extended period of further economic deterioration could exacerbate the other risks we describe in this prospectus. If these or other conditions limit our ability to grow revenue or cause our revenue to decline and we cannot reduce costs on a timely basis or at all, our operating results may be materially and adversely affected.

If our products do not remain compatible with ever-changing operating environments, we could lose customers and the demand for our products and services could decrease, which could materially adversely affect our business, financial condition, operating results and cash flow.

The largest suppliers of systems and computing software are, in most cases, the manufacturers of the computer hardware and software systems used by most of our customers. Historically, these companies have from time to time modified or introduced new operating systems, systems software and computer hardware. In the future, such new products could require substantial modification of our products to maintain compatibility with these companies’ hardware or software. Failure to adapt our products in a timely manner to such changes or customer decisions to forgo the use of our products in favor of those with comparable functionality contained either in their hardware or software systems could have a material adverse effect on our business, financial condition, operating results and cash flow.

Our future revenue is dependent in large part upon our installed customer base continuing to license additional products, renew maintenance agreements and purchase additional professional services, and any migration of our customers away from our products and services would adversely impact our operating results.

Our large installed customer base traditionally has generated a very substantial portion of our revenue, and maintenance revenues comprised approximately 59% of our revenues in the year ended December 31, 2010. Our support strategies are under constant review and development to assist us in addressing our customers’ broad range of requirements. Success in achieving our business goals depends significantly on the success of our maintenance models and on our ability to deliver high-quality support services. It is possible that existing customers will decide not to renew their maintenance contracts with us or not to purchase more of our products or services in the future, which could have a material adverse effect on our business and results of operations.

The gross margins on our products and services may decrease due to competitive pressures or otherwise, which could negatively impact our profitability.

It is possible that the gross margins on our products and services will decrease in the future in response to competitive pricing pressures, new product introductions by us or our competitors, changes in the costs of components, increases in manufacturing costs, royalties we need to pay to use certain intellectual property, or other factors. If we experience decreased gross margins and we are unable to respond in a timely manner by introducing and selling new, higher-margin products and services successfully and continually reducing our costs, our gross margins may decline, which will harm our business and results of operations.

The decision-making process for purchasing our products and related services can be lengthy and unpredictable, which may make it difficult to forecast sales and budget expenses.

Because of the significant investment and executive-level decision-making typically involved in our customers’ decisions to license our products and purchase related services, the sales cycle for our products and related services typically ranges from six to twelve months, or longer for large enterprises. We use sales force automation applications, a common practice in our industry, to forecast sales and trends in our business. Our sales personnel monitor the status of all proposals and estimate when a customer will make a purchase decision and the dollar amount of the sale. These estimates are aggregated periodically to generate a sales pipeline. Because the success of our product sales process is subject to many factors, some of which we have little or no control over, our pipeline estimates can prove to be unreliable both in a particular quarter and over a longer period of time, in part because the “conversion rate” or “closure rate” of the pipeline into contracts can be very difficult to estimate. A contraction in the conversion rate, or in the pipeline itself, could cause us to plan or budget incorrectly and adversely affect our business or results of operations. In particular, a slowdown in information technology spending or economic conditions generally can unexpectedly reduce the conversion rate in particular periods as purchasing decisions are delayed, reduced in amount or cancelled. The conversion rate can also be affected by the tendency of some of our customers to wait until the end of a fiscal period in the hope of obtaining more favorable terms, which can also impede our ability to negotiate and execute these contracts in a timely manner. In addition, if we acquire new companies or enter into related businesses, we will have limited ability to predict how their pipelines will convert into sales or revenues for one or two quarters following the acquisition, and their conversion rate post-acquisition may be quite different from their historical conversion rate.

Accordingly, our sales are difficult to forecast and can fluctuate substantially and we may expend substantial time, effort and money educating our current and prospective enterprise customers as to the value of, and benefits delivered by, our products, yet ultimately fail to produce a sale. If we are unsuccessful in closing sales after expending significant resources, our operating results will be adversely affected. As a result, if sales forecasted for a particular period do not occur in such period, our operating results for that period could be substantially lower than anticipated.

Many of our sales are made by competitive bid processes, which often requires us to expend significant resources, which we may not recoup.

Many of our sales, particularly in larger installations, are made by competitive bid processes. Successfully competing in competitive bidding situations subjects us to risks associated with the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns, as well as making substantial investments of time and money in research and development and marketing activities for contracts that may not be awarded to us. If we do not ultimately win a bid, we may obtain little or no benefit from these expenditures and may not be able to recoup these costs on future projects.

Even where we are not involved in a competitive bidding process, due to the intense competition in our markets and increasing customer demand for shorter delivery periods, we must in some cases begin the implementation of a project before the corresponding order has been finalized, increasing the risk that we will incur expenses associated with potential orders that do not come to fruition.

Disruption of or changes in our sales channels could harm our sales and gross margins.

If we fail to manage distribution of our products and services properly, or if our distributors’ financial condition or operations weaken, our revenue and gross margins could be adversely affected.

An important element of our market strategy involves developing our indirect sales, implementation and support channels, which includes our global network of alliance partners, distributors, dealers, value-added resellers (“VARs”), telecommunications service providers and system integrators. Systems integrators sell and promote our products and perform custom integration of systems and applications. VARs market, sell, service, install and deploy our products. The remainder of our products and services is sold through direct sales.

Our relationships with channel partners are important elements of our marketing, sales and support efforts. If these relationships fail, we will have to devote substantially more resources to the sales and marketing, implementation and support of our products than we would have had to otherwise. Some factors which could adversely affect our relationships with our channel partners include the following:

•

we compete with some of our channel partners, including through our direct sales, which may lead these channel partners to use other suppliers that do not directly sell their own products or otherwise compete with them;

•	some of our channel partners may demand that we absorb a greater share of the risks that their customers may ask them to bear; and

•	some of our channel partners may have insufficient financial resources and may not be able to withstand changes and challenges in business conditions.

In addition, we depend on our channel partners globally to comply with applicable regulatory requirements. To the extent that they fail to do so, that could have a material adverse effect on our business, operating results, and financial condition.

Our financial results could be adversely affected if our contracts with channel partners were terminated, if our relationships with channel partners were to deteriorate, if any of our competitors were to enter into strategic relationships with or acquire a significant channel partner or if the financial condition of our channel partners were to weaken. In addition, we may expend time, money and other resources on developing and maintaining channel relationships that are ultimately unsuccessful. There can be no assurance that we will be successful in maintaining, expanding or developing relationships with channel partners. If we are not successful, we may lose sales opportunities, customers and market share. In addition, there could be channel conflict among our varied sales channels, which could harm our business, financial condition and results of operations.

Moreover, the gross margin on our products and services may differ depending upon the channel through which they are sold and we may have greater difficulty in forecasting the mix of our products and the timing of orders from our customers for sales derived from our indirect sales channels. Changes in the balance of our distribution model in future periods therefore may have an adverse effect on our gross margins and profitability.

Customer implementation and installation of our products involves significant resources and is subject to significant risks.

Implementation of our software is a process that often involves a significant commitment of resources by our customers and is subject to a number of significant risks over which we may have little or no control. These risks include in particular:

•	shortages of our trained consultants available to assist customers in the implementation of our products;

•	system requirements and integrations to our customer’s databases and other software applications that do not meet customer expectations;

•	software that conflicts with the customer’s business processes;

•	third-party consultants who do not have the know-how or resources to successfully implement the software;

•	implementation of the software that is destabilized by custom specific software development or other anomalies in the customer’s environment; and

•	safeguarding measures recommended or offered by us are not properly implemented by customers and partners.

Due to these risks, some of our customers have experienced protracted implementation times in connection with the purchase and installation of our software products. In addition, the success of new software products introduced by us may be adversely impacted by the perceived or actual time and cost to implement the software products. We cannot guarantee that we can reduce or eliminate protracted installation times, that shortages of our trained consultants will not occur, or that our costs to perform installation projects will not exceed the fees we receive when fixed fees are charged by us. Accordingly, unsuccessful customer implementation projects could result in claims from customers, harm our reputation, and cause a loss of future revenues.

The migration of our installed base to our newer software-based products involves significant resources and is subject to significant risks.

The majority of maintenance revenue from our installed base is attributable to customers using our legacy contact center products. While we have begun to migrate those customers to our newer software based products, the process is still in the early stages. Customers who are very satisfied with their current products may be concerned about the risk of disrupting their businesses during a migration. In addition, most migrations require customers to invest in new hardware systems on which our newer products will be installed. Even if our newer products provide additional functionality or are more efficient, certain customers may delay migrations for fear of disruption and/or an unwillingness to invest their internal and financial resources. These concerns are exacerbated by the current economic climate.

Engaging in a migration discussion with customers also carries the risk that such customers will consider replacing our installed products with competitive products. While we try to minimize the potential migration costs and disruptions for customers, some may decide to turn the migration process into a competitive bid process. In these cases, there can be no assurance that we will be able to retain these customers, which could adversely affect our operating results.

Even after a customer decides to undertake a migration to our newer software based products, there are additional execution risks. We may fail to properly scope the project or the customer’s requirements. Our newer products may not be fully compatible with other systems in the customer environment. We may not have trained consultants available on a timely basis to assist the customer with the migration. Any of these risks could delay the migration and disrupt the customer’s business. Accordingly, they could result in claims from customers, harm our reputation, and cause a loss of future revenues.

Our sales to government customers subject us to risks, including early termination, audits, investigations, sanctions and penalties.

Approximately 4% of our net revenue in the year ended December 31, 2010 was derived from multi-year contracts signed with governmental agencies in the United States and around the world. These contracts are generally subject to annual fiscal funding approval, may be terminated at the convenience of the government, or both. Termination of a contract or reduced or eliminated funding for a contract could adversely affect our sales, revenue and reputation. Additionally, government contracts are generally subject to audits and investigations, which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government.

Consolidation in the software industry may result in unstable and/or decreased demand for our software.

The entire IT sector, including the software industry, has in recent years experienced a period of consolidation through mergers and acquisitions. We expect this trend to continue for the foreseeable future. Although consolidations in the software industry may create market opportunities for remaining entities, any consolidation could create uncertainty among existing and potential customers regarding future IT investment plans. In turn, this could diminish customer demand for our products and services and could result in longer sales cycles as customers determine which company best addresses their needs, which would adversely affect our operating results.

We face intense competition from numerous competitors and, as the enterprise communications and information technology businesses evolve, we may face increased competition from companies that do not currently compete directly against us.

Because we focus on the development and marketing to enterprises of enterprise communications solutions, such as unified communications and contact center solutions, we compete against traditional enterprise voice communications providers, such as Avaya, Siemens, Genesys, a subsidiary of Alcatel-Lucent and NEC Corporation, data networking companies, such as Cisco Systems, Inc., and software based competitors such as Interactive Intelligence, NICE, Verint, Altitude Software and Noble Corporation. We also face competition in the small and medium enterprise market from many competitors, including Cisco, Alcatel-Lucent, NEC, Mitel Networks Corp, and Shoretel, Inc., although the market for these products is more fragmented. We face competition in certain geographies with companies that have a particular strength and focus in these regions, such as Huawei in China. Our services division competes with companies like those above in offering services with respect to their own product offerings, as well as with many value added resellers, consulting and systems integration firms and network service providers.

Because the market for our products is subject to rapid technological change, as the market evolves we may face competition in the future from companies that do not currently compete in the enterprise communications market, but whose current business activities may bring them into competition with us in the future. In particular, as the convergence of enterprise voice and data networks becomes more widely deployed by enterprises, the business, information technology and communication applications deployed on converged networks become more integrated. We may face increased competition from current leaders in information technology infrastructure, information technology, personal and business applications and the software that connects the network infrastructure to those applications. We may also face competition from companies that seek to sell remotely hosted services or software as a service directly to the end customer that are moving into the enterprise market. Competition from these potential market entrants may take many forms, including offering products and applications similar to those we offer as part of another product offering. In addition, these technologies continue to move from a proprietary environment to an open standards-based environment.

Several of our existing competitors have, and many of our future competitors may have, greater financial, personnel, research and development and other resources, more well-established brands or reputations and broader customer bases than we do and, as a result, these competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Some of these competitors may have customer bases that are more geographically balanced than ours and, therefore, may be less affected by an economic downturn in a particular region. Competitors with greater resources also may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. Industry consolidations may also create competitors with broader and more geographic coverage and the ability to reach enterprises through more channels.

Existing customers of data networking companies that compete against us may be inclined to purchase enterprise communications solutions from their current data networking or software vendors rather than from us. Also, as communications and data networks converge, we may face competition from systems integrators that traditionally have been focused on data network integration. We cannot predict which competitors may enter our markets in the future, what form such competition may take or whether we will be able to respond effectively to the entry of new competitors into competition with us or the rapid evolution in technology and product development that has characterized our businesses. In addition, in order to effectively compete with any new market entrant, we may need to make additional investments in our business, use more capital resources than our business currently requires or reduce prices, any of which may materially and adversely affect our profitability.

The principal competitive factors affecting the market for our professional services include responsiveness to customer needs, breadth and depth of technical skills offered, availability and productivity of personnel, ability to demonstrate achievement of results and price. There is no assurance that we will be able to compete successfully in the future.

Our business may suffer if our strategic alliance with Microsoft is terminated or is not successful.

We have a strategic alliance with Microsoft, which we believe provides us with certain competitive benefits and funding. However, if we or Microsoft fail to perform our obligations under the alliance, if the relationship fails to develop as expected or if the relationship is terminated, we could experience delays in product availability or impairment of our relationships with our customers. Additionally, we have chosen to integrate our unified communications products closely with the unified communications offerings produced by Microsoft. Our business may be adversely affected if our choice to ally with Microsoft does not enable us to leverage our existing and future product and service offerings in order to capitalize on future market trends.

We have received a tax adjustment that could result in a material adverse impact if we cannot reverse or minimize it on appeal.

The U.S. Internal Revenue Service (“IRS”) recently completed an audit of our consolidated federal income tax return for tax year 2005. As part of their audit, the IRS has proposed $161.8 million of additional tax and penalties primarily attributable to its significantly higher valuation of certain intellectual property transferred offshore by Aspect Communications, Inc. (“Aspect Communications”) in 1999 and 2000 and the IRS’s reallocation of certain research and development shared costs between our U.S. and offshore entities. In addition, the IRS has disallowed certain transaction costs we deducted in connection with our acquisition of Aspect

Communications. The IRS assessment does not include interest on underpayments and additional state taxes that would be due if we are unsuccessful in defending the positions reported on our tax returns. We have analyzed the technical merits of each of the IRS’ assessments and the strength of the positions claimed on our tax returns, which included an analysis performed by an independent party at the time of the intellectual property transfer, and have reserved for certain items consistent with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10 (formerly FASB Interpretation No. 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. However, we have not recorded any reserve for uncertain tax positions related to the transfer of intellectual property, because we believe that the positions reported on our tax returns will be sustained on their technical merits. We intend to vigorously contest the assessment at IRS Appeals and, if necessary, in court. The process may be time consuming and expensive and if we are not successful in reversing or minimizing the tax adjustment, the resulting liability could have a material adverse impact on us.

Changes in our provision for income taxes could adversely affect our results.

Our provision for income taxes is subject to volatility and could be adversely affected by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities; by the expiration of the research and development tax credit; by transfer pricing adjustments including the effect of acquisitions on our intercompany research and development cost sharing arrangement and legal structure; by tax effects of nondeductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations including possible U.S. changes to the taxation of earnings of our foreign subsidiaries, and the deductibility of expenses attributable to foreign income, or the foreign tax credit rules. Significant judgment is required to determine the recognition and measurement attribute prescribed in ASC 740-10. ASC 740-10 applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely impact our provision for income taxes or additional paid-in capital.

We may experience significant errors or security flaws in our products and services.

Despite testing prior to their release, software products frequently contain errors or security flaws, especially when first introduced or when new versions are released. The detection and correction of any security flaws can be time consuming and costly. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new products or new versions of products, we could lose revenues. In addition, we run our own business operations and support and professional services on our products and networks and any security flaws, if exploited, could affect our ability to conduct internal business operations. End users, who rely on our products and services for applications that are critical to their businesses, may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. In addition, recent and future developments in information security laws and regulations may require us to publicly report security breaches of our products or services, which could adversely impact future business prospects for those products or services.

We depend on technology licensed to us by third parties, and the loss of this technology could delay implementation of our products or force us to pay higher license fees.

We license third-party technologies that we incorporate into our existing products, on which, in the aggregate, we may be substantially dependent. There can be no assurance that the licenses for such third-party technologies will not be terminated, that the licenses will be available in the future on terms acceptable to us or that we will be able to license third-party software for future products. In addition, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. While we do not believe that any one individual technology we license is material to our business, changes in or the loss of third-party licenses could lead to a material increase in the costs of licensing or to our software products becoming inoperable or their performance being materially reduced, with the result that we may need to incur additional development or licensing costs to ensure continued performance of our products. The risk increases if we acquire a company or a company’s intellectual property assets that have been subject to third-party technology licensing and product standards less rigorous than our own. We cannot exclude the possibility that adverse effects may result from a product of a business we acquire.

We depend on third-party suppliers for certain services and components and underperformance by these suppliers could cause us to lose customers and could harm our business.

We have outsourced our manufacturing requirements to third parties and rely on those suppliers to order components; build, configure and test systems and subassemblies; and ship products to meet our customers’ delivery requirements in a timely manner. Failure to ship product on time or failure to meet our quality standards would result in delays to customers, customer dissatisfaction or cancellation of customer orders.

If we have performance issues with our manufacturing sub-contractors, the process to move from one sub-contractor to another or manufacture products ourselves is a lengthy and costly process that could affect our ability to execute customer shipment requirements and might negatively affect revenues and costs. We depend on certain critical components in the production of our products. Some of these components such as certain server computers, integrated circuits, power supplies, connectors and plastic housings are obtained only from a single supplier and only in limited quantities. In addition, some of our major suppliers use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. Further, suppliers could discontinue their products, or modify them in a manner incompatible with our current use, or use manufacturing processes and tools that could not be easily migrated to other vendors. Our inability to obtain these components from our current suppliers or quickly identify and qualify alternative suppliers could harm our ability to timely and cost-effectively produce and deliver our products.

We also outsource certain of our information technology activities to third parties. We rely heavily on these vendors to provide day-to-day support. We may experience disruption in our business if these vendors or we have difficulty meeting our requirements, or if we need to transition the activities to other vendors or ourselves, which could negatively affect our revenues and costs.

Certain software we use is from open source code sources, which, under certain circumstances, may lead to unintended consequences and, therefore, could materially adversely affect our business, financial condition, operating results and cash flow.

Some of our products contain software from open source code sources. The use of such open source code may subject us to certain conditions, including the obligation to offer our products that use open source code for no cost. We monitor our use of such open source code to avoid subjecting our products to conditions we do not intend. However, the use of such open source code may ultimately subject some of our products to unintended conditions, so that we would be required to take remedial action that may divert resources away from our development efforts and therefore could have a material adverse effect on our business, financial condition, operating results and cash flow.

Man-made problems such as computer viruses may disrupt our operations and harm our operating results.

We rely on encryption, authentication technology and firewalls to provide security for confidential information transmitted to and from us over the Internet. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. In the past, computer viruses and software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or suppliers, which could disrupt our network or make it inaccessible to customers or suppliers. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them. In addition, we may be required to expend significant capital and other resources to protect against the threat of security breaches and to alleviate problems caused by breaches as well as by any unplanned unavailability of our internal IT systems.

Furthermore, if an actual or perceived breach of our customers’ network security occurs, allowing access to our customers’ data or their IT environments, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Because the techniques used by computer hackers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Alleviating any of these problems could require significant expenditures of our capital and diversion of our technical resources from development efforts. Additionally, these efforts could cause interruptions, delays or cessation of our product licensing, or modification of our software, which could cause us to lose existing or potential customers, which could materially adversely affect our business, financial condition, operating results and cash flow.

We may not be able to prevent unauthorized or premature disclosure of our future strategies, technologies and products, resulting in competitive disadvantage.

We have established a range of IT security standards and organizational communication protocols to help ensure that internal, confidential communications and information about sensitive subjects such as our future strategies, technologies and products are not improperly or prematurely disclosed to the public. There is no guarantee that the established protective mechanisms will work in every case. Our competitive position could be compromised considerably if confidential information about the future direction of our strategies, technologies or products becomes public knowledge.

We may not be able to adequately protect our proprietary information or technology.

Our success depends in part upon our proprietary information and technology. We rely on a combination of copyright, patent, trademark and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary rights in each of our market segments. Third parties may infringe or misappropriate our patents, trademarks, trade names, trade secrets or other intellectual property rights, which could adversely affect our business, results of operations and financial condition, and litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. The steps we have taken to deter misappropriation of our proprietary information and technology or customer data may be insufficient to protect us, and we may be unable to prevent infringement of our intellectual property rights or misappropriation of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights. In addition, because we operate in many foreign jurisdictions, we may not be able to protect our intellectual property in the foreign jurisdictions in which we operate. Any actions taken in these countries may have results that are different than if such actions were taken under the laws of the United States. Patent litigation and other challenges to our patents and other proprietary rights are costly and unpredictable and may prevent us from marketing and selling a product in a particular geographic area. Our intellectual property also may otherwise fall into the public domain. If we are unable to protect our proprietary rights, we may be at a disadvantage to others who did not incur the substantial time and expense we incurred to create our products.

Our technology and services may infringe upon the intellectual property rights of others. Intellectual property infringement claims would be time consuming and expensive to defend and may result in limitations on our ability to use the intellectual property subject to these claims.

Customers have asserted in the past and may assert claims against us in the future alleging that our products violate or infringe upon third party intellectual property rights. We cannot assure you that the number of these notices will not increase in the future and that others will not claim that our proprietary or licensed products, systems and software are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We may be unaware of intellectual property rights of others that may cover some of our technology. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or reduce or modify our product and service offerings. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

We are subject to litigation that could strain our resources and distract management.

From time to time, we are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. It is not feasible to predict the outcome of all pending suits and claims, and the ultimate resolution of these matters as well as future lawsuits could have a material adverse effect on our business, financial condition, results of operations or cash flows or reputation.

Our acquisitions of companies, products or technologies or internal restructurings and cost savings initiatives may disrupt our ongoing business, may involve increased expenses and may present risks not initially contemplated.

We have acquired and may continue to acquire companies, products and technologies that complement our strategic direction. Acquisitions involve significant risks and uncertainties, including:

•	inability to successfully integrate the acquired technology and operations into our business and maintain uniform standards, controls, policies, and procedures;

•	inability to realize synergies expected to result from an acquisition;

•	challenges retaining the key employees, customers, resellers and other business partners of the acquired operation;

•	the internal control environment of an acquired entity may not be consistent with our standards and may require significant time and resources to improve;

•	expenses, including the settlement of tax contingencies, associated with the acquisition; and

•	unidentified issues not discovered in our due diligence process, including product or service quality issues, intellectual property issues and legal contingencies.

Acquisitions and divestitures are inherently risky. Our transactions may not be successful and may, in some cases, harm our operating results or financial condition. If we use debt to fund acquisitions or for other purposes, our interest expense and leverage may increase significantly. If we issue equity securities as consideration in an acquisition, current shareholders’ percentage ownership and earnings per share may be diluted.

In addition, from time to time we may undertake internal restructurings and other initiatives intended to reduce expenses. These initiatives may not lead to the benefits we expect, may be disruptive to our personnel and operations, and may require substantial management time and attention. Moreover, we could encounter delays in executing our plans, which could entail further disruption and associated costs. If these disruptions result in a decline in productivity of our personnel, negative impacts on operations, or if we experience unanticipated expenses associated with these initiatives, our business and operating results may be harmed.

For instance, we are in the process of establishing a shared services center in Ireland for operations outside of the United States with the expectation that we will realize certain benefits from this initiative. However, the realization of these benefits could be impacted by changes in economic conditions as well as tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof or differing interpretation or enforcement of applicable law by the U.S. Internal Revenue Service or other taxing jurisdictions, and we may not experience the level of benefits we anticipate, or we may be subject to adverse tax consequences. Also, a greater than expected number of employees in other affected jurisdictions may depart as a result of the changes. If we were unable to quickly hire qualified replacements, our ability to execute our business plan could be harmed. Even if we could quickly hire qualified replacements, we could experience operational disruptions and inefficiencies during any transition.

Our future success depends on our ability to retain and attract key personnel, including key managerial, technical, marketing and sales personnel. Our inability to continue to attract and retain a sufficient number of qualified employees could adversely affect our business, results of operations and financial condition.

Our future success depends on the experience and continuing efforts and abilities of our management team and on the management teams of our operating subsidiaries. The loss of the services of one or more of these key employees could adversely affect our business, results of operations and financial condition. A large portion of our operations also require specially trained employees. From time to time, we must recruit and train qualified personnel at an accelerated rate in order to keep pace with our customers’ demands and our resulting need for specially trained employees. If we are unable to continue to hire, train and retain a sufficient labor force of qualified employees, our business, results of operations and financial condition could be adversely affected.

Because we have operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting these countries that could result in increased operating expenses and regulation.

We operate or rely upon businesses in numerous countries outside the United States. We may expand further into additional countries and regions. There are risks inherent in conducting business internationally, including the following:

•	difficulties in staffing and managing international operations;

•	accounting (including managing internal control over financial reporting in our non-U.S. subsidiaries), tax and legal complexities arising from international operations;

•	burdensome regulatory requirements and unexpected changes in these requirements, including data protection requirements;

•	data privacy laws that may apply to the transmission of our customers’ and employee’s data to the United States.;

•	localization of our services, including translation into foreign languages and associated expenses;

•	longer accounts receivable payment cycles and collection difficulties;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	potential difficulties in transferring funds generated overseas to the United States in a tax efficient manner, including for the payment of indebtedness;

•	seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

•	potentially adverse tax consequences.

If we cannot manage our international operations successfully, our business, results of operations and financial condition could be adversely affected.

We are subject to regulation under U.S. export control laws.

As an exporter of certain items such as software that includes encryption capabilities, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to, the Export Administration Regulations, administered by the U.S. Department of Commerce Bureau of Industry and Security. In addition, we are subject to economic sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury. A determination that we have failed to comply with one or more of these export control or economic sanctions laws or regulations could result in significant civil or criminal penalties, including the imposition of fines upon us, as well as the denial of export privileges and debarment from participation in U.S. government contracts. In addition, changes to international trade and export laws and regulations could adversely affect our business, results of operations and financial condition.

Changes in foreign exchange rates may adversely affect our revenue and net income attributed to foreign subsidiaries.

We conduct business in countries outside of the United States. Revenue and expense from our foreign operations are typically denominated in local currencies, thereby creating exposure to changes in exchange rates. Revenue and profit generated by our international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. Adverse changes to foreign exchange rates could decrease the value of revenue we receive from our international operations and have a material adverse impact on our business. Generally, we do not attempt to hedge our foreign currency transactions.

Future changes to generally accepted accounting principles may negatively impact our operating results or ability to operate our business.

Revisions to generally accepted accounting principles or related rules of the SEC will require us to review our accounting and financial reporting procedures in order to ensure continued compliance. From time to time, such changes have an impact on our accounting and financial reporting, and these changes may impact market perception of our financial condition. In addition, new legislation or regulations may lead to an increase in our costs related to audits in particular and regulatory compliance generally. A failure to comply with these new laws and regulations could materially harm our business.

Fraud and errors may still occur despite our disclosure controls and procedures and internal controls we have implemented. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

Increases in interest rates could increase interest payable under our variable rate indebtedness.

We are subject to interest rate risk in connection with variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. We currently estimate that our annual interest expense on our floating rate indebtedness under our senior secured credit facility would increase by approximately $5 million for each increase in interest rates of 1% once interest rates rise above our 1.75% floor. This does not give effect to any hedging arrangements required by our senior secured credit facility, which are discussed below. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

Our hedging activities will not eliminate our exposure to fluctuations in interest rates and may reduce our cash flow and subject our earnings to increased volatility.

Indebtedness under our senior secured credit facility, of which $496.3 million was outstanding as of December 31, 2010, bears interest at floating interest rates. We have hedged $250 million of our outstanding indebtedness under our senior credit facility such that we will not pay LIBOR at a rate of more than 5% on the hedged portion of our indebtedness until the interest rate cap expires in November 2012. While this derivative financial instrument reduces our sensitivity to interest rates, we still have interest rate exposure up to the 5% cap with respect to the hedged portion of our indebtedness and we have direct interest rate risk with respect to the unhedged portion of our indebtedness.

Our ability to enter into new derivative instruments is subject to general economic and market conditions. The markets for instruments we will use to hedge our interest rate exposure generally reflect conditions in the underlying debt markets, and to the extent conditions in underlying markets are unfavorable, our ability to enter into new derivative instruments on acceptable terms will be limited. In addition, to the extent we hedge our interest rate risks using swap instruments, we will forego the benefits of favorable changes in interest rates.

In addition, our hedging activities may fail to protect us and could reduce our cash flow and profitability. Our hedging activity may be ineffective or adversely affect cash flow and earnings because, among other factors: (i) hedging can be expensive, particularly during periods of volatile prices; (ii) our counterparty in the hedging transaction may default on its obligation to pay; and (iii) we may be unable to enforce the terms of our hedging instruments. Any or all of these factors may have an adverse impact on our results of operations.

Business disruptions could affect our operating results.

A significant portion of our research and development activities and certain other critical business operations is concentrated in a few geographic areas. We are a highly automated business and a disruption or failure of our systems could cause delays in completing sales and providing services. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be materially and adversely affected.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial flexibility and our competitive position.

We have and will continue to have a significant amount of indebtedness. As of December 31, 2010, we had $796 million of outstanding senior indebtedness. We are a highly leveraged company. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Exchange Notes;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness and leases, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

require us to repatriate cash for debt service from our foreign subsidiaries resulting in dividend tax costs or require us to adopt other disadvantageous tax structures to accommodate debt service payments;

•	restrict us from exploiting business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on the Exchange Notes;

•	place us at a competitive disadvantage compared to our competitors that have less debt and lease obligations; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the agreements governing our senior secured credit facility and the indenture governing the Exchange Notes contain, and the agreements evidencing or governing other future indebtedness may contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness. In addition, because our senior secured credit facilty bears interest at a variable rate, we are exposed to risk from fluctuations in interest rates. While we are required to hedge a portion of this exposure under our term loan, the hedging instrument is not required to cover all of our term loan indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although covenants under the agreements governing our senior secured credit facility and the indenture governing the Exchange Notes limit our ability and the ability of our present and future subsidiaries to incur additional indebtedness, the terms of the indenture governing the Exchange Notes permits us to incur significant additional indebtedness. As of December 31, 2010, we had $29.9 million in unused availability under our revolving credit facility, and the agreement governing our senior secured credit facility provides us with the option to increase our term loan, subject to certain limitations, by up to $100.0 million, and all of those borrowings are secured by liens that will rank senior in priority to the liens on the collateral securing the Exchange Notes. Moreover, all amounts outstanding at any time under our senior secured credit facility are effectively senior to the Exchange Notes to the extent of the value of the collateral. In addition, the agreements governing our senior secured credit facility and the indenture governing the Exchange Notes do not prohibit us from incurring obligations that do not constitute indebtedness as defined therein. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our cash interest expense, which excludes deferred financing costs from interest expense, was $56.0 million, $56.6 million and $86.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. Our ability to make payments on and to refinance our indebtedness, including the Exchange Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Exchange Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Exchange Notes, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the Exchange Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indenture governing the Exchange Notes, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Exchange Notes.

In addition, if we are unable to meet our debt service obligations under the Exchange Notes, the holders of the Exchange Notes would have the right following a cure period to cause the entire principal amount of the Exchange Notes to become immediately due and payable. If the amounts outstanding under these instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the Exchange Notes.

The indenture governing the Exchange Notes the agreement governing our senior secured credit facility impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the Exchange Notes and the agreement governing our senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock;

•	make certain capital expenditures;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	guarantee indebtedness; and

•	create liens.

As a result of these covenants and restrictions, we are and will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as others contained in our revolving credit facility from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. In addition, counterparties to some of our long-term customer contracts may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition or results of operations. Last, we could be forced into bankruptcy or liquidation. As a result, any default by us on our indebtedness could have a material adverse effect on our business and could impact our ability to make payments under the Exchange Notes.

The lien on the collateral securing the Exchange Notes is junior and subordinate to the lien on the collateral securing our senior secured credit facility and certain other first lien obligations.

The Exchange Notes will be secured by second priority liens granted by us, the guarantors (except Holdings) and any future guarantor on our assets and the assets of the guarantors (except Holdings) that secure obligations under our senior secured credit facility and certain hedging and cash management obligations, subject to certain permitted liens and encumbrances described in the security documents governing the Exchange Notes.

As set out in more detail under “Description of Notes,” the lenders under our senior secured credit facility and holders of certain of our hedging and cash management obligations will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under our senior secured credit facility, or in the event of our, or any of the guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the Exchange Notes will be entitled to any recovery from such collateral.

In addition, the indenture governing the Exchange Notes permits us and the guarantors to create additional liens under specified circumstances. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the Exchange Notes.

Holders of the Exchange Notes will not control decisions regarding collateral.

The lenders under our senior secured credit facility, as holders of first priority lien obligations, control substantially all matters related to the collateral pursuant to the terms of the intercreditor agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”) to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the Exchange Notes may disagree or that may be contrary to the interests of holders of the Exchange Notes, even after a default under the Exchange Notes. To the extent collateral is released from securing the first priority lien obligations, the second priority liens securing the Exchange Notes will also be released. If all of the first priority liens are released, other than in connection with payment in full of our senior secured credit facility, and no event of default under the indenture governing the Exchange Notes exists, all of the second priority liens will be released. In addition, the security documents related to the second priority liens generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the Exchange Notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in certain circumstances without the consent of the first lien agent until the first priority lien obligations are paid in full. The security agreement governing the second priority liens prohibits second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations.

In the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral may not be sufficient to satisfy all or any of the amounts outstanding under the Exchange Notes after payment in full of the obligations secured by first priority liens on the collateral.

It may be difficult to realize the value of the collateral securing the Exchange Notes.

The collateral securing the Exchange Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the Exchange Notes and any other creditors that have the benefit of first liens on the collateral securing the Exchange Notes from time to time, whether on or after the date the Exchange Notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Exchange Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the Exchange Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exchange Notes. Any claim for the difference between the amount, if any, realized by holders of the Exchange Notes from the sale of the collateral securing the Exchange Notes and the obligations under the Exchange Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Exchange Notes and all other senior secured obligations, interest may cease to accrue on the Exchange Notes from and after the date the bankruptcy petition is filed.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the indenture governing the Exchange Notes allow us to issue additional notes and incur change of control refinancing indebtedness in certain circumstances. The indenture governing the Exchange Notes does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Under the indenture governing the Exchange Notes, any additional notes issued pursuant to the indenture and change of control refinancing indebtedness incurred in accordance with the terms of the indenture will rank pari passu with the Exchange Notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture governing the Exchange Notes may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. Releases of collateral from the liens securing the Exchange Notes will be permitted under some circumstances.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the intercreditor agreement. The intercreditor agreement sets out a number of limitations on the rights of the holders of the Exchange Notes to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type of class or assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the Exchange Notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior secured credit facility, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

The security interest of the collateral agent is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. The collateral agent may not be able to obtain any such consent. Also, the consents of any third parties may not necessarily be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing obligations under the Exchange Notes from time to time owned by us or the guarantors (except Holdings) may not be perfected if the collateral trustee has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the Exchange Notes. The inability or failure of the collateral trustee to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the noteholders to which they would have been otherwise entitled.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We and the guarantors will have limited obligations to perfect the security interest of the noteholders in specified collateral. We cannot assure you that the collateral trustee will monitor, or that we or the guarantors (except Holdings) will inform such collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral trustee for the Exchange Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Exchange Notes and the note guarantees against third parties.

The security interest of the collateral trustee will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral trustee will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. In addition, if the collateral trustee forecloses on our assets, including our stock or the stock of our subsidiaries, it may constitute a change of control or assignment under our long-term contracts with our customers, and the counterparties may be entitled to amend or terminate the contracts, which could adversely affect the value of the collateral.

The ability of the collateral agent to realize upon the capital stock securing the Exchange Notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of our subsidiaries.

Under Rule 3-16 of Regulation S-X in effect as of the issue date of the Senior Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock of any subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Exchange Notes then outstanding that are then registered or being registered, such subsidiary would be required to provide separate financial statements to the SEC. As a result, the indenture governing the Exchange Notes and the security documents relating to the security interest in the collateral securing the Exchange Notes provide that to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary’s capital stock secures registered notes, the pledge of such capital stock constituting collateral securing such registered notes will automatically be limited such that the value of the portion of such capital stock that the trustee of the registered notes may realize upon will, in the aggregate, at no time exceed 19.9% of the aggregate principal amount of the then outstanding registered notes. See “Description of Notes—Security—Release of Liens.” If no quoted market prices exist, we will estimate the market value of the subsidiaries pledged as part of the collateral based upon recent valuations of Aspect. We currently anticipate that we will estimate the market value of the capital stock of the subsidiaries pledged as part of the collateral on an annual basis and review such estimates on a quarterly basis. We intend to complete these estimates of value of the capital stock of these subsidiaries for so long as necessary to determine the amount of capital stock of our subsidiaries that is pledged in connection with the collateral arrangement governing the notes.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the Exchange Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first priority lien obligations are outstanding. After such a filing, the value of the collateral securing the Exchange Notes could materially deteriorate and the holders of the Exchange Notes would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries becomes subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the Exchange Notes, the holders of the Exchange Notes would hold a secured claim only to the extent of the value of the collateral to which the holders of the Exchange Notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Under certain circumstances a court could cancel the Exchange Notes or the related guarantees and the security interests that secure the Exchange Notes and any guarantees under fraudulent conveyance laws.

Our issuance of the Exchange Notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the Exchange Notes. The court might do so, if it found that, when we issued the notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the Exchange Notes, without regard to factors (i) and (ii), if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of our guarantors becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any guarantor pursuant to the Exchange Notes or a guarantee or any realization on the pledge of assets securing the Exchange Notes or the guarantees, and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Exchange Notes, the guarantees or the pledges. If the court were to avoid any guarantee, funds may not be available to pay the Exchange Notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the Exchange Notes will limit the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. This limitation will not necessarily protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Exchange Notes in full when due.

If a court avoided our obligations under the Exchange Notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the Exchange Notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the Exchange Notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Exchange Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent insured against by corporations operating businesses of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Exchange Notes.

Your right to receive payments on the Exchange Notes will be effectively subordinated to the right of lenders who have a security interest in our assets that are not part of the collateral securing the Exchange Notes, to the extent of the value of those assets.

Subject to the restrictions in the indenture governing the Exchange Notes, we, including our subsidiaries, may incur significant additional indebtedness secured by assets that are not part of the collateral securing the Exchange Notes. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness secured by assets that are not part of the collateral securing the Exchange Notes, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such indebtedness could foreclose on such assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indenture governing the Exchange Notes at such time. In any such event, because the Exchange Notes will not be secured by such assets, remaining proceeds, if any, from the sale of such assets will be available to pay obligations on the Exchange Notes only after such indebtedness has been paid in full.

The Exchange Notes will be effectively subordinated to the claims of the creditors of our non-guarantor subsidiaries.

We conduct a substantial portion of our business through our subsidiaries. Certain of our subsidiaries do not guarantee the Exchange Notes. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Exchange Notes. As of December 31, 2010, our non-guarantor subsidiaries held 11.3% of our assets and no outstanding debt other than intercompany indebtedness. The indenture permits the incurrence of certain additional indebtedness by our non-guarantor subsidiaries in the future. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees” and “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Our guarantees from Holdings and Parent provide little additional credit support.

Holdings and Parent are holding companies whose entire operating income and cash flow is derived from their subsidiaries and whose only material asset is their interest in their subsidiaries, including the Issuer. In addition, the Exchange Notes will not be secured by any of the assets of Holdings, and therefore are effectively subordinated to any of Holdings’ future secured debt to the extent of the assets securing such debt in the event of its bankruptcy or liquidation. If the holders of the Exchange Notes seek to enforce the guarantees, Holdings and Parent have no separate material assets with which to satisfy their obligations under the guarantees. Accordingly, although Holdings and Parent also guarantee the Exchange Notes, their guarantees provide little, if any, additional credit support, and you should not rely on those guarantees in evaluating whether to invest in the Exchange Notes.

We may be unable to purchase the Exchange Notes upon a change of control.

Upon the occurrence of specified kinds of change of control events, we will be required to offer to repurchase all outstanding Exchange Notes at a price equal to 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest to the date of repurchase.

However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the Exchange Notes. If we are required to repurchase the Exchange Notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the Exchange Notes to obtain the benefit of an offer to repurchase all of a portion of the Exchange Notes held by such holder may be impaired. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

It is also possible that the events that constitute a change of control may also be events of default under our revolving credit facility. These events may permit the lenders under our revolving credit facility to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the Exchange Notes pursuant to a change of control offer and repay certain amounts outstanding under our revolving credit facility if such indebtedness is accelerated, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If the indebtedness under our revolving credit facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the Exchange Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the Exchange Notes.

Also, if specified kinds of change of control events occur, we will have to make a change of control offer and might incur change of control refinancing indebtedness to repurchase all or a portion of the Exchange Notes validly tendered in connection therewith. Such change of control refinancing indebtedness may, subject to the satisfaction of certain conditions, be secured by the security documents that secure the Exchange Notes and the guarantees. If the aggregate principal amount of the change of control refinancing indebtedness that is outstanding at any time exceeds the aggregate principal amount of the remaining Exchange Notes that are outstanding at such time, the holders of the change of control refinancing indebtedness will, subject to the terms of the intercreditor agreement (if then outstanding), control all decisions regarding amendments, waivers and other modifications to such security documents as well as directions to be provided to the collateral agent with respect to the taking or its refraining from taking any action with respect to the collateral (other than a release of all or substantially all of the collateral from the liens securing the Exchange Notes and the note guarantees, which will require the consent of the holders that hold 66 2/3% of the aggregate principal amount of the Exchange Notes then outstanding).

If the Exchange Notes are rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and you will lose the protection of these covenants unless or until the Exchange Notes subsequently fall back below investment grade.

The indenture contains certain covenants that will be suspended for so long as the Exchange Notes are rated investment grade by both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. These covenants restrict, among other things, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue preferred stock;

•	make distributions or other restricted payments;

•	sell capital stock or other assets;

•	engage in transactions with affiliates; and

•	designate our subsidiaries as unrestricted.

Because these restrictions will not apply when the Exchange Notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the Exchange Notes. In addition, we will not have to make certain offers to repurchase the Exchange Notes. These covenants will only be restored if the credit ratings assigned to the Exchange Notes later fall below investment grade.

Our principal equity holders’ interests may conflict with yours.

Funds affiliated with Golden Gate beneficially (directly and indirectly) own a substantial majority of our outstanding stock. As a result, Golden Gate is in a position to control all matters affecting us, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members of our management, election of directors and our corporate and management policies. Similarly, funds associated with Oak beneficially own a substantial minority of our outstanding stock and have significant influence on our operations and special minority rights.

The interests of Golden Gate, Oak, or both could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Golden Gate or Oak might conflict with your interests as a holder of the Exchange Notes. Golden Gate or Oak may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the Exchange Notes. See “Certain Relationships and Related Party Transactions.”

Risks Relating to Tendering Senior Notes for Exchange Notes

There is no established trading market for the Exchange Notes and you may not be able to sell the Exchange Notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. At the time of the private offering of the Senior Notes, the initial purchasers advised us that they intended to make a market for the Senior Notes. However, the initial purchasers are not obligated to do so with respect to the Exchange Notes and may discontinue any such market-making activities at any time without notice. In addition, such market-making activities, if any, will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. In addition, the liquidity of the trading market in the Exchange Notes, if any, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance or prospects for companies in our industry generally. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may not be able to sell your Exchange Notes at a particular time or at favorable prices and you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. In addition, if a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	the number of holders of Exchange Notes;

•	our operating and financial performance, prospects and financial condition;

•	the operating and financial performance, prospects and financial condition of companies in our industry generally;

•	the interest of securities dealers in making a market for them;

•	prevailing interest rates; and

•	the market for similar securities.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance to tendering holders of the Senior Notes in the exchange offer, the Exchange Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar Exchange Notes, our performance and other factors.

If you do not carefully follow the required procedures in order to exchange your Senior Notes, you will continue to hold Senior Notes subject to transfer restrictions, which will make it difficult for you to sell or otherwise transfer such Senior Notes.

If the required procedures for the exchange of the Senior Notes are not followed, you will continue to hold Senior Notes, which are subject to transfer restrictions. The Exchange Notes will be issued in exchange for the Senior Notes only after timely receipt by the exchange agent of a properly completed and executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Senior Notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of Senior Notes for exchange. Any holder of Senior Notes who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Some holders who exchange their Senior Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Senior Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In these cases, if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Relating to Continued Ownership of Senior Notes

If you do not exchange your Senior Notes for Exchange Notes, your ability to sell your Senior Notes will be restricted.

If you do not exchange your Senior Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Senior Notes. The restrictions on transfer of your Senior Notes arise because we issued the Senior Notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the Senior Notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any Senior Notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those Senior Notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. These continued transfer restrictions may make it difficult for you to sell or otherwise transfer Senior Notes. See “Exchange Offer—Consequences of Failure to Exchange.”

The trading market for the Senior Notes could be limited, which could make it difficult for you to sell or otherwise transfer Senior Notes and thereby result in a decrease in the value of the Senior Notes.

There is a risk that an active trading market in the Senior Notes will not exist, develop or be maintained following the consummation of the exchange offer. The trading market for Senior Notes could become significantly more limited after the exchange offer as a result of the anticipated reduction in the amount of Senior Notes outstanding upon consummation of the exchange offer. Therefore, if your Senior Notes are not exchanged for Exchange Notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your Senior Notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the Senior Notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the apparel industry, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in “Risk Factors.” These factors, risks and uncertainties include, but are not limited to, the following:

•	our ability to keep pace with rapid technological changes that impact our industry;

•	our ability to develop and sell enterprise communications products and services;

•	disruption of our customers’ businesses due to recent global economic trends;

•	compatibility of our products with ever-changing operating environments;

•	the retention of our installed customer base;

•	declining gross margins on our products due to competitive pressures;

•	the lengthy and unpredictable decision-making process for purchasing our products;

•	our involvement in competitive bid processes;

•	disruption of or changes in our sales channels;

•	the successful implementation and installation of our products by our customers;

•	the successful migration of our installed base to our newer products;

•	risks associated with our sales to government customers;

•	consolidation in the software industry;

•	increased competition from new competitors;

•	the failure or termination of our strategic alliance with Microsoft;

•	the failure to reverse or minimize our tax adjustment on appeal;

•	changes in our provision for income taxes;

•	significant errors or security flaws in our products and services;

•	our dependence on technology licensed to us by third parties;

•	underperformance by third-party suppliers;

•	risks related to our use of open source code sources;

•	disruption of our operation due to computer viruses or other man-made problems;

•	our failure to prevent unauthorized or premature disclosure of our future strategies, technologies and products;

•	our ability to adequately protect our proprietary information or technology;

•	claims made against us for intellectual property infringement;

•	litigation brought against us;

•	our ability to successfully integrate the companies, products and technologies that we acquire;

•	our ability to retain and attract key personnel;

•	political, economic and other conditions outside of the United States;

•	our ability to comply with export control laws and changes in export control laws;

•	changes in foreign exchange rates;

•	changes to generally accepted accounting principles;

•	increases in interest rates;

•	our hedging activities do not eliminate our exposure to fluctuations in interest rates and may reduce our cash flow and subject our earnings to increased volatility;

•	business disruptions that could affect our operating results; and

•	our substantial debt.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for Senior Notes tendered by you and accepted by us in the exchange offer, Exchange Notes in the same principal amount. The Senior Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase of our outstanding debt or the receipt of any additional proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2010. You should read the following table in conjunction with the sections entitled “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2010
(dollars in millions)
Cash and cash equivalents	$86.4

Long-term debt (including current portion):
Existing credit facilities:
Revolving credit facility(1)	—
First lien term loan(2)	496.3
10 5/8% senior notes due 2017	300.0
Other debt(3)	5.0

Total long-term debt	801.3

Shareholders’ Deficit:
Ordinary shares, $0.00001 par value: 1,000,000,000 shares authorized, 233,242,948 issued at December 31, 2010	—
Additional paid-in capital	11.4
Treasury shares, at cost, 4,152,775 shares	(3.6)
Notes receivable for purchase of ordinary shares	(0.4)
Accumulated other comprehensive loss	(2.3)
Accumulated deficit	(99.2)

Total shareholders’ deficit	(94.1)

Total capitalization	$707.2

(1)	Our existing revolving credit facility provides for aggregate borrowings of up to $30.0 million. At December 31, 2010 we and our guarantors had $29.9 million of availability under our existing revolving credit facility, net of outstanding letters of credit of $0.1 million.
(2)	The agreement governing our existing senior secured credit facility provides us with the option to increase our term loan, subject to certain limitations, by up to $100.0 million.
(3)	Consist of debt owed to Microsoft in connection with our January 2010 acquisition of Quilogy.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	Years Ended December 31,
Ratio of earnings to fixed charges(1)	2006	2007	2008	2009	2010
Actual	(2)	(2)	1.24	1.66	1.52

(1)	For purposes of calculating the ratio or deficiency, as applicable, of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expense and amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.
(2)	As a result of losses incurred in 2006 and 2007, we were unable to fully cover fixed charges. The amount of such deficiency during 2006 and 2007 was $40.5 million and $5.7 million, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The tables on the following pages set forth the consolidated financial and operating data as of and for the periods indicated. The consolidated statements of operations data presented below as of and for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. Our consolidated financial statements as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 are included elsewhere in this prospectus. See “Risk Factors” and the notes to our consolidated financial statements. You should read the consolidated financial data presented on the following pages in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,
	2006	2007	2008	2009	2010(1)
	(dollars in thousands)
Statement of Operations Data:
Net revenues:
Product revenue	$217,489	$197,462	$150,513	$113,287	$119,974
Services revenue	380,651	398,272	390,982	365,127	386,809

Total net revenues	598,140	595,734	541,495	478,414	506,783

Cost of revenues:
Cost of product revenue	77,332	64,735	47,615	30,096	30,125
Cost of services revenue(2)	156,008	153,135	151,210	135,566	155,055
Amortization expense for acquired intangible assets	22,466	21,969	16,745	15,420	14,677

Total cost of revenue	255,806	239,839	215,570	181,082	199,857

Gross profit	342,334	355,895	325,925	297,332	306,926

Operating expenses:(2)
Research and development	60,574	52,300	47,789	44,438	46,769
Selling, general and administrative	194,791	162,478	140,026	113,784	123,363
Amortization expense for acquired intangible assets	29,806	29,409	29,287	28,563	29,572
Impairment and restructuring charges	81	8,821	6,808	5,269	690

Total operating expenses	285,252	253,008	223,910	192,054	200,394

Income from operations	57,082	102,887	102,015	105,278	106,532
Interest and other expense, net	(97,608)	(108,576)	(80,234)	(66,134)	(69,849)

(Loss) income before income taxes	(40,526)	(5,689)	21,781	39,144	36,683
(Benefit) provision for income taxes	(2,039)	(7,709)	14,099	22,944	15,447

Net (loss) income	$(38,487)	$2,020	$7,682	$16,200	$21,236

Balance Sheet Data:
(at period end, dollars in thousands)

Cash and cash equivalents	$136,107	$90,170	$82,974	$51,301	$86,370
Total assets	1,277,423	1,164,787	1,078,396	958,534	984,745
Total debt	1,108,188	1,025,938	950,500	800,500	801,147
Total liabilities	1,391,454	1,314,146	1,220,289	1,078,148	1,078,801
Total shareholders’ deficit	$(114,031)	$(149,359)	$(141,893)	$(119,614)	$(94,056)

(1)	We acquired Quilogy on January 8, 2010 and our year ended December 31, 2010 data includes the results of operations of Quilogy from the date of acquisition.

(2)	Includes stock-based compensation expense as follows:

	Years Ended December 31,
	2006	2007	2008	2009	2010
	(dollars in thousands)
Cost of services revenue	$56	$93	$86	$74	$63
Research and development	$23	$38	$51	$354	$75
Selling, general and administrative	$1,091	$1,420	$979	$942	$1,978

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a leading global provider of business communications solutions and services. We develop, market, license and sell software and hardware products that enable businesses to manage communications with their customers and employees more efficiently and effectively. More than 79% of the Fortune 100 and 66% of the Global Fortune 50 utilize our software and services in their contact centers and throughout their enterprises. We also provide annual maintenance and professional services to customers who use our products, which comprised 76% of our revenue in the year ended December 31, 2010, and during each of the past three years have experienced an average maintenance customer renewal rate of 99%. In addition to contact center software, we provide enterprise-wide unified communications and collaboration (“UCC”) services, which allow companies to expand the role of customer contact in their enterprises by utilizing various communications technologies, such as voice, email, instant messaging and video, on an integrated software platform. We believe this type of technology will be foundational as traditional contact centers evolve into customer contact hubs that engage with customers through social media and provide customer access to experts throughout the enterprise. In 2008, Microsoft purchased an equity stake in our company and entered into a strategic alliance with us to integrate our contact center products into Microsoft’s own industry-leading unified communications offerings. We believe this alliance increases our influence and visibility with new and existing customers.

With approximately 1,900 employees across 53 offices in 18 countries, we have a global presence that allows us to provide service and support to our multi-national customers around the world on a 24x7x365 basis. We deliver our solutions to more than 3,000 customers in more than 70 countries and our products currently support approximately 1.5 million contact center agent seats which manage more than 110 million customer interactions per day. For the year ended December 31, 2010, our total net revenues, net income and EBITDA were $506.8 million, $21.2 million and $158.2 million, respectively. See “Prospectus Summary—Summary Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to net income, the most directly comparable GAAP financial performance measure.

Market Developments

The general economic climate has begun to stabilize from the historical economic lows experienced in the second half of 2008. During 2009 and 2008, the global economic downturn resulted in dramatically decreased capital spending. We believe that the rate of decline in our revenues experienced from 2008 to 2009 was generally comparable to declines in overall spending in the market in which we operate. This adverse economic climate had a pronounced effect on our ability to generate new license fees and add new customers to our existing base as IT budgets were frozen and large capital expenditures like those required to purchase some of our products were quite limited. Currently, we continue to see senior executive approval required for new IT spending in many cases and strong competition for sales opportunities as well as intense price competition both for new licenses and for support services. During the year ended December 31, 2010, we experienced growth in our revenues primarily related to our acquisition of Quilogy on January 8, 2010 in addition to higher product revenue for our growth products (Unified IP/Workforce Optimization).

We believe the general downturn in the economy since 2008 caused many of our customers’ revenues to decline and therefore caused them to defer, reduce or cut entirely their capital spending on contact centers. Moreover, some customers have reduced their contact center headcount and combined or closed their contact centers in order to reduce expenses, which further contributed to the decline in our revenues. Many customers have become increasingly price sensitive due to the negative economic conditions and therefore demand more contact center capabilities and features at a lower price as the technology evolves, which may lead to downward pricing pressures across our industry.

While we believe our installed base continues to represent a solid recurring revenue opportunity and a significant cash flow generator, and while our pricing has remained relatively consistent over the past three years, we cannot provide any assurance that these pressures on IT spending will ease, or that the general economic climate will materially improve. Continued competitive pressure and a weak economic recovery with high unemployment could have a continuing pronounced effect on our operating results. During this time, we have undertaken a variety of cost reduction measures designed to bring our operating expenses in line with our perceptions of the business climate and revenue expectations. Some of these measures included:

Workforce adjustments and cost reduction initiatives: In response to the global economic climate we undertook initiatives to streamline our operations, generate cost savings, and eliminate overlapping processes and expenses in 2008, 2009, and 2010. These initiatives included exiting facilities and reducing our workforce or relocating work and employees to lower-cost geographic areas. We reduced our workforce substantially in 2008 and 2009. Our full time headcount was 1,809 at December 31, 2008 and 1,693 at December 31, 2009. Direct employee costs declined from $192.2 million for the year ended 2008 to $167.8 million for the year ended 2009 primarily as a result of our workforce adjustments. We took several cost reduction steps in 2009 to maintain our profitability and ensure that we remained compliant with the covenants in our debt agreement. In the first quarter of 2009, we reduced employee salaries by 10% over a six-week period which saved us $1.4 million. In addition, we reduced our employee vacation obligation by $1.8 million primarily as a result of a change in our policy which prevented employees from carrying over vacation time from one year to the next. We also did not make any employer-related contributions to our U.S.-based defined 401(k) contribution plan in either 2008 or 2009. We also reduced spending in 2008 and 2009 on employee bonuses, including our Management Incentive Program, which was funded with $2.4 million and $0.5 million in 2008 and 2009, respectively. During the year ended December 31, 2010 as the economic climate stabilized and our operating results improved from the prior year, we were able to pay out our quarterly Management Incentive Program bonuses, reimburse our employees for salary reductions in effect during the first quarter of 2009, fund our 401(k) employer contributions and reinstate our vacation carryover policy. Additionally, during 2010, we acquired Quilogy and increased our headcount to 1,885 at December 31, 2010. Our direct employee costs increased to $188.0 million for the year ended 2010 primarily as a result of these actions. In November of 2010, we established a presence in Ireland for operations and back-office functions and we are transitioning from our European headquarters in the U.K. and Germany.

Lease consolidations: During 2008 and 2009, we closed a number of offices and restructured certain facility leases in order to reduce facility spending and align our leased space with our reduced employee headcount. Our number of active leases and the resulting rental expense was 52 leases and $10.2 million rental expense for the year ended December 31, 2008 and 42 leases and $8.6 million in rental expense for the year ended December 31, 2009. As we have restructured our facility leases, we have been able to sublease some unused or underutilized facilities in order to recoup a portion of the contractual rent payments still due under the restructured leases. We had sublease income of $0.7 million and $0.6 million for the years ended December 31, 2008 and 2009, respectively. During the year ended December 31, 2010, we increased our number of active leases to 53 as a result of our acquisition of Quilogy and our expansion into Ireland. The resulting rental expense was $8.9 million with $0.9 million of sublease income for the year ended December 31, 2010.

Key Financial Measures

The following discussion sets forth certain key components of our statements of income as well as factors that impact those items.

Net Revenues

We derive our revenue primarily from two sources: (1) product revenues, which include software licenses and hardware, and (2) services revenue, which include professional consulting, implementation, education services and maintenance revenues, including software license updates and product support. Revenues from license fees have been derived from sales of software products to end users through our direct sales force, distributors and resellers. Revenues also include reimbursed out-of-pocket expenses and shipping and handling costs which historically have not been material.

Because we sell our products to customers in a wide range of industries and geographies, demand for our products is generally driven more by the level of general economic activity rather than conditions in one particular industry or geographic region. The global economy has been unstable and as a result a significant number of companies have reduced spending in order to conserve cash and optimize earnings. Cutbacks in spending, access to credit, employment variability, corporate profit growth, interest rates, energy prices and other factors in specific markets could impact corporate willingness to spend on communications technology in the near term. Our overall net revenue is also generally impacted by the following factors:

•	changes in contact center technology and the desire by companies to implement new technology to interact with customers across a wide variety of channels;

•	our introduction of new products or upgrades to existing products;

•	the “mix” of products we sell, including the proportion of new or upgraded products and their pricing relative to existing products;

•	changes in our product sales prices (including special discounts, rebates and cash discounts for prompt payment);

•	changes in the level of competition faced by our products, including the launch of new products by competitors;

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in exchange rates.

For more information about factors relating to our business that impact our operating results, see “Risk Factors—Risks Related to Our Business.”

Cost of Revenues

Our cost of revenue consists principally of the following:

•

Cost of Product Revenue. Our cost of product revenue includes costs associated with the sale of our hardware and licensing of our software products, including employee’s salaries, benefits and other employee-related costs such as stock-based compensation expense, amortization of acquired intangibles directly related to our products, and royalties payable to third-party vendors for OEM software licensing of their products. Typically, our cost of hardware product is a higher percentage of revenue than our cost of software product. In any given period, costs of product revenues depend primarily upon the extent to which we acquire intangible assets, acquire licenses and incorporate third-party technology into the products we license or sell in any given period. The costs of product revenues also depend on the volume and actual mix of hardware and software product sales in any given period.

•

Cost of Services Revenue. Our cost of services revenue consists primarily of compensation for our personnel and subcontractors or consultants who provide advisory and support services for us, including helpdesk and on-site support, and, to a lesser extent, the costs of travel and other related expenses in connection with providing those services.

•	Amortization expense for acquired intangibles. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives which can range from 2 to 17 years.

Research and Development

Research and development expenses consist primarily of personnel expenses, fees for outside consultants and overhead and related expenses associated with the development of new products and the enhancement of existing products. The level of research and development expense is related to the number of products in development, the stage of development process, the complexity of the underlying technology, the potential scale of the product upon successful commercialization and the level of our exploratory research. We conduct research and development activities in areas we believe will deliver long term revenue. Our basic technologies have been developed through a combination of internal development and third-party efforts (often by parties with whom we have joint development relationships). Our development expense is typically associated with:

•	engineering core technology platforms and specific applications; and

•	improving functionality of existing products.

Selling, General & Administrative

Selling, general and administrative expenses consist of selling, marketing, general and administrative expenses incurred in connection with the sales and marketing of our products as well as expenses for executive, financial, legal and human resource employees, overhead and other corporate expenditures including:

•

salary and benefit costs for executive, financial, legal, human resources and sales and marketing personnel. Expenses related to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand and variable commission expense;

•	overhead and other corporate expenditures;

•	general advertising expense; and

•	other selling expenses, such as expenses incurred in connection with travel and communications.

Changes in selling, general and administrative expenses as a percent of net revenue have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our selling, general and administrative expense over higher revenue;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention; and

•	new product launches in existing and new markets, as these launches typically involve more intense sales activity.

Restructuring Costs

Restructuring costs consist of severance, outplacement, other separation benefits, pension settlement and facilities and other exit costs.

Interest and Other Expense, net

Net interest expense consists primarily of interest expense on borrowings under our existing credit facilities, interest rate derivative instruments, other financing obligations, the amortization of deferred financing costs, interest expense on liabilities arising from uncertain tax positions, interest income earned from investments and interest-bearing cash and cash equivalent accounts. Other expense is primarily comprised of foreign currency transaction gains and losses. Foreign currency transaction gains and losses can fluctuate based on the amount of revenue that is generated in certain international currencies, particularly the Euro and the British Pound, and the exchange gain or loss that results from foreign currency disbursements and receipts.

Provision for Income Taxes

Provision for income taxes represents our estimated income tax benefit or liability for the period and is impacted by the amount of net income or loss that we have in any given period, the amount of income or loss in a specific jurisdiction, various tax credits, as well as any permanent or temporary tax differences. Although estimated taxes are actually paid in accordance with the U.S and foreign tax regulations, the provision gives an indication of our effective tax rate for the year.

Basis of Presentation and Results of Operations

The following table sets forth, for the periods presented, our consolidated statements of income. In the table below and throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” consolidated statements of income data for the years ended December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The information contained in the table below should be read in conjunction with our consolidated financial statements and the related notes.

(In millions)	Years Ended December 31,
	2008	2009	2010
Net revenues:
Product revenue	$150.5	$113.3	$120.0
Services revenue	391.0	365.1	386.8

Total net revenues	541.5	478.4	506.8

Cost of revenues:
Cost of product revenue	47.6	30.1	30.1
Cost of services revenue	151.2	135.6	155.1
Amortization expense for acquired intangible assets	16.8	15.4	14.7

Total cost of revenues	215.6	181.1	199.9

Gross profit	325.9	297.3	306.9

Operating expenses:
Research and development	47.8	44.4	46.8
Selling, general & administrative	140.0	113.8	123.3
Amortization expense for acquired intangible assets	29.3	28.6	29.6
Restructuring charges	6.8	5.3	0.7

Total operating expenses	223.9	192.1	200.4

Income from operations	102.0	105.2	106.5
Interest and other expense, net	(80.2)	(66.1)	(69.8)

Income before income taxes	21.8	39.1	36.7
Provision for income taxes	14.1	22.9	15.5

Net income	$7.7	$16.2	$21.2

The following table sets forth, for the periods presented, our consolidated statements of income as a percentage of total revenues. The information in the table below should be read in conjunction with our consolidated financial statements and the related notes.

	Years Ended December 31,
	2008	2009	2010
Net revenues:
Product revenue	28%	24%	24%
Services revenue	72%	76%	76%

Total net revenues	100%	100%	100%
Cost of revenues:
Cost of product revenue	9%	6%	6%
Cost of services revenue	28%	28%	31%
Amortization expense for acquired intangible assets	3%	4%	3%

Total cost of revenues	40%	38%	39%

Gross profit	60%	62%	61%
Operating expenses:
Research and development	9%	9%	9%
Selling, general & administrative	26%	24%	24%
Amortization expense for acquired intangible assets	5%	6%	6%
Restructuring charges	1%	1%	0%

Total operating expenses	41%	40%	39%

Income from operations	19%	22%	21%
Interest and other expense, net	(15)%	(14)%	(14)%

Income before income taxes	4%	8%	7%
Provision for income taxes	3%	5%	3%

Net income	1%	3%	4%

Years ended December 31, 2008, December 31, 2009 and December 31, 2010

Net Revenues

The following table presents the breakdown of net revenues between product and service revenue:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Product revenue	$150.5	$113.3	$(37.2)	$113.3	$120.0	$6.7
Services revenue	391.0	365.1	(25.9)	365.1	386.8	21.7

Total net revenues	$541.5	$478.4	$(63.1)	$478.4	$506.8	$28.4

Product revenue decreased during the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily driven by declines in our Signature products, which decreased $31.2 million, or 42%, while our sales of growth products declined modestly by $6.1 million, or 8%. The declines in both our Signature and growth products sales were primarily due to the economic downturn which limited or delayed capital expenditures by our customers. The decrease in services revenue was driven primarily by a decline in Professional Services revenue of $12.3 million, or 17%, and a decline in maintenance revenue of $13.5 million, or 4%. The decline in Professional Services revenue was attributable to lower product revenue combined with reduced customer budgets for training. Maintenance revenue was lower primarily due to the strengthening of the U.S. dollar and weakening of foreign currencies, primarily the British Pound and Euro, reducing maintenance revenue by $11.1 million.

Product revenue increased during the year ended December 31, 2010 as compared to the year ended December 31, 2009 primarily as a result of improved sales of our products in the Americas and Asia Pacific regions, which was partially offset by a decrease in Europe and Africa. Services revenue, including consulting, implementation and education services, increased during the year ended December 31, 2010 compared to the year ended December 31, 2009 as a result of our acquisition of Quilogy, which occurred on January 8, 2010. Services revenue relating to maintenance for the year ended December 31, 2010 decreased $6.5 million when compared to the same period in 2009 primarily as a result of a slight increase in customer attrition rates.

Revenue by Geography

The following table presents the breakdown of net revenues by geographic location:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Americas	$349.4	$325.8	$(23.6)	$325.8	$356.5	$30.7
Europe and Africa	154.9	116.0	(38.9)	116.0	107.6	(8.4)
Asia Pacific (including Middle East)	37.2	36.6	(0.6)	36.6	42.7	6.1

Total	$541.5	$478.4	$(63.1)	$478.4	$506.8	$28.4

The decrease in Americas and Europe and Africa in the year ended December 31, 2009 compared to year ended December 31, 2008 was mainly due to the economic crisis which caused a reduction in corporate investment. In addition, revenue in the Europe and Africa region was impacted by exchange rate fluctuations that reduced revenue by $15.9 million in the year ended December 31, 2009 compared to the prior year.

The increase in Americas net revenues in the year ended December 31, 2010 compared to the year ended December 31, 2009 was mainly due to additional services revenue from the acquisition of Quilogy and approximately 11% improvement in product revenues driven by an increase in demand for our growth products. These improvements were partially offset by decreased maintenance revenue due to a slight increase in customer attrition rates and decreased professional services revenue due to the completion in 2009 of a significant implementation of our Signature products for customers who have yet to migrate to our growth product platform. Decreased net revenues in Europe and Africa for the year ended December 31, 2010 compared to the prior year was primarily driven by the impact of the slower economic recovery and uncertainty in the region combined with weaker foreign currencies, primarily the British pound and the Euro, which reduced revenue by $1.4 million. The increase in Asia Pacific net revenues related primarily to improved demand in the Australia and China markets. In addition, stronger foreign currencies, mainly the Australian dollar, increased revenue by $2.1 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Revenue by Geography as a Percent of Total Revenue

	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change (pts)	2009	2010	Change (pts)
Americas	64.5%	68.1%	3.6	68.1%	70.3%	2.2
Europe and Africa	28.6%	24.2%	(4.4)	24.2%	21.2%	(3.0)
Asia Pacific (including Middle East)	6.9%	7.7%	0.8	7.7%	8.4%	0.7

Cost of Revenues

The following table presents the breakdown of cost of revenues:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Cost of product revenue	$47.6	$30.1	$(17.5)	$30.1	$30.1	$—
Cost of services revenue	151.2	135.6	(15.6)	135.6	155.1	19.5
Amortization expense for acquired intangibles	16.8	15.4	(1.4)	15.4	14.7	(0.7)

Total	$215.6	$181.1	$(34.5)	$181.1	$199.9	$18.8

The following table shows cost of revenue as a percentage of related revenue:

	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change (pts)	2009	2010	Change (pts)
Cost of product revenue	31.6%	26.6%	(5.0)	26.6%	25.1%	(1.5)
Cost of services revenue	38.7%	37.1%	(1.6)	37.1%	40.1%	3.0

Cost of Product Revenue

A summary of cost of product revenue is as follows:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Product-related costs	$36.6	$22.3	$(14.3)	$22.3	$22.6	$0.3
Manufacturing operation costs	11.0	7.8	(3.2)	7.8	7.5	(0.3)

Total	$47.6	$30.1	$(17.5)	$30.1	$30.1	$—

Product-related costs decreased during the 2009 year as compared to the 2008 year primarily due to lower revenue levels and a favorable product revenue mix, with a higher content of growth products, which have a lower hardware content than our Signature products. Manufacturing operation costs decreased primarily as a result of lower staffing levels and reduced warehouse and freight expenses.

Product-related costs increased during the year ended December 31, 2010 compared to the year ended December 31, 2009 due to increased product revenue. Manufacturing operation costs decreased primarily due to lower staffing levels and reduced warehouse and freight expenses.

Cost of Services Revenue

A summary of cost of services revenue is as follows:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Salary, benefits and other employee related costs	$112.1	$101.3	$(10.8)	$101.3	$121.2	$19.9
IT allocations	10.8	10.3	(0.5)	10.3	10.9	0.6
Facilities allocations	9.4	7.4	(2.0)	7.4	8.6	1.2
Telecommunications	2.7	1.8	(0.9)	1.8	1.2	(0.6)
Other	16.2	14.8	(1.4)	14.8	13.2	(1.6)

Total	$151.2	$135.6	$(15.6)	$135.6	$155.1	$19.5

The decrease in cost of services during the year ended December 31, 2009 as compared to the year ended December 31, 2008, was primarily due to reduced staffing-related costs resulting from lower revenue levels. IT allocations decreased during the 2009 year compared to the 2008 year due to the proportional decrease in services headcount and lower IT expenses. Facilities allocations decreased from 2008 to 2009 due to the proportional decrease in square footage usage related to lower services headcount. Telecommunications decreased primarily driven by reduced mobile phone and remote access costs related to reduced staffing.

The increase in cost of services during the year ended December 31, 2010 as compared to the year ended December 31, 2009, was primarily due to the additional operating costs related to the Quilogy acquisition on January 8, 2010. These higher costs were partially offset by lower outside contractor expenses due to decreased professional services revenue when excluding the impact of the Quilogy acquisition. In addition, telecommunications decreased primarily due to reduced long distance and teleconferencing costs related to our company-wide transition to Microsoft’s Office Communications Server (“OCS”) product from an existing, less cost-effective offering.

Amortization Expense for Acquired Intangibles (Cost of Revenue)

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Amortization expense for acquired intangible assets	$16.8	$15.4	$(1.4)	$15.4	$14.7	$(0.7)

Amortization of acquired intangibles decreased during the year ended December 31, 2009 compared to the year ended December 31, 2008 due to certain assets becoming fully amortized from previous acquisitions. Amortization of acquired intangibles decreased during the year ended December 31, 2010 compared to the year ended December 31, 2009 due to certain assets becoming fully amortized, which was partially offset by the intangible assets from the Quilogy acquisition beginning to amortize.

Operating Expenses

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Research and development	$47.8	$44.4	$(3.4)	$44.4	$46.8	$2.4
Selling, general & administrative	140.0	113.8	(26.2)	113.8	123.3	9.5
Amortization expense for acquired intangibles	29.3	28.6	(0.7)	28.6	29.6	1.0
Restructuring charges	6.8	5.3	(1.5)	5.3	0.7	(4.6)

Total	$223.9	$192.1	$(31.8)	$192.1	$200.4	$8.3

The decrease in operating expenses for the year ended December 31, 2009, as compared to the year ended December 31, 2008 was primarily due to lower labor-related costs as a result of reduced staffing levels, reduced bonuses, commissions and a six-week pay reduction of 10% for the first quarter of 2009.

The increase in operating expenses for the year ended December 31, 2010, as compared to the year ended December 31, 2009 was primarily due to the acquisition of Quilogy and higher compensation costs as a result of funding our management incentive plan during 2010 and certain incentive compensation relating to the successful debt refinancing in May 2010, consisting of $5.2 million of bonuses and $1.9 million of officer note forgiveness. These higher compensation costs were offset partially by lower restructuring, bad debt, and marketing costs.

The following table shows operating expenses as a percentage of total revenue:

	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change (pts)	2009	2010	Change (pts)
Research and development	8.8%	9.3%	0.5	9.3%	9.2%	(0.1)
Selling, general & administrative	25.9%	23.8%	(2.1)	23.8%	24.3%	0.5
Amortization expense for acquired intangibles	5.4%	6.0%	0.6	6.0%	5.8%	(0.2)
Restructuring charges	1.3%	1.1%	(0.2)	1.1%	0.1%	(1.0)

Total	41.4%	40.2%	(1.2)	40.2%	39.4%	(0.8)

Research and Development

A summary of the changes in research and development expenses follows:

(In millions)	Change ($)
	2009 compared to 2008	2010 compared to 2009
Salary, benefits and other employee-related costs	$(2.8)	$2.8
Third party maintenance	—	(0.3)
Product localization expense	—	(0.4)
IT allocations	—	0.2
Facilities allocations	(0.5)	0.6
Other	(0.1)	(0.5)

Total	$(3.4)	$2.4

The decrease in research and development expenses for the year ended December 31, 2009 as compared to the year ended December 31, 2008 was primarily due to lower salary, benefits and other employee-related costs which decreased due to a six-week temporary wage reduction of 10% in the first quarter of 2009, elimination of management bonuses and an increase in funding from Microsoft for certain development efforts associated with our Unified IP products.

The increase in research and development expenses for the year ended December 31, 2010 as compared to the year ended December 31, 2009 was due to higher salary, benefits and other employee-related costs, which increased primarily due to higher contractor costs and the funding of the management bonus plan in the year ended December 31, 2010. These costs were partially offset by decreased expenditures for third party vendor support covering software products used internally in the research and development laboratories and decreased product localization expense.

Selling, General & Administrative

A summary of the changes in selling, general and administrative expenses follows:

(In millions)	Change ($)
	2009 compared to 2008	2010 compared to 2009
Salary, benefits and other employee-related costs	$(26.0)	$19.8
Discretionary marketing expenses	(2.2)	(1.2)
Professional services	4.2	(0.5)
Depreciation	(0.7)	1.0
Facilities expenses	(2.3)	(0.5)
Bad debt	(3.4)	(3.1)
IT allocations	0.8	(0.8)
Facilities allocations	2.9	(2.1)
Miscellaneous taxes and fees	1.2	(1.3)
Other	(0.7)	(1.8)

Total	$(26.2)	$9.5

The decrease in salary, benefits and other employee-related costs for the year ended December 31, 2009, as compared to the year ended December 31, 2008 was primarily due to lower labor-related costs as a result of reduced staffing levels, reduced bonuses and a six-week pay reduction of 10% during the first quarter of 2009. In addition, employee-related costs such as travel, training and recruiting were lower. Salary, benefits and other employee-related costs increased for the year ended December 31, 2010 compared to the year ended December 31, 2009, primarily due to certain incentive compensation relating to the successful debt refinancing in May 2010, consisting of $5.2 million of bonuses and $1.9 million of officer note forgiveness, additional operating costs related to the Quilogy acquisition, as well as management bonuses, as no bonuses were awarded for the year ended December 31, 2009.

For the year ended December 31, 2009 as compared to the year ended December 31, 2008 discretionary marketing expenses were lower primarily related to decreased spending due to market and economic conditions. For the year ended December 31, 2010, discretionary marketing expenses were lower than for the year ended December 31, 2009 as a result of the revamping of our trade show and conference approach to a more targeted, virtual experience. These trade show savings were partially offset by an increase in the number of customer summit events, which focus on our elite customers and give us an opportunity to meet on a one to one basis with their executives. In addition, marketing continued to streamline agency relationships and bring in-house key competencies that were previously outsourced.

Expenses for professional services increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008, driven primarily by litigation settlements paid out in 2009.

The decrease in facilities expenses for the year ended December 31, 2009, as compared to the year ended December 31, 2008 was primarily due to lower rent as a result of exiting some facilities and relocating to others with reduced rent. In addition, personal property taxes decreased in 2009 primarily as a result of successful personal property tax refund/settlement.

Bad debt expense decreased during the years ended December 31, 2009 and 2010 as compared to the years ended December 31, 2008 and 2009, respectively, primarily as a result of unanticipated successful collection efforts on certain receivables that were previously included in our allowance for doubtful accounts and lower write-offs for uncollectible accounts.

IT allocations increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily as a result of a proportional increase in selling, general and administrative headcount. IT allocations decreased for the year ended December 31, 2010 as compared to the year ended December 31, 2009 primarily as a result of a proportional decrease in selling, general and administrative headcount.

Facilities allocations increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 due to the proportional increase in square footage usage and decreased for the year ended December 31, 2010 as compared to the year ended December 31, 2009 due to the proportional decrease in square footage usage.

The change in miscellaneous taxes and fees for 2009 compared to 2008 and 2010 compared to 2009 relates to a $1.2 million charge for sales tax audits in 2009.

Restructuring Charges

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Restructuring expense	$6.8	$5.3	$(1.5)	$5.3	$0.7	$(4.6)

The decrease in restructuring charges for the year ended December 31, 2009 as compared to the year ended December 31, 2008 was driven primarily by a $1.8 million decrease in employee restructuring costs, which was partially offset by a $0.3 million increase in facility restructuring costs. Restructuring charges decreased by $4.6 million during the year ended December 31, 2010 as compared to the year ended December 31, 2009. In the year ended December 31, 2009, we abandoned a facility which resulted in a restructuring charge of $1.2 million. In addition, we reduced our workforce on a global, cross-functional and targeted basis to allow for further investment in our research and development efforts as well as to achieve profitability targets. For the year ended December 31, 2010, we had restructuring costs relating to facility and employee reductions associated with the Quilogy acquisition that were at lower levels than the cost reduction initiatives we implemented in the year ended December 31, 2009. In November 2010, we established a presence in Ireland for operations and back-office functions and are transitioning from our current U.K. and Germany offices. As a result, certain employee related restructuring related charges were recorded in 2010.

Amortization Expense for Acquired Intangibles (Operating Expenses)

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Amortization expense for acquired intangible assets	$29.3	$28.6	$(0.7)	$28.6	$29.6	$1.0

Amortization of acquired intangibles decreased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily because of certain assets becoming fully amortized from previous acquisitions. Amortization of acquired intangibles increased during the year ended December 31, 2010 as compared to the year ended December 31, 2009 as a result of the Quilogy acquisition.

Interest and Other Expense, net

The components of interest and other expense, net, were as follows:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change ($)	2009	2010	Change ($)
Interest expense, net	$92.0	$62.4	$(29.6)	$62.4	$67.8	$5.4
Exchange rate (gain) loss	(8.9)	5.2	14.1	5.2	1.3	(3.9)
Other (income) expense	(2.9)	(1.5)	1.4	(1.5)	0.7	2.2

Total interest and other expense, net	$80.2	$66.1	$(14.1)	$66.1	$69.8	$3.7

Interest expense, net, decreased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily as a result of lower interest rates and lower outstanding debt balances. Interest expense, net, for the year ended December 31, 2010 as compared to the year ended December 31, 2009 increased primarily as a result of the $5.2 million write-off a portion of the remaining capitalized debt financing costs of our previous credit facility in addition to higher interest rates of the refinanced debt.

Exchange rate (gain) loss reflects revaluation of certain accounts, including cash, accounts receivable and intercompany balances, as well as the settlement of certain transactions, including customer invoices and intercompany, that are based in other than local currency. For the year ended December 31, 2009 as compared to the year ended December 31, 2008, exchange rate (gain) loss was unfavorable related to the strengthening of the United States dollar against foreign currencies. For the year ended December 31, 2010 as compared to the year ended December 31, 2009, exchange rate (gain) loss was favorable primarily due to the weakening of the United States dollar against foreign currencies.

For the year ended December 31, 2009 as compared to the year ended December 31, 2008, other (income) expense was unfavorable primarily due to lower interest income of $0.6 million primarily as a result of lower interest rates and cash balances. For the year ended December 31, 2010 as compared to the year ended December 31, 2009, other (income) expense was favorable primarily due to the favorable settlement with a former service provider with respect to approximately $1.5 million in interest on funds held in escrow.

Income Taxes

The following table presents the provision for income taxes and the effective tax rate:

(In millions)	Years Ended December 31,			Years Ended December 31,
	2008	2009	Change	2009	2010	Change
Provision for income taxes	$14.1	$22.9	$8.8	$22.9	$15.5	$(7.4)
Effective tax rate	64.7%	58.6%	(6.1)	58.6%	42.1%	(16.5)

Provision for income taxes increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily as a result of an increase in profits before taxes in 2009 as well as an increase in tax reserves provided for in accordance with ASC 740-10 (formerly FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109) primarily relating to an IRS audit of our consolidated federal income tax return for 2005. In addition, in 2008 our US taxable income was fully offset through utilization of our federal net operating loss carryforward, while in 2009 the remaining federal net operating loss carryforward offset only a portion of US taxable income.

Provision for income taxes decreased for the year ended December 31, 2010 as compared to 2009 primarily as a result of the utilization of the foreign tax credits and an increase in the domestic production activities deduction.

Liquidity and Capital Resources

General

We generate cash from the collections we receive related to licensing our products, sale of hardware, professional services revenue and from annual maintenance and support service agreements. We use cash primarily for paying our operating expenses, repayments of long-term borrowings, including interest and strategic acquisitions of complementary businesses. Cash is also used for paying vendors for original equipment manufacturer software royalties and services. The most significant components of our working capital are cash and cash equivalents, accounts receivable, deferred revenue and other current liabilities. Our working capital position benefits from our low capital expenditure and inventory requirements, as well as high accounts receivable turnover which we believe is driven by high customer satisfaction. We believe that cash generated from operations and borrowings under our credit facilities or other financing arrangements will be sufficient to meet working capital requirements, anticipated capital expenditures and scheduled debt payments for at least the next twelve months. Additionally, a portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Our future liquidity requirements will depend on many factors, including cash flows from operations, debt servicing requirements, product development decisions and potential acquisitions.

Cash Flow Analysis

Sources and Uses of Cash

The following table shows a summary of cash flows from operating activities, investing activities and financing activities for the stated periods:

(In millions)	Years Ended December 31,
	2008	2009	2010
Beginning cash and cash equivalents	$90.2	$83.0	$51.3
Net cash provided by operating activities	81.2	122.8	76.7
Net cash used in investing activities	(16.9)	(6.8)	(14.8)
Net cash used in financing activities	(70.3)	(149.9)	(27.8)
Effect of exchange rate changes	(1.2)	2.2	1.0

Ending cash and cash equivalents	$83.0	$51.3	$86.4

For the years ended December 31, 2008, 2009 and 2010, we generated cash flows from operations of $81.2 million, $122.8 million, and $76.7 million respectively, which combined with our existing cash and cash equivalents enabled us to fund our debt repayments during those three years of $75.4 million, $150.0 million and $33.8 million respectively, as well as funding our two acquisitions in 2008 and the Quilogy acquisition in 2010.

Net Cash Provided By Operating Activities

The net inflows of cash from operations were the result of net earnings, which included the impact of non-cash interest expense, depreciation expense, amortization expense and stock-based compensation expense which totaled $61.6 million, $59.2 million and $67.4 million in 2008, 2009 and 2010, respectively. We also generated positive cash flows from our working capital accounts of $4.4 million and $58.7 million in 2008 and 2009, respectively, which was primarily driven by the decrease of accounts receivable from our improved day sales outstanding, which is a measure of our time to collect payments from our customers, and the decrease of inventory balances from 2008 to 2009 as we continue our migration to our growth product lines which have lower hardware requirements than our Signature product lines. For the year ended December 31, 2010, cash flows generated from our working capital accounts decreased to $4.3 million primarily due to a reduction in the change in the accounts receivable and payable balances for the year ended December 31, 2010 compared to year ended December 31, 2009. In addition, during the year ended December 31, 2010, we were a full U.S. taxpayer which resulted in increased income taxes, as compared to the year ended December 31, 2009, during which we utilized net operating losses as well as tax credits from prior acquisitions that significantly reduced our cash taxes paid.

Net Cash Used in Investing Activities

Our cash used in investing activities results from our procurement of property and equipment as well as our acquisition of other businesses. We purchased property and equipment totaling $8.5 million, $6.8 million and $6.6 million in 2008, 2009 and 2010, respectively. These purchases related mainly to our capital requirement needs for the business including investment in software and equipment for research and development efforts. We also used net cash for acquisitions totaling $8.4 million in 2008 and $8.2 million in 2010. In 2008, we purchased the assets of two companies, AIM Technology, Inc. and BlueNote Networks, Inc., for cash consideration of $7.8 million as well as the assumption of certain liabilities. Additionally, we made payments in 2008 of $1.3 million relating to contingent earn-out requirements of previous acquisitions. We used cash totaling $8.2 million for our acquisition of Quilogy on January 8, 2010.

Net Cash Used in Financing Activities

Cash used in financing activities during the years ended December 31, 2008, 2009 and 2010 was driven mainly by the repayment of our debt, which totaled $75.4 million, $150.0 million and $33.8 million in 2008, 2009 and 2010 respectively. The cash used in 2010 was partially offset by the refinancing of our existing debt in May 2010 resulting in a net increase in cash from refinancing of $6.0 million. We have also received cash from the issuance of ordinary shares amounting to $5.1 million, $0.03 million and $0.02 million for the years 2008, 2009 and 2010, respectively.

Existing Credit Facilities

Senior Secured Credit Facility

On May 7, 2010, we entered into a senior secured credit facility with JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents. We are the borrower under the facility. The facility is guaranteed by certain of our direct and indirect parents and all of our domestic subsidiaries. The facility is secured by a first-priority lien on substantially all of our assets and substantially all of the assets of the guarantors.

The facility consists of a $500.0 million term loan facility with a six year maturity and a $30.0 million revolving credit facility with a four year maturity. We also have the option, subject to certain conditions, to increase term loans by up to $100.0 million in the aggregate. Up to $10.0 million of our revolving credit facility may be drawn in the form of letters of credit. All borrowings under the facilities are subject to the accuracy of representations and warranties in all material respects and the absence of default or event of default. As of December 31, 2010, we had a principal amount of $496.3 million outstanding under the term loan facility, a letter of credit in the amount of $0.1 million outstanding under the revolving credit facility and $29.9 million of availability under the revolving credit facility.

Loans under our term loan facility bear interest, at our option, at a rate equal to the adjusted LIBOR plus a margin of 4.50% or prime rate plus a margin of 3.50%. The interest rate margin on our term loan facility is reduced to 4.25% for LIBOR loans and 3.25% for base rate loans if our total leverage ratio is less than 3.50:1.00. In addition, all loans under our term loan facility are subject to a LIBOR floor of 1.75%. Loans under our revolving credit facility bear interest, at our option, at a rate equal to adjusted LIBOR plus a margin of 4.50% or prime rate plus a margin of 3.50%. The interest rate margin on our revolving credit facility is reduced to 4.25% for LIBOR loans and 3.25% for base rate loans if our total leverage ratio is less than 3.75:1.00 but greater than or equal to 2.50:1.00. The interest rate margin on our revolving credit facility is further reduced to 4.00% for LIBOR loans and 3.00% for base rate loans if our total leverage ratio is less than 2.50.1.00. Interest on base rate loans is required to be paid on the last day of each March, June, September and December. Interest on LIBOR loans is required to be paid on the last day of the interest periods we elect of one, two, three or six months (or, if available to all lenders, nine or twelve months) in duration, provided the payments are due not less than every three months for interest periods of greater than three months.

In addition to paying interest on outstanding principal under the facility, we are required to pay a fee on unutilized commitments under our revolving credit facility. The rate for this commitment fee is 0.75% if our total leverage ratio is greater than or equal to 3.75:1.00, 0.625% if our total leverage ratio is less than 3.75:1.00 but greater than or equal to 2.50:1.00, and 0.50% if our total leverage ratio is less than 2.50:1.00. We are also required to pay customary letter of credit and issuance and administration fees, as necessary.

We must repay $1.25 million in principal on our term loan facility by the last day of each March, June, September and December. The term loan facility matures and is required to be repaid in full on May 7, 2016. The revolving facility matures and is required to be repaid in full on May 7, 2014.

Mandatory prepayments of the term loans are required (i) upon the receipt of net proceeds from certain non-ordinary course dispositions in excess of $2.0 million per each disposition and in excess of $10.0 million for all such dispositions in any fiscal year to the extent not reinvested or committed to reinvestment in assets used or useful in our business within twelve months, (ii) upon receipt of net proceeds from casualty, condemnation or eminent domain events in respect of assets having a fair market value in excess of $1.0 million to the extent not reinvested or committed to reinvestment in assets used or useful in our business within twelve months, (iii) upon the receipt of net proceeds of the incurrence of indebtedness which is not permitted to be incurred under the terms of the facility to the extent not reinvested or committed to reinvestment in assets used or useful in our business within twelve months and (iv) commencing with the 2011 fiscal year, an amount equal to 50% of our excess cash flow in any fiscal year if our total leverage ratio as of 10 business days after the end of such fiscal year is greater than or equal to 3.75:1.00, an amount equal to 25% of our excess cash flow in any fiscal year if our total leverage ratio as of 10 business days after the end of such fiscal year is less than 3.75:1.00 but greater than or equal to 2.50:1.00 and an amount equal to 0% of our excess cash flow in any fiscal year if our total leverage ratio as of 10 business days after the end of such fiscal year is less than 2.50:1.00.

The facility requires us to maintain a minimum interest coverage ratio of not less than 1.90:1.00 as of the last day of any period of four fiscal quarters ending through June 30, 2013; not less than 1.95:1.00 for any such period ending through June 30, 2014; not less than 2.00:1.00 for any such period ending through June 30, 2015; and thereafter, not less than 2.05:1.00. The facility requires us to maintain a total leverage ratio of not greater than 5.75:1.00 as of the last day of any period of four fiscal quarters ending through March 31, 2012; not greater than 5.50:1.00 for any such period ending through March 31, 2013; not greater than 5.25:1.00 for any such period ending through March 31, 2014; not greater than 5.00:1.00 for any such period ending through March 31, 2015; and thereafter, not greater than 4.50:1.00. We must also maintain a first lien leverage ratio of not greater than 3.60:1.00 as of the last day of any period of four fiscal quarters ending through December 31, 2011, and thereafter, not greater than 3.50:1.00 for any such period ending through March 31, 2012; not greater than 3.40:1.00 for any such period ending through March 31, 2013; not greater than 3.15:1.00 for any such period ending through March 31, 2014; not greater than 2.90:1.00 for any such period ending through March 31, 2015; and thereafter, not greater than 2.65:1.00. We were in compliance with these covenant requirements as of December 31, 2010. The facility also limits our ability to make capital expenditures in excess of $20.0 million in any fiscal year, provided however, that we may carry forward unused amounts of our capital expenditures allowance to the next succeeding fiscal year.

Our senior secured credit facility also contains a number of covenants that, among other things, restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of the business, transfer and sell material assets and merge or consolidate.

Senior Notes

We have $300.0 million in aggregate principal amount of senior secured notes outstanding. We pay interest on the notes semi-annually in cash at an annual interest rate of 10 5/8%. Interest accrues from May 7, 2010, the issue date of the notes, and interest payments began on November 15, 2010.

Our obligations under the notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by Parent and each of our direct and indirect domestic subsidiaries that guarantee our senior secured credit facility and on a senior unsecured basis by Holdings. See “Description of Notes—Brief Description of the Notes and the Note Guarantees.” The notes and the related note guarantees are secured by a second lien on substantially all of our and each guarantor’s assets, other than certain excluded assets. See “Description of Notes—Security.” The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: incur additional indebtedness; pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments; enter into agreements that restrict distributions from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of restricted subsidiaries; enter into transactions with affiliates; create or incur liens and merge, consolidate or sell substantially all of our assets. These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Other Long-Term Debt

In connection with our acquisition of Quilogy in January 2010, Quilogy amended an existing promissory note in favor of Microsoft with a face value of approximately $6.5 million. No interest is payable on the note unless an event of default occurs, at which point the note will bear interest at 12% per annum. In addition to certain customary terms of default, we will be in default if we terminate our Technical & Business Collaboration Agreement with Microsoft for any reason other than certain reasons specified in the agreement. As provided in the promissory note, Microsoft forgave $1.5 million of the note in February 2010 upon its acceptance of a plan by us to spend $1.5 million for the purpose of advancing our partnership with Microsoft and deploying Microsoft products. A payment of $1.5 million is due April 1, 2011, with the balance due April 1, 2014. We will also be obligated to prepay $1.0 million by April 30, 2012 if we fail to deliver software with certain specified features and functionality by April 15, 2012, unless our failure was the result of Microsoft failing to provide us with certain information in a timely fashion.

Contractual Cash Obligations and Commitments

We enter into long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than operating leases that are detailed below, we do not utilize variable interest entity financing or any other form of off-balance sheet financing. As of December 31, 2010, our contractual cash obligations and commercial commitments over the next several periods are set forth below.

	Payments Due by Period
	Total	< 1 Year	1 – 3 Years	3 – 5 Years	> 5 Years
	(Dollars in thousands)
Debt obligations:
Existing credit facilities(1)	$801,250	$6,500	$10,000	$13,500	$771,250
Operating leases(2)	50,233	8,906	14,709	12,328	14,290
Other non-cancelable commitments(3)	6,250	5,000	1,250	—	—

Total	$857,733	$20,406	$25,959	$25,828	$785,540

(1)	Amounts shown in the table above exclude interest in an aggregate amount of approximately $389.0 million that will become due over the expected term of our existing credit facilities based on interest rates in effect at December 31, 2010.
(2)	We enter into operating leases in the normal course of business. Most lease arrangements provide us with the option to renew the leases at defined terms. The future operating lease obligations would change if we were to exercise these options, or if we were to enter into additional new operating leases. We currently have 53 operating leases, which expire from 2011 to 2023.
(3)	As of December 31, 2010, we had non-cancelable commitments primarily consisting of telecommunication agreements of $5.0 million and $1.3 million payable in 2011 and 2012, respectively.

In addition to the amounts set forth in the table above, we have contractual obligations to pay royalties to certain third-party technology companies based upon our future licensing of their products and patented technologies. We cannot estimate what these future amounts will be; however, we expect them to increase as our product revenues continue to grow.

Off-Balance Sheet Arrangements

Except as set forth above in the contractual obligations table, we have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future impact on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources as of December 31, 2010.

We provide indemnification provisions in certain of our agreements with customers and our leases of real estate in the ordinary course of our business. With respect to customer agreements, these provisions may obligate us to indemnify and hold harmless the customer against losses, expenses, liabilities and damages that are awarded against the customer in the event our products or services infringe upon a patent or other intellectual property right of a third party, in the event the customer’s confidential information is misused, or in other circumstances. The customer agreements may limit the scope of and remedies for such indemnification obligations in certain respects, including, but not limited to, geographical limitations and the right to replace or modify an infringing product or service. We believe our internal development processes and other policies and practices limit our exposure related to the indemnification provisions of these agreements. We generally warrant our products against certain manufacturing and other defects. These product warranties are provided for specific periods of time depending on the nature of the product, geographic location of its sale and other factors. We accrue for estimated product warranty claims for certain customers based primarily on historical experience of actual warranty claims, as well as current information on repair costs. To date, we have not incurred any material costs associated with these product warranties, and as such, we have not reserved for any such warranty liabilities in our operating results.

Critical Accounting Policies

Our financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates on an on-going basis. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used. Our actual results have generally not differed materially from our estimates. However, we monitor such differences and, in the event that actual results are significantly different from those estimated, we disclose any related impact on our results of operations, financial position and cash flows. The notes to our consolidated financial statements provide a description of significant accounting policies. We believe that of these significant accounting policies, the following involve a higher degree of judgment or complexity:

Long-Lived Assets, including Goodwill and Other Acquired Intangible Assets

We review property, plant, and equipment and certain identifiable intangible assets with finite lives, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property, plant, and equipment and certain identifiable intangible assets with finite lives are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its estimated fair value.

Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually, October 1st, or sooner whenever events or changes in circumstances indicate that they may be impaired at the reporting unit level (reporting unit). We have determined that there is one reporting unit, and accordingly, we utilize a two-phase process for impairment testing of goodwill. The first phase screens for impairment at the reporting unit level by determining the fair value of the reporting unit and comparing it to its carrying value. The second phase, if necessary, measures the impairment, if any, of goodwill by determining the fair value of the assets and liabilities within the reporting unit and then calculating the implied fair value of goodwill.

Revenue Recognition

We derive our revenue primarily from two sources (i) product revenues, which include software licenses and hardware, and (ii) service revenues, which include software license updates and product support, installation, consulting and education. Revenues from license fees have been derived from sales of software products to end users through our direct sales force, distributors and resellers.

We recognize revenue in accordance with FASB ASC 985-605, Software Revenue Recognition, (“ASC 985-605”), formerly known as AICPA Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”), or Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), applying the provisions of FASB ASC 605-25, Multiple Element Arrangements, (“ASC 605-25”) formerly known as Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), depending on the nature of the arrangement.

We recognize revenue from the sale of software product licenses and hardware (the Product) when persuasive evidence of an arrangement exists, the Product has been delivered, title and risk of loss have transferred to the customer, the fee is fixed or determinable and collection of the resulting receivable is probable. Delivery generally occurs when the Product is delivered to a common carrier at our loading dock unless title and risk of loss transfers upon delivery to the customer. In sales transactions through a distributor or reseller, we generally recognize revenues upon shipment to the reseller or identified end user.

At the time of the Product sale, we assess whether the fee associated with the revenue transaction is fixed or determinable and whether collection is probable. The assessment of whether the fee is fixed or determinable is based in part on the payment terms associated with the transaction. If any portion of a fee is due beyond our normal payment terms, but within one year, we evaluate the specific facts and circumstances to determine if the fee is fixed or determinable. If it is determined that the fee is not fixed or determinable, we recognize revenue as the fees become due. If we determine that collection of a fee is not probable, then we will defer the entire fee and recognize revenue upon receipt of cash.

For software arrangements with multiple elements, we apply the residual method in accordance with ASC 985-605. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on its vendor specific objective evidence (“VSOE”) of fair value and subsequently recognized as the element is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally Product. VSOE of fair value for all elements in an arrangement is based upon the normal pricing for those products and services when sold separately. We have established VSOE of fair value for support and maintenance services, professional services, and education. We have not established VSOE for software licenses or hardware.

In connection with the sale of software licenses, we sell support and maintenance services, which are recognized ratably over the term of the arrangement, typically one year. Under support and maintenance services, customers receive unspecified software product upgrades, maintenance and patch releases during the term and internet and telephone access to technical support personnel.

Many of our software arrangements also include professional services for consulting and implementation sold under separate agreements. Professional services revenue from these arrangements is generally accounted for separately from the software license because the services qualify as a separate element under ASC 985-605. The more significant factors considered in determining whether professional services revenue should be accounted for separately include the nature of services (i.e. consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments, and impact of milestones or acceptance criteria on the realizability of the software license fee. Professional services revenue under these arrangements, as well as when sold on a standalone basis, is generally recognized as the services are performed.

We recognize revenue associated with education as these services are performed.

Deferred revenues primarily represents payments received from customers for software licenses and updates, hardware, product support, installation services and educational services prior to satisfying the revenue recognition criteria related to those payments. We record an estimate for customer returns as a reduction in revenues. In determining our revenue reserve estimate, and in accordance with internal policy, we rely on historical data and known returned goods in transit. These factors, and unanticipated changes in the economic and industry environment, could cause our return estimates to differ from actual results.

Stock-Based Compensation

At December 31, 2010 we had two stock-based employee compensation plans through which employees receive shares of Holdings, our ultimate parent. The fair value of Holdings’ ordinary shares is determined by our management and approved by the board of directors. In the absence of a public trading market for the stock of Holdings, our management and board of directors consider objective and subjective factors in determining the fair value of Holdings’ ordinary shares, including a fair value analysis prepared by an independent third-party valuation firm, dividend rights and voting control attributable to Holdings’ then-outstanding stock and, primarily, the likelihood of achieving a liquidity event such as an initial public offering or sale of our company.

We generally use the Black-Scholes option pricing model to determine the fair value of stock options granted. We recognize the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award.

As there is no public market for Holdings’ ordinary shares, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected life of options has been determined utilizing the “Simplified” method as there is not sufficient historical data of exercises to develop the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. We do not anticipate paying cash dividends in the future on our ordinary shares; therefore, the expected dividend yield is assumed to be zero. We applied estimated annual forfeitures of 12% for the year ended December 31, 2010 and 11% for the years ended December 31, 2009 and 2008 in determining the expense recorded in our consolidated statements of income relating to our 2003 Option Plan. For options granted under the 2004 Option Plan, we have deferred recognition of compensation expense until a liquidity event occurs, causing the options to become exercisable. The weighted-average assumptions utilized to determine the values of stock options granted are presented in the following table:

	Years Ended December 31,
	2008	2009	2010
Risk-free interest rate	2.98%	1.79%	2.58%
Expected volatility	41.4%	45.0%	43.2%
Expected life (in years)	4.58	4.58	4.58
Dividend yield	—	—	—
Weighted average fair value per share	$0.52	$0.57	$0.38

As of December 31, 2010, there was $1.3 million of unrecognized compensation expense related to non-vested stock option awards granted under the 2003 Option Plan that is expected to be recognized over a weighted-average period of 2.92 years. In addition, as of December 31, 2010, there was $4.9 million of unrecognized compensation expense related to contingently exercisable stock options granted under the 2004 Option Plan, which is being deferred until a contingent event occurs, as defined in the 2004 Option Plan.

Pursuant to the exchange program dated March 8, 2010 (the “Exchange Program”), we offered a voluntary stock option exchange program to our option holders giving them the right to tender outstanding stock options to purchase class A-2 stock that had an exercise price greater than the fair market value of those shares as of the exchange date to purchase class A-2 stock. In exchange for this tender, the holders would receive new stock options with an exercise price at current fair market value based upon a predetermined ratio. On March 29, 2010, the expiration date of our Exchange Program, option holders elected to exchange 1.7 million of existing options under the Exchange Program for approximately 1.1 million new options issued at the then fair market value. The actual exchange occurred on April 2, 2010. These new options vest ratably over a minimum term of 18 months from the date of grant.

Additionally, on March 31, 2010 in connection with the consolidation of our equity structure, we mandatorily exchanged all outstanding B-2 and C-2 options for A-2 options at a ratio of 1:1 with prices higher than fair market value and with no change to the vesting schedule of the original B-2 and C-2 options.

The Exchange Program, which occurred in the second quarter of 2010, was accounted for as a modification of the share based payment awards. As all of these shares were held by our employees or former employees and exchanged pursuant to the Share Exchange, these modifications were accounted for pursuant to ASC 718. We have accounted for this modification in accordance with ASC 718 by calculating the difference between the fair value of the award under the modified terms on the modification date and the fair value of the original award on the modification date. The incremental compensation expense of approximately $0.8 million is being recognized over the remaining service period under the award or was recognized immediately, if no remaining service was required to be provided.

Claims and Contingencies

We are subject to various claims and contingencies related to legal, regulatory, and other matters arising out of the normal course of business. Our determination of the treatment of claims and contingencies in the consolidated financial statements is based on management’s view of the expected outcome of the applicable claim or contingency. Management may also use outside legal advice on matters related to litigation to assist in the estimating process. We accrue a liability if the likelihood of an adverse outcome is probable and the amount is estimable. If the likelihood of an adverse outcome is only reasonably possible, or if an estimate is not determinable, disclosure of a material claim or contingency is disclosed in the Notes to the consolidated financial statements. We re-evaluate these assessments on a quarterly basis or as new and significant information becomes available to determine whether a liability should be established or if any existing liability should be adjusted. However, the ultimate outcome of various legal issues could be different than management’s estimates and, as a result, adjustments may be required.

Derivative Instruments

The 2006 credit facility lenders required that we enter into hedge agreements during the initial three years of the term debt for a minimum of 50% of the aggregate amount of the issued debt as a means of reducing our interest rate exposure. This minimum hedge requirement lapsed during the second quarter of 2009. Prior to the second quarter of 2009, we entered into various hedging agreements, including interest rate swap agreements, interest rate cap agreements, and an interest rate collar agreement. The agreements involved the exchange of rates based on LIBOR for amounts based on a fixed, capped, or collared interest rate over the life of the agreement, without an exchange of the notional amount upon which the payments were based. After the hedging requirements lapsed during 2009, we did not enter into any new hedging arrangements, and as of December 31, 2009, we had no hedging instruments outstanding.

The new first lien credit facility requires that we enter into one or more hedge instrument agreements on fifty percent of the principal within 180 days of the debt refinancing and have it in place for a minimum period of three years. We purchased a two year LIBOR interest rate cap at 5% in September 2010. We will satisfy the requirement for the third year prior to November 7, 2012.

In 2009 and 2008 our interest rate swap agreement and the interest rate collar agreement were accounted for as cash flow hedges. Since our debt agreements allow for prepayment of the debt without penalty and we had the ability to elect different interest rates on the debt at each reset date, the hedging relationship did not qualify for the use of the shortcut method. Therefore, the effectiveness of the hedging relationship was assessed at the end of each financial reporting period during the life of the hedge by comparing whether the critical terms of the hedge continued to match the terms of the underlying debt. Under this approach, we exactly matched the terms of the interest rate swaps and collar to the terms of the underlying debt and, therefore, assumed 100% hedge effectiveness with no formal ongoing measurement of ineffectiveness. As a result, changes in fair value of the derivatives were recorded as an asset or liability with an offsetting amount recorded to accumulated other comprehensive loss in shareholder’s deficit, net of taxes.

In 2010, interest rate cap agreement did not qualify for hedge accounting, and as a result, any changes in fair value of the cap are recorded as an asset or liability with an offsetting amount recorded as interest income or expense in the consolidated statements of income. We recorded a gain of approximately thirty-three thousand dollars during the year ended December 31, 2010, related to the change in the fair value of the interest rate cap.

Allowances for Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We specifically analyze historical bad debts, the aging of the accounts receivable, customer concentrations and credit worthiness, potential disagreements with customers, current economic trends and changes in customer payment terms to evaluate the allowance for doubtful accounts. We review our allowance for doubtful accounts quarterly. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

We also record a provision for estimated sales returns and allowances on product- and service-related revenues in the same period as the related revenues are recorded. These estimates are based on the specific facts and circumstances of a particular order, analysis of credit memo data, and other known factors. If the data we use to calculate these estimates does not properly reflect reserve requirements, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be affected.

Income Taxes

Effective January 1, 2009, we adopted ASC 740-10 (formerly FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740, Accounting for Income Taxes. The Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under ASC 740, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of income in the period that includes the enactment date.

Under ASC 740, we can only recognize a deferred tax asset for the future benefit of its tax loss, tax credit carryforwards and cumulative temporary differences to the extent that it is more likely than not that these assets will be realized. In determining the realizability of these assets, we considered numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates.

We recognize interest and penalties related to uncertain tax positions in income tax expense.

Fair Value of Financial Instruments

We evaluate the estimated fair value of financial instruments using available market information and management estimates. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. The fair value of our cash, cash equivalents, accounts receivable and other current and non-current liabilities approximate their carrying amounts due to the relatively short maturity of these items. We have considered the trading activity for our debt, though limited, and determined that the fair market value of debt approximates par at December 31, 2010 and 2009. The inputs into the determination of fair value require significant management judgment or estimation.

Fair value of Financial Assets and Liabilities

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

We have certain financial assets and liabilities recorded at fair value (principally cash equivalents, investments, and derivative instruments) that have been classified as Level 1, 2, or 3 within the fair value hierarchy. Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability. For more information, see Note 13 of the financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

We recognize all derivative financial instruments in its consolidated financial statements at fair value. We determine the fair value of these instruments by considering the estimated amount we would receive to terminate these agreements at the reporting date, and by taking into account current interest rates and the creditworthiness of the counterparty. In certain instances, we may utilize financial models to measure fair value. Generally, we use inputs that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other observable inputs for the asset or liability, and inputs derived principally from, or corroborated by, observable market data by correlation or other means.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements. ASU No. 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. ASU No. 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. A company may elect, but will not be required, to adopt the amendments in ASU No. 2009-13 retrospectively for all prior periods. We adopted the new guidance on a prospective basis as of January 1, 2011 for revenue arrangements entered into or materially modified after December 31, 2010 and we are in the process of quantifying the impact of adoption.

In October 2009, the FASB issued ASU 2009-14, Software (Topic 985)—Certain Revenue Arrangements that Include Software Elements. This guidance modifies the scope of FASB ASC subtopic 965-605, Software-Revenue Recognition, to exclude from its requirements non-software components of tangible products and software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. ASU 2009-14 is effective for fiscal years beginning on or after June 15, 2010. We adopted the new guidance on a prospective basis as of January 1, 2011 for revenue arrangements entered into or materially modified after December 31, 2010 and we are in the process of quantifying the impact of adoption.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements, which amends ASC 820-10, Fair Value Measurements and Disclosures. ASU 2010-06 requires additional disclosures for transfers in and out of Levels 1 and 2 fair value classifications and for activity in Level 3 and clarifies certain other existing disclosure requirements. It also clarifies existing fair value disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value. We adopted ASU 2010-06 beginning January 15, 2010. This adoption had no impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure of Market Risks

Interest Rate Risk

Our exposure to interest rate risk primarily relates to our first lien credit facility. Interest to be paid on our first lien debt is at a floor of 1.75% or USD LIBOR, plus 4.5%. We are able to select the USD LIBOR rate based upon a 1 month, 3 month, 6 month or 1 year interval, at our option. Our next date to elect our USD LIBOR rate is May 6, 2011. The published USD LIBOR rate is subject to change on a periodic basis. Recently, interest rates have trended downwards in major global financial markets, stabilizing at relatively low levels over the past few months. If these interest rate trends were to reverse, this would result in increased interest expense as a result of higher LIBOR rates. We currently estimate that our annual interest expense on our floating rate indebtedness under our senior secured credit facility would increase by approximately $5 million for each increase in interest rates of 1%, however this estimate does not give effect to any hedging arrangements required by our senior secured credit facility (as described below) or to the fact that until interest rates rise above our 1.75% floor there will be no impact on our interest expense. Our senior secured credit facility required that we enter into one or more hedge instrument agreements on fifty percent of the principal within 180 days of the debt refinancing and have it in place for a minimum period of three years. We purchased a two year LIBOR interest rate cap at 5% during the year ended December 31, 2010. We will satisfy the requirement for the third year prior to November 7, 2012. In 2010, the interest rate cap agreement did not qualify for hedge accounting and, as a result, we recorded changes in fair value of the cap as an asset or liability with an offset amount recorded as interest income or expense in the consolidated statements of income. We recorded a gain of approximately thirty-three thousand dollars during the year ended December 31, 2010, related to the change in the fair value of the interest rate cap.

Foreign Exchange

We conduct business globally in numerous currencies. Our sales are primarily denominated in U.S. dollars, however we do face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as our business practices evolve and could have a material adverse impact on our financial results. Our primary exposures to fluctuations in foreign currency exchange rates relate to sales and operating expenses denominated in currencies other than the US dollar. The majority of our sales are denominated in US dollars, however when we do invoice customers in a non U.S. dollar currency, we are exposed to foreign exchange fluctuations from the time of invoice until collection occurs. In Europe and Asia Pacific, where we sometimes invoice our customers in U.S. dollars, we pay our operating expenses in local currencies. Accordingly, fluctuations in the local currencies relative to the U.S. dollar are reflected directly in our consolidated statement of operations. We are also exposed to foreign currency rate fluctuations between the time we collect in U.S. dollars and the time we pay our operating expenses in local currency. Fluctuations in foreign currency exchange rates could affect the profitability and cash flows in U.S. dollars of our products and services sold in international markets.

Market Risk

Financial instruments which potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held primarily with three financial institutions and consist primarily of money market funds and cash on deposit with banks. We sell our products primarily to large organizations in diversified industries worldwide. We perform ongoing credit evaluations of our customers’ financial condition and generally do not require our customers to provide collateral or other security to support accounts receivable. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable. No single customer accounted for 10% or more of accounts receivable as December 31, 2010 and 2009 or net revenues during the years ended December 31 2010, 2009 and 2008.

BUSINESS

Company Overview

We are a leading provider of customer contact and Microsoft platform solutions. We develop, market, license and sell software and hardware products that enable businesses to manage communications with their customers and employees more efficiently and effectively. More than 79% of the Fortune 100 and 66% of the Fortune 50 utilize our software and services in their contact centers and across their enterprises. We also provide annual maintenance and professional services to customers who use our products, which comprised 76% of our revenue in the year ended December 31, 2010, and during each of the past three years have experienced an average maintenance customer renewal rate of 99%. In addition to contact center software, we provide enterprise-wide unified communications and collaboration (“UCC”) services, which allow companies to expand the role of customer contact in their enterprises by utilizing various communications technologies, such as voice, email, instant messaging and video, on an integrated software platform. We believe this type of technology will be foundational as traditional contact centers evolve into customer contact hubs that engage with customers through social media, and provide customer access to experts throughout the enterprise. In 2008, Microsoft purchased a minority equity stake in our company and entered into a strategic alliance with us to integrate our contact center products into Microsoft’s own industry leading unified communications offerings. We believe this alliance will increase our influence and visibility with new and existing customers.

Customer contact centers allow enterprises to provide customer service, collections, sales and telemarketing directly to their customers. Over the last three decades, we have been an innovator in the contact center market and continue to maintain leading positions in key segments of that market. We have continued to develop new mission-critical technologies and functionality as customer contact centers have become a more dynamic and integral component of business strategy, driven by the desire of organizations to expand and improve their interactions with customers and obtain valuable information from those interactions. Advanced contact center technology enhances an enterprise’s effectiveness by properly directing calls within a system, presenting customer data to agents, integrating various forms of communication, managing contact center agents and analyzing contact center related data. Our current innovations are being driven largely by the increased adoption and acceptance of unified communications and collaboration technologies. Unified communications refers to the integration of multiple channels of communications onto an integrated software platform. The addition of collaboration functionality enhances the UC user experience by adding interactive workflow, document sharing, calendaring, enterprise search and other productivity improving features.

Drawing on more than thirty years of experience in developing communications software and services and through our recent strategic alliance with Microsoft, we have added key UCC capabilities to our unified communications applications for the contact center. The enhanced capabilities of our contact center solutions enable businesses to engage more effectively with their customers, and, for the first time, allow agents within a contact center to find and interact with employees outside of the contact center on a real-time basis, thereby providing cost savings to businesses while improving customer satisfaction.

With approximately 1,900 employees across 53 offices in 18 countries, we have a global presence that allows us to provide service and support to our multi-national customers around the world on a 24x7x365 basis. We deliver our solutions to more than 3,000 customers in more than 70 countries and our products currently support approximately 1.5 million contact center agent seats managing over 110 million customer interactions daily. For the year ended December 31, 2010, our total net revenues, net income and EBITDA were $506.8 million, $21.3 million and $158.2 million, respectively. See “Prospectus Summary—Summary Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to net income, the most directly comparable GAAP financial performance measure.

Competitive Strengths

We believe that we benefit from the following competitive strengths:

Leading Market Positions and Differentiating Vision. We believe we are an inventor of various core contact center technologies such as intelligent automatic call distribution, predictive dialing and workforce management. Over the years, we have continued to maintain our leading position in these segments of the contact center market. As contact centers have evolved into multi-functional service, marketing and collections focused organizations, we continued to innovate and develop our unified communications applications to address the needs of customers to have an efficient, functional and reliable system that allows communication across traditional platforms as well as the latest communications devices. We believe that businesses have entered into a new era where companies no longer have complete control over the customer experience and that in this new era, companies that bring customer contact in every functional era of the business will have a competitive advantage. Through our unique combination of proven customer contact software and demonstrated professional services capabilities for helping organizations deploy and apply new enterprise communications technology, we are poised to deliver on this vision.

Large and Diversified Installed Base of Blue-Chip Customers. We are one of the largest contact center solutions providers in the world with a comprehensive product portfolio. We provide our products and services worldwide, with 70% of our revenues generated from the Americas, 21% from Europe and Africa and 9% from Asia Pacific for the year ended December 31, 2010, and we view our market opportunities on a global basis rather than focused on any one region. We deliver our solutions to more than 3,000 customers in more than 70 countries and support approximately 1.5 million agents managing more than 110 million interactions daily. No one customer accounted for more than 10% of our revenues and our top 10 customers in total accounted for 29% of total revenues for the year ended December 31, 2010. We believe that this geographic diversity and lack of customer concentration helps us to mitigate the effects of isolated regional downturns. It also provides us with a broad range of relationships that we can leverage to implement our new UCC technologies in our customer’s contact centers and on an enterprise-wide basis.

Stable, Recurring Maintenance Revenue with High Renewal Rates and Gross Margins. During the past three years we have had stable and predictable maintenance revenues, which comprised 59% of our total revenues for the year ended December 31, 2010. Gross margin for our maintenance business was 72% for the year ended December 31, 2010. We believe that contact center operations have become critical business functions for many of our customers, positioning us as a key strategic supplier. Additionally, given the considerable upfront license costs, lengthy implementations and potential for disruptions of critical operations, customers view switching contact center systems as a complex, risky and expensive undertaking. Over 92% of new customers who purchase our contact center solutions also purchase maintenance contracts from us. We have maintenance relationships with a diversified and large number of customers, with the top 10 customers comprising approximately 29% and no single customer representing more than 5% of our maintenance revenues for the year ended December 31, 2010. These high switching costs and risks have resulted in high customer loyalty as evidenced by our 99% retention rates during the last three years.

Strong and Recurring Free Cash Flow Generation. In recent periods our business has generated a large amount of cash, which has resulted primarily from our stable maintenance revenue in those periods, combined with our modest capital expenditure and working capital requirements. We have generated over $250 million of free cash flows in the last three years. Our substantial base of high-margin maintenance revenue combined with our focus on continuous cost control has helped us to maintain profitability and offset declines in revenue through the recent economic downturn. Cost reduction initiatives have been targeted to maximize profitability without impacting our long-term growth strategy, including by maintaining our customer support and our research and development investments.

Unique Strategic Alliance with Microsoft. We have a multi-year strategic alliance with Microsoft. This alliance is based on a shared vision of bringing the benefits of software-based unified communications applications and services to the world’s leading organizations. We have aligned our product roadmap and expanded our product offerings to be the ‘go-to’ resource for companies looking to leverage the next generation of Microsoft’s unified communications and collaboration (UCC) platforms for customer contact. We are also jointly investing in market awareness and education to help companies realize the benefits of UCC, especially around the ways in which they can make organizations more customer-centric. With Microsoft’s investment assistance, we are building one of the largest global professional services practices to support Microsoft unified communications and collaboration as foundational technologies for building a customer-centric enterprise, ultimately paving the way for providing Aspect solutions in the contact center. Our professional services employees collectively have more than 600 Microsoft certifications in various technology competencies and we believe that we were one of the top three providers of Microsoft OCS services for Microsoft’s fiscal year ended June 30, 2010.

Our People and Management. We have a strong executive management team with considerable experience in the software industry and proven execution skills in growing companies organically and through acquisitions. This collection of talent includes many individuals who helped found the contact center technology industry and are now helping transform the way companies communicate. The executive management team has an average of more than twenty years of industry experience and is led by James Foy, who has been recognized for his guidance and leadership with numerous accolades, which include being named CEO of the Year in 2005 for the Contact Center Industry by Frost & Sullivan, receiving the Ernst & Young Entrepreneur of the Year® award in 2006 in the software category in New England and a lifetime achievement award from Technology Marketing Corporation.

Business Strategy

Five components are key to our strategy to achieve our growth objectives:

Develop Best In-Class Products. During the past three decades, we have been a market leader in key segments of the contact center market, we believe largely due to our ability to develop innovative products that meet the needs of our customers. More recently, in recognition of the transformation of contact centers to inbound and outbound multi-channel communications operations that are highly integrated into a company’s operations, we believe we have developed and matured one of the industry’s first unified contact center offerings. With the recent delivery of Aspect Unified IP 7, we can provide both an effective and innovative platform that meets the evolving market needs for new customers, while offering a new set of capabilities to sell to our current customers in order to upgrade their existing systems. Our workforce optimization capabilities have grown through acquisitions and organic developments to be a highly integrated full-featured workforce optimization platform and, with the April 2010 release of Aspect Workforce Management, this platform also leverages Microsoft UCC technologies. We have an advantage in offering both contact center and workforce optimization technologies as many companies recognize that these capabilities need to be synchronized in order to effectively take advantage of UCC. We plan to continue to develop new products that respond to changing contact center and enterprise needs and allow us to take advantage of the developing UCC marketplace.

Migrate and Further Penetrate Our Installed Customer Base. We have a large installed customer base that operates over 750,000 agent seats on our legacy telephony-based Signature predictive dialer and automatic call distribution products. As our customer base migrates to a software-based platform, we plan to use our relationships with these customers to market our Aspect Unified IP platform product and related applications. Migrations from Signature customers to the Aspect Unified IP-based applications are already under way, and most of our customers have chosen to use Aspect Unified IP when expanding their systems or upgrading them to add more capabilities. With the December 2010 general availability of Aspect Unified IP 7, we are aggressively pursuing conversion of our Signature installed base with pricing promotions and sales force incentives. As customers migrate to new solutions, we also plan to aggressively market our workforce optimization solutions.

Continue to Expand Microsoft Strategic Relationship. As part of our UCC alliance with Microsoft, we are working jointly on product development, sales and marketing and UCC services initiatives. We believe that the continued integration of our products with Microsoft’s unified communications and collaboration offerings increases our influence and visibility with new and existing customers. We and Microsoft have jointly designed a three year roadmap to increasingly integrate our products with Microsoft UCC technologies. For example, we released Aspect Unified IP 6.6 in December 2008, which features integration with Microsoft’s OCS platform, and our December 2010 release of Aspect Unified IP integrates with Microsoft Lync and SharePoint. We released the latest major version of our workforce management solution in April 2010, with a planned Q4 2011 release of the next version, which includes new UCC capabilities and will enable us to enter the adjacent back-office enterprise scheduling market. We plan to continue to integrate our products and jointly fund with Microsoft go-to-market sales and marketing activities to drive demand for our integrated products and services.

Expand Leading Global UCC Services Practice. We intend to continue to use our considerable expertise in the contact center market to develop a comprehensive global UCC services practice. Our employees collectively have more than 600 Microsoft certifications in various technology competencies and we believe we are recognized as one of the top three systems integrators for the Microsoft Lync platform. In 2009, we completed our own internal global Office Communications Server (OCS) deployment, which helped develop in-house experience and knowledge base for future deployments on their latest UC platform, Microsoft Lync, which Aspect has fully deployed as of December 2010. In January 2010, we acquired Quilogy to establish a stronger presence in the market for delivering enterprise UCC solutions in enterprises where there is a path to the contact center. Quilogy brings strategic and technical expertise in collaboration technologies for key Microsoft platforms including its fastest-growing product, SharePoint.

Maintain Focus on Cash Flow Generation and Debt Reduction. We intend to focus on maintaining consistent cash flow generation through the combination of stable recurring maintenance revenue and modest capital expenditures and working capital requirements. We have generated over $250 million of free cash flows in the last three years. We plan to use our cash flows from operations to reduce leverage, fund add-on acquisitions and otherwise strengthen our balance sheet.

Company History

Our business was founded in 1981 under the name Datavox Communications Corporation and was subsequently renamed Davox Corporation and later Concerto Software. We developed the first predictive dialer and as a result became a leader in the outbound contact center sector. Over the years, we went on to develop software that expanded our reach into other contact center applications and made targeted acquisitions and mergers with market leaders to enhance our position. In 2004, we became privately held by funds managed by Golden Gate and Oak and company management in connection with a merger with Melita International Inc. Since then, we have continued to opportunistically enter into partnerships and acquire companies and assets to expand our capabilities. In 2005 we acquired Aspect Communications and changed our name to Aspect Software. In 2008, we entered into a multi-year strategic alliance with Microsoft to help deliver unified communications to contact centers and enterprises around the world. As part of this alliance, Microsoft made a minority equity investment in our company and has funded certain research and development efforts, marketing programs and contributed numerous sales resources and we have built a professional services and systems integration practice for Microsoft’s unified communications and collaboration software. In January 2010, we acquired Quilogy, a nationally recognized IT services firm and leading Microsoft National Systems Integrator. In November 2010, Microsoft released its latest version of UC, branded as Lync, which was formerly known as OCS. We recently upgraded to Lync from OCS on a global basis.

Industry Overview

Contact Center Technology

A call center is a dedicated function within companies used to manage incoming product support or information telephone inquiries from consumers and to place outgoing calls for telemarketing, product services and debt collection. Contact centers are call centers that manage letters, faxes, live chat, SMS and e-mails in addition to telephone calls.

Contact centers have become a more dynamic and integral component of business operations as organizations look to expand and enhance their interactions with customers and derive valuable information from those interactions. Historically, contact centers were viewed as a necessary expense for providing customer support and primarily relied on telephone based communications. Since the mid 1980s, contact centers have evolved significantly from traditional voice-based “call centers” into multi-channel inbound and outbound communications operations that are tightly integrated into a company’s customer relationship management systems. Current enterprises manage customer communications across a wide variety of channels, including email, web and short messaging communications over mobile devices. Enterprises are using contact centers to expand the frequency and scope of customer contact and are also increasingly relying on valuable customer information provided by contact centers to understand customer buying trends, target markets more effectively, increase revenue, decrease costs and increase customer satisfaction through improved internal business processes.

The contact center market was estimated to be $5.8 billion in 2010 and is expected to grow at a 5.6% compound annual growth rate from 2010 to 2015 according to Ovum. The core technology segments, automatic call distribution, workforce management and predictive dialing, where we have strong market positions, account for approximately 59% of the market. Historically, hardware and software solutions were typically purchased from multiple vendors providing proprietary architecture which offered limited interoperability with third-party applications and systems. As contact centers migrate to all internet protocol-based solutions, traditional segmentation of the contact center functions (including inbound call routing, quality monitoring, workforce management, voice self-service, and outbound predictive dialing) has decreased as providers have begun to base all of these services on a single software platform.

We have benefited from the favorable shifts in the industry and remain steadfast on our path to provide innovative products and services to our customers. We believe the following key trends are affecting the contact center technology market:

•	Increased levels of consumer bad debt are resulting in the growing need for predictive dialers to perform and expedite collections;

•	Increased movement of contact centers to low cost countries is leading to demand for new contact center systems;

•	Increased outsourcing of call centers to more price sensitive buyers of call center technology is leading to greater demand for more cost effective “all-in-one” contact center offerings;

•	Increased strategic importance of the contact center in supporting revenue-generating and revenue-preserving activities

•	Increased globalization and mobility is leading to the demand for and development of next generation contact centers that can cost effectively support less centralized businesses; and

•	Increased local consumer demand in emerging markets such as Brazil, India and China is creating demand for new contact centers to serve the needs of local populations.

Traditional Contact Center Technologies

Automatic Call Distributor. An automatic call distributor is a software and hardware based switch that queues and routes inbound calls to groups of contact center agents based on pre-programmed criteria (agent skills, least busiest agent, etc). For large contact centers, automatic call distributors need to be capable of handling thousands of inbound calls a minute with 99.999% reliability.

Predictive Dialer. A predictive dialer is a hardware and software based system that facilitates the placement of large volumes of outbound calls from contact centers. Predictive dialing solutions allow companies to rapidly and cost effectively contact customers for sales, collections, relationship building and cross-selling.

Workforce Management. Workforce management software helps to optimize contact center performance by aligning agent staffing levels with forecasted call volumes and plays a significant role in increasing contact center profitability. Core modules of workforce management software include call volume forecasting, agent scheduling, real-time variance analysis, change management and reporting. More recently, workforce management software has expended to include agent empowerment, agent performance optimization and analytics to assist in strategic or long term planning.

Computer Telephony Integration. Computer telephony integration software and hardware allows telephones to communicate with computer-based applications and databases within the enterprise, creating a richer experience between the customer and the contact center agent. At the inception of a call, computer telephony integration may be used to pull relevant data about the customer from the company’s customer relationship database and transfer that information about the customer to the agent’s computer screen via a “screen pop.”

Voice Self Service/Interactive Voice Response. An interactive voice response system is a self-service telephone technology that allows callers to navigate through computer voice prompts to retrieve information by pressing numbers on a telephone keypad or by vocally answering simple questions. For example, credit card companies commonly use interactive voice response systems to allow their customers to check their account balances in real time without the need to speak to an agent.

Business Intelligence & Analytics. Business intelligence and analytics software is used by contact center managers to aggregate and analyze large amounts of data relating to their operations of a contact center. This software can provide insights into cost reduction and efficiency opportunities. Often the software is customized to help contact centers map their specific business processes to key performance indicators such as lower cost, decreased agent turnover and higher first call resolution, among others.

Contemporary Platform Technologies

Unified Suite. Unified suite solutions are comprehensive contact center solutions provided by a single vendor that combines the numerous point-specific contact center technologies into one tightly integrated product. A unified suite solution has multiple advantages over point solution vendors, including limited integration, lower cost, higher reliability, greater efficiency and superior productivity. Unified suite solutions are gaining traction in the marketplace with small and mid-market contact centers and less mature geographies such as Asia Pacific as early adopters of unified suite solutions.

Workforce Optimization. Workforce optimization software platforms encompass the following capabilities: tying contact center metrics to business goals such as growth and profit, empowering contact center staff to take responsibility for their own contributions, and applying those technologies to go beyond traditional forecasting and scheduling applications. A performance optimization software platform collects and transforms large amounts of contact center data into metrics, forecasts, operational statistics, key performance indicators, alerts and trend analysis. Personalized output of this data provides real-time access to information needed by each stakeholder in the organization to make timely decisions.

Unified Communications and Collaboration

Unified communications brings together real-time and non-real time communication capabilities, allowing users to access a wide variety of applications including telephony, messaging, presence and conferencing from any place and from any device. According to Forrester, the Unified Communications market across North America, Europe and Asia Pacific will have a compound annual growth rate of 35.9% through 2015, growing from $1.2 billion in 2008 to $14.5 billion in 2015. UC enables multiple channels of communications to be coordinated and enhances how individuals, groups and companies interact. UC can be combined with collaborative capabilities that enable interactive calendaring, scheduling, workflow, desktop sharing, social network monitoring and participation, enterprise search, document sharing and collaboration and other enterprise applications that allow groups to communicate more efficiently.

Unified communications has emerged in response to the demands by companies to create a cost-effective way to improve the productivity and collaboration of their workforce, from groups located in the same building to those spread across multiple continents. The proliferation of internet protocol networks, the substantial increase in usage and expanded capabilities of mobile devices and the introduction of and integration between new and existing communication applications has created a favorable technology backdrop to allow the unified communications industry to grow and prosper.

We believe that the benefits of UCC are an important driver of the further transformation of the contact center. UCC capabilities in contact centers facilitate a more efficient engagement with the end customer and provide a bridge from the contact center to the rest of the enterprise.

Our Solutions

We generate revenues by selling and licensing our hardware and software products, selling maintenance contracts and services to support our products and providing professional services that help customers identify and implement the appropriate contact center and UCC solutions.

Contact Center Products and Applications

We offer a “one-stop-shop” for contact center solutions, delivering key components either in integrated suites or separate modules, tailored to suit customer preferences and requirements. Our unified communications applications for the contact center are internet protocol-based solutions that offer new ways to address particular customer interactions by delivering a specific combination of capabilities to improve contact center performance. Our platform products are categorized into three main groups: Signature Products, Aspect Unified IP and Workforce Optimization.

Signature Products

Our Signature products have been widely adopted in the contact center industry and we have leading market positions, according to industry studies by Frost & Sullivan, Gartner and The PELORUS Group. Measured by revenue in 2009, we were #1 in sales of outbound call processing products and #4 in sales of inbound call processing products. We were also #1 in sales of workforce management products measured by revenue in 2008. Our Signature products, which generated $255 million of revenue (50% of our total revenue) in the year ended December 31, 2010, include all of the core technologies needed to operate a modern call center, including:

Automatic Call Distributor. For more than two decades, our automatic call distributor solutions have offered a range of call routing capabilities that enable rapid, accurate access to agents. Our automatic call distributor products offer features such as the ability to route contacts based on agent skill sets, real time conditions, manager priorities and customer-entered information; queue management tools that can, among other things, provide customers with estimated wait times; the ability to route contacts to off-site, “on demand” agents; integrated self-service capabilities; and real time and historical statistical reporting.

Predictive Dialer. Our predictive dialer, which we believe is a best-of-breed solution for outbound call centers, supports mission-critical customer contact operations that enable organizations to manage and decrease operating costs as well as attract and retain high-value customers through proactive customer care campaigns. The majority of our predictive dialer business focuses on the collections space and we were the #1 in sales of outbound call processing products by revenue in 2009.

Computer Telephony Integration. Our computer telephony integration solution, one of the industry’s first, enables enterprises to increase agent productivity and customer satisfaction by integrating legacy telephone systems with customer databases and customer relationship management applications. We offer a fully-featured computer telephony integration product sold into large, complex call centers and which is tightly integrated with our automatic call distributor product.

Interactive Voice Response. Our interactive voice response solution uses advanced speech technology and touchtone recognition to enable businesses to deploy self-service applications that promote customer satisfaction and loyalty, while at the same time reducing staffing expenses. In addition, its fully-featured text-to-speech customer self-service application is used by large and complex call centers.

The majority of our installed base of customers use these products and are in the process of migrating to our flagship Unified IP product that is built on a single, unified platform.

Aspect Unified IP

Built to scale from 10-agent to several-thousand-agent contact centers, our flagship contact center platform, Aspect Unified IP, is a Microsoft web services platform contact center solution that unites inbound, outbound, interactive voice response and internet contact capabilities while delivering robust queuing, routing, reporting and agent empowerment capabilities in a single solution. Unified IP generated approximately $165 million of revenue (33% of our total revenue) for the year ended December 31, 2010.

Workforce Optimization

Built on a Microsoft standards-based platform, our workforce optimization solutions improve the management and efficiency of contact center customer contact activities. Examples of specific customer needs our workforce optimization products can support include coordination of customer self- service with live contact center agent assisted service; greater visibility, control and staffing efficiency in a multichannel, distributed customer contact environment; automation of early stage contact and a more effective past due customer account targeted collections strategy; and tools and processes to optimize resource utilization and foster a continuous improvement culture. Workforce Optimization products generated approximately $86 million of revenue (17% of our total revenue) for the year ended December 31, 2010.

Our Aspect Unified IP workforce optimization platforms directly address the challenges and expense associated with the previous generation of single vendor proprietary hardware architectures that required complex, expensive and resource-intensive computer telephony integration. Our objective is to upgrade our large signature installed base to our flagship Aspect Unified IP product over the next five years. We are also well positioned to up-sell our workforce optimizations capabilities into our signature installed base during this migration period.

Consulting and Support Services

We offer our consulting and support services and systems integration skills to help our customers plan, implement and support UCC solutions in the contact centers and across their entire enterprise to help our customers achieve their business objectives. Our global services team is comprised of business professionals and Microsoft certified experts and consisted of more than 970 employees worldwide as of December 31, 2010. Our worldwide delivery infrastructure helps customers with their critical business communications needs and is supported by management tools and technical support centers around the world. The services we offer include:

•	installation and implementation of contact center solutions;

•	consulting services to help customers design and optimize their communications investments;

•	management services that provide customers with an alternative to owning and operating communications applications and infrastructure; and

•	on-site and remote maintenance services.

We believe the global market for these services is fragmented. Companies serving these markets range from local firms to large multi-national companies with global footprints to other vendors, including communications businesses, value-added resellers, distributors and system integrators. Our UCC consultants help organizations identify the right opportunities, navigate implementation obstacles and get the right results from unified communications by offering services and support from conception to implementation. From improving individual and group productivity and enhancing collaboration to communications-enabled business processes and transforming enterprise communications, we provide experienced guidance and support organizations as the adopt unified communications solutions.

The major areas of our services include:

Aspect Professional Services. Aspect Professional Services delivers Microsoft unified communications capabilities in the contact center and throughout the enterprise. Our consultants help organizations identify the right opportunities, navigate implementation obstacles and get the right results from unified communications with services that span conception through completion. From improving individual productivity and heightening collaboration to communications-enabling business processes and transforming enterprise communications, we provide experienced guidance at every step of an organization’s unified communications journey.

Aspect Technical Services. Aspect Technical Services help ensure optimal operations and continuous system uptime. We provide support services throughout the entire lifecycle of our relationship with our customers. Our engineers provide 24x7x365 follow-the-sun service via the telephone, internet-based self-service, email consultation, remote computer access and on-site service. Over 92% of new customers that purchase contact center solutions from us also purchase maintenance contracts. Through our maintenance relationships, we provide upgrades to installed software and provide support to help ensure optimal operations. A significant portion of our revenue is derived from annually renewable maintenance contracts, purchased to support our products. Maintenance contracts accounted for 59% of our total revenue for the year ended December 31, 2010 and customer retention rates have averaged over 99% for the last three years.

Aspect Education Services. Aspect Education Services offers a variety of courses designed to provide contact center supervisors and administrators with the skills and knowledge needed to enhance productivity and improve customer satisfaction. Courses are offered online, at our worldwide training facilities and onsite at customer facilities.

Customers

Our customer base is diverse, ranging in size from small businesses employing a few employees to large government agencies and multinational companies with over 100,000 employees. Our products are used in many verticals and industries in businesses around the world that have a significant amount of interaction with their customers, including financial services, telecommunications, technology, transportation, health care and government. We have over 3,000 customers in 70 countries, and have sold approximately 1.5 million agent seat licenses which we estimate handle approximately 110 million customer interactions a day. We power contact centers for:

•	6 of the top 6 global airlines

•	8 of the top 10 North American telecommunications companies

•	7 of the top 10 global banks

•	9 of the top 10 Indian call center outsourcing companies

Our customers include: American Airlines, American Express, British Airways, British Gas, China Eastern Airlines, Citigroup, Computer Sciences Corp., Discover Financial Services, FedEx, General Electric, Hilton Reservations Worldwide, JC Penney, Lands’ End, Lloyds TSB, The Royal Bank of Scotland, Verizon Wireless, U.S. Airways, VW Credit, and Wipro. No one customer represented more than 10% of our total revenue for the years ended December 31, 2010, 2009 and 2008.

Sales and Marketing

We have 136 sales representatives worldwide with 81 in the Americas, 26 in Asia Pacific and 29 in Europe and Africa. We sell and market our products and services primarily through our direct sales force. In the Americas, we sell approximately 88% on a direct basis; in Europe and Africa, approximately 74% of our sales are generated on a direct basis; and in the Asia Pacific region, approximately 53% are generated on a direct basis. In addition to our direct sales, we sell our products through referral providers, resellers and distributors. Referral providers identify and engage with sales leads and transfer the relationship with the potential customer to our sales force in exchange for a finder’s fee. Resellers sell our products but do not provide related services to the customers. Distributors sell our products and provide services and support related to our products. We have a global sales force that operates in over 40 cities in 22 countries across six continents.

We have formed a single global sales force that is cross-trained across our full product offerings and is in a position to understand the solutions that need to be brought to bear to address our customers’ needs. The sales force is supported by a pre-sales group of solutions consultants that have an in-depth knowledge of all our products. We have an inside sales group that is responsible for fulfilling continued needs of our customer base (i.e. addition of seats) as well ensuring that each customer is aware of our new offerings. Segmentation allows for a large percentage of our customer base to be contacted by our inside sales group while the field sales group can focus on the larger accounts. The inside sales group also follows up on new program launches such as offering quality monitoring to automatic call distributor customers. In addition, we maintain a formal sales process that includes CRM software based tools and structured account development methodology. This allows us to track every opportunity by geography in real time and thus help us forecast early in the quarter if any weakness is predicted.

We believe that it is critical to ensure that customers understand both the future of the products they use as well as new technologies that may be of value to them. By having more information for their purchasing decisions, customers can benefit from our upgraded offerings and we, in turn, can increase our own sales. For instance we allow customers to add IP agents to their existing systems without having to undergo disruptive changes in order to benefit from IP. We also enable them to budget for new technologies that they need to buy as their business needs evolve. Without a clear roadmap, customers tend to delay on making their purchasing decisions, thus, we make a concerted effort to make this communication a priority.

We believe that our strategic alliance with Microsoft has facilitated our marketing efforts with potential new customers and our existing customer base. Microsoft has directly funded significant marketing programs and contributed numerous sales resources to us. The alliance has also increased our visibility with new potential clients, particularly those who are existing Microsoft UC customers.

Product Development

We employ over 250 employees involved in product development including over 200 engineers in research and development and follow a strict product lifecycle to ensure stringent process control. Our product lifecycle is a process that our cross-functional program teams use in the management of products and product releases. The process is followed from new program concept through introduction and provides a repeatable, predictable method that we believe enhances product quality and provides for predictable product delivery. Our product lifecycle comprises the following six phases:

	Phase	Description
1.	Proposal:	Product proposal and definition of value proposition to the market.

2.	Investigation:	Detailed planning and scheduling (such as budget, resources, revenue projections and time to market).

3.	Development:	Product design, development, and alpha and beta testing

4.	GA Preparation:	Preparation by all functional areas for general release of the product into the market

5.	Production:	Introduction of product into market, provision of maintenance support, updates, bug fixes, enhancements, etc

6.	Obsolescence:	Retirement of products that are no longer financially viable

As part of our long term strategic alliance, the Aspect and Microsoft architecture and design teams have been working closely together to ensure our respective product features maximize our collective value proposition to customers and incorporate the latest capabilities from both development efforts.

Intellectual Property

We own a significant number of commercially important patents in the contact center industry and have over 1,000 patents and patents pending worldwide that are applicable across our entire platform of products for the contact center industry. We expect to continue to file new applications to protect our research and development investments in new technology and products and receive numerous patents each year. The duration of our patents is determined by the laws of the country of issuance and for U.S. patents may be 17 years from the date of issuance of the patent or 20 years from the date of its filing depending upon when the patent application was filed. In addition, we hold numerous trademarks, both in the U.S. and in foreign countries.

We will obtain patents and other intellectual property rights used in connection with our business when practicable and appropriate. Our intellectual property policy is to protect our products, technology and processes by asserting our intellectual property rights where appropriate and prudent. From time to time, assertions of infringement of certain patents or other intellectual property rights of others have been made against us. In addition, certain pending claims are in various stages of litigation. Based on industry practice and our prior experience, we believe that any licenses or other rights that might be necessary for us to continue with our current business could be obtained on commercially reasonable terms. However, we cannot assure you that any of those licenses or other rights will always be available on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights, or litigation arising out of such claims, could adversely affect our business.

Competition

We offer a wide range of applications and services and as result have a broad range of competitors. We compete against traditional enterprise voice communications providers, such as Avaya, Siemens Enterprise Communications, Alcatel-Lucent (including its subsidiary Genesys) and NEC, data networking companies, such as Cisco. We also face competition in the small and medium enterprise market from many competitors, including Cisco, Alcatel-Lucent, NEC, Interactive Intelligence, Altitude Software and Noble Systems, although the market for these products is more fragmented. We face competition in certain geographies with companies that have a particular strength and focus in these regions, such as Huawei in China. In addition, Verint Systems and NICE Systems Ltd compete with us in the workforce management and quality monitoring product areas. Aspect Global Professional Services also competes with above mentioned companies and others offering services with respect to their own product offerings, as well as many value added resellers, consulting and systems integration firms and network service providers.

In addition, because the market for communications solutions is quickly evolving, highly competitive and subject to rapid technological change, as the market evolves we may face competition in the future from companies that do not currently compete in the enterprise communications market, but whose current business activities may bring them into competition with us in the future. In particular, as the convergence of enterprise voice and data networks becomes more widely deployed by enterprises, the business, information technology and communication applications deployed on converged networks become more integrated. We may face increased competition from current leaders in information technology infrastructure, information technology, personal and business applications and the software that connects the network infrastructure to those applications. We may also face competition from companies that seek to sell remotely hosted services or software as a service directly to the end customer. Competition from these potential market entrants may take many forms, including offering products and applications similar to those we offer as part of another offering. In addition, these technologies continue to move from a proprietary environment to an open standards-based environment.

Several of these existing competitors have, and many of our future competitors may have, greater financial, personnel, research and development and other resources, more well-established brands or reputations and broader customer bases than we do and, as a result, these competitors may be better positioned to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Some of these competitors may have customer bases that are more geographically balanced than ours and, therefore, may be less affected by an economic downturn in a particular region. Competitors with greater resources also may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. Industry consolidations may also create competitors with broader and more geographic coverage and the ability to reach enterprises through communications service providers.

Technological developments and consolidation within the communications industry result in frequent changes to our group of competitors. The principal competitive factors applicable to our products include:

•	product features, performance and reliability;

•	customer service and technical support;

•	relationships with distributors, value-added resellers and systems integrators;

•	an installed base of similar or related products;

•	relationships with buyers and decision makers;

•	price;

•	the financial condition of the competitor;

•	brand recognition;

•	the ability to integrate various products into a customer’s existing networks, including the ability of a provider’s products to interoperate with other providers’ communications products; and

•	the ability to be among the first to introduce new products.

In addition, existing customers of data networking companies that compete against us may be inclined to purchase enterprise communications solutions from their current data networking vendor rather than from us. Also, as communications and data networks converge, we may face competition from systems integrators that have traditionally focused on data network integration. We cannot predict with precision which competitors may enter our markets in the future, what form such competition may take or whether we will be able to respond effectively to the entry of new competitors into our markets or the rapid evolution in technology and product development that has characterized our markets. In addition, in order to effectively compete with any new market entrant, we may need to make additional investments in our business or use more capital resources than our business currently requires or reduce prices, which may adversely affect our profitability.

Employees

As of December 31, 2010, we employed 1,885 employees, of which 1,870 were full-time employees and 15 were part-time employees. Of the 1,885 employees, 43 are in manufacturing operations, 431 are in professional services, 539 are in customer service, 351 are in research and development, 313 are in sales and marketing and 208 are general administrative employees. We added approximately 200 employees to our workforce with the acquisition of Quilogy in January 2010.

We currently do not have any employees represented by a collective bargaining agreement and we have had no labor-related work stoppages. We believe our relations with our employees are good.

Properties

As of December 31, 2010 we had 53 leased facilities located in 18 countries. This included 7 primary sales, research and development facilities located in India, the United Kingdom and the United States. Our real property portfolio consisted of aggregate floor space of approximately 578,000 square feet, all of which is leased. Most of the leases for our primary facilities will expire within the next 36 months with the exception of one month-to-month lease and one lease with a remaining term of 12 years (but which we may terminate in May 2013). We believe that all of our facilities and equipment are in good condition and are well maintained. Our facilities are used for current operations of all operating segments.

Regulation and Legislation

As an exporter of certain items such as software that includes encryption capabilities, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to, the Export Administration Regulations, administered by the U.S. Department of Commerce Bureau of Industry and Security. In addition, we are subject to economic sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury. A determination that we have failed to comply with one or more of these export control or economic sanctions laws or regulations could result in significant civil or criminal penalties, including the imposition of fines upon us, as well as the denial of export privileges and debarment from participation in U.S. government contracts. In addition, changes to international trade and export laws and regulations could adversely affect our business, results of operations and financial condition.

Legal Proceedings

In January 2008, we filed an action in state court in Massachusetts against Kenexa Technology, Inc. (“Kenexa”) alleging fraudulent misrepresentation, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and violations of state statutory law, in each case in connection with a 2007 agreement pursuant to which Kenexa agreed to provide outsourced employee recruiting and processing. In May 2010, a jury trial resulted in a verdict for Kenexa. We pursued the statutory law claim in post-trial motions. The court denied our statutory law claims in January 2011 and it ruled in February 2011 that we must pay Kenexa for attorney fees, interest and costs. We are still pursuing post-trial motions, including one to reduce the jury verdict to the liability limit provided in the contract. If successful, the corresponding interest amount due would also be reduced. We had accrued the attorney fees, interest and costs at December 31, 2010.

We are also party to various other litigation matters, in most cases involving ordinary and routine claims incidental to our business. We cannot estimate with certainty our ultimate legal and financial liability with respect to such pending litigation matters. However, we believe, based on our examination of such matters, that our ultimate liability will not have a material adverse effect on our financial position, results of operations or cash flows.

Other Matters

The IRS recently completed an audit of our consolidated federal income tax return for tax year 2005. As part of their audit, the IRS has determined that we owe $161.8 million of additional tax and penalties. The majority of these additional taxes arise from the IRS’s significantly higher valuation of certain intellectual property transferred offshore by Aspect Communications in 1999 and 2000 and the IRS’s reallocation of certain research and development shared costs between our U.S. and offshore entities. In addition, the IRS has disallowed certain transaction costs we deducted in connection with our acquisition of Aspect Communications. The amounts reported on our returns are based on studies performed by an independent third party. The IRS assessment does not include interest on underpayments and additional state taxes that would be due if we are unsuccessful in defending the positions reported on our tax returns. We have analyzed the technical merits of each of the IRS’ assessments and the strength of the positions claimed on our tax returns, which included an analysis performed by an independent party at the time of the intellectual property transfer, and have reserved for certain items consistent with the requirements of ASC 740-10. However, we have not recorded any reserve for uncertain tax positions related to the transfer of intellectual property, because we believe that the positions reported on our tax returns will be sustained on their technical merits. We intend to vigorously contest the assessment at IRS Appeals and, if necessary, in court.

MANAGEMENT

Below is a list of the names and ages of our managers, executive officers and key employees and a brief account of their business experience.

Name	Age	Position
James D. Foy	63	President, Chief Executive Officer and Director

Michael J. Provenzano III	41	Executive Vice President, Finance and Chief Financial Officer

Gary Barnett	57	Executive Vice President, Research & Development and Chief Technology Officer

Kevin Schwartz	46	Executive Vice President, Global Professional Services

Michael Sheridan	49	Executive Vice President, Worldwide Sales

Jamie Ryan	52	Senior Vice President, Information Technology and Chief Information Officer

David Reibel	47	Senior Vice President and General Counsel

Laurie Cairns	51	Senior Vice President, Marketing

Gwen Braygreen	43	Senior Vice President, Aspect Technical Service & Continuing Engineering

David Herzog	47	Vice President, Customer Experience

Prescott Ashe	43	Director

David Dominik	54	Director

Fredric Harman	50	Director

Rajeev Amara	34	Director

James D. Foy has served as our President and Chief Executive Officer (“CEO”) since 2001. From 2000 to 2001, Mr. Foy served as president of Informix Software, a global enterprise software company with more than $750 million in revenue. From 1994 to 2000 Mr. Foy served in various executive positions at VMark Software, which became Ardent Software in 1997. From 1991 to 1994, Mr. Foy was the founder, president and CEO of Constellation Software. From 1982 to 1994, Mr. Foy was director of research and Development at Prime Computer. While at Prime, he was also a member of the board of directors of X/Open and Unix International. Mr. Foy has received numerous industry accolades, which include being named CEO of the Year for the contact center industry by Frost & Sullivan in 2005,the Ernst & Young Entrepreneur of the Year® award in 2006 in the software category in New England and a lifetime achievement award from by Technology Marketing Corporation (“TMC”). In total, Mr. Foy has over three decades of software industry experience. As a result of these and other professional experiences, Mr. Foy possesses particular knowledge and experience in the software, telecommunications and technology industries; strategic planning and leadership of complex organizations; and leadership of complex organizations that strengthen the board’s collective qualifications, skills and experience.

Michael J. Provenzano III has served as our Executive Vice President of Finance and Chief Financial Officer (“CFO”) since September 2005, prior to that he served as our Vice President of Finance & Chief Financial Officer since July 2000 and served as our Corporate Controller from 1999 to June 2000. Prior to joining our company, Mr. Provenzano worked at Arthur Andersen LLP as an audit manager in the high technology practice. In 2009, Mr. Provenzano was named CFO of the Year for large private companies by the Boston Business Journal. In 2005, Mr. Provenzano was named a “40 Under 40” business leader to watch in the Greater Boston region by the Boston Business Journal. Mr. Provenzano is a member of the American Institute of

Certified Public Accountants and the Massachusetts Society of Certified Public Accountants. He graduated magna cum laude with a Bachelors of Science degree in Business Administration from Merrimack College in North Andover, Massachusetts. Mr. Provenzano has more than eighteen years of software and high-tech experience.

Gary Barnett has served as our Chief Technology Officer and Executive Vice President of Aspect Technical Services and Research & Development since 2005. From 2003 to 2005, Mr. Barnett served as president and CEO of Aspect Communications. Prior to that, Mr. Barnett was Executive Vice President and Chief Technology Officer at Aspect Communications. From 1987 to 1996, Mr. Barnett was President and CEO at Prospect Software, a company that pioneered computer-telephony integration in the early 1990s. From 1986 to 1987, Mr. Barnett served as Director of Software Development at Aspect Communications, was one of the founding engineers, and played a key role in the development of the company’s first automatic call distributor. Prior to joining our company in 1987, Mr. Barnett was a founding engineer at Octel Communications, where he was one of the developers of the company’s first voice-messaging system. Mr. Barnett holds a bachelor’s degree from Western Kentucky University and a master’s degree in computer science from the University of Kentucky.

Kevin Schwartz has served as our Executive Vice President of Global Professional Services since June 2008. From July 2007 to January 2008, Mr. Schwartz was senior vice president and general manager of the integrated marketing services business unit at Experian. From 2001 to June 2007, Mr. Schwartz was a Vice President in the management consulting firm of Capgemini where he held executive leadership roles including Midwest Region Consulting Services Leader and Midwest Region Chief Operations Officer. From 1994 to 2001, Mr. Schwartz was a management consultant at PricewaterhouseCoopers where he was also a Partner from 1998 to 2001. Prior to 1994, Mr. Schwartz was a management consultant at Andersen Consulting. Mr. Schwartz holds a bachelor of science in computer science from Rensselaer Polytechnic Institute and has minors in general business management and industrial psychology.

Michael Sheridan has served as our Executive Vice President of Worldwide Sales since July 2009. He served as our senior vice president of strategy and marketing from September 2005 to July 2009. From September 2004 to September 2005, Mr. Sheridan was vice president of strategy and marketing at Concerto Software. From May 2001 to September 2004, Mr. Sheridan was director of global strategy and marketing at Rockwell FirstPoint Contact. From November 1997 to May 2001, Mr. Sheridan was in Sales and Sales Management at Genesys Telecommunications Laboratories. Prior to that, Mr. Sheridan worked at Hewlett-Packard from January 1984 to November 1997 in a variety of support, IT and sales roles. Mike earned a master’s degree in computer science and telecommunications from DePaul University and a bachelor’s degree in electrical engineering and technology from Bradley University. In total, Mr. Sheridan has more than 25 years of experience in communications and technology.

Jamie Ryan has served as our Senior Vice President of Information Technology and Chief Information Officer since 1997. From 1995 to 1997, Mr. Ryan was Director of IT at Open Market, Inc., an eBusiness application provider. From 1985 to 1995, Mr. Ryan held a series of senior positions in information technologies and operations at Digital Equipment Corporation. In total, Mr. Ryan has two decades of information technology experience.

David Reibel has served as our General Counsel and Senior Vice President since September 2008. Prior to joining our company, Mr. Reibel served as General Counsel for WAY Systems from September 2006 to May 2008, Aprisma Management Techonologies from 2001 to 2002, First Telecom from 2000 to 2001 and Espirit Telecom from 1994 to 1999. Mr. Reibel also practiced law with Convergent GC from March 2004 to September 2006. Mr. Reibel holds a bachelor’s degree from The University of Michigan and a J.D. from Stanford Law School.

Laurie Cairns has served as our Senior Vice President of Marketing since October 2009. Since 1986, Ms. Cairns has been the president of LEC, an integrated branding agency; in October 2009, Ms. Cairns relinquished her day-to-day management responsibilities, but continues in her capacity as an officer of the company. She holds a business process patent in internet promotions, and is the marketing committee chair of Lumity, a nonprofit organization that leverages information technology. In total, Ms. Cairns brings more than 25 years of marketing and brand expertise to Aspect.

Gwen Braygreen has served as our Senior Vice President of Technical Services since June 2010. She served as Vice President of Customer Experience from August 2009 to June 2010, as Vice President of Sales Operations from October 2007 to July 2009 and as Vice President of Aspect Education Services from May 2003 to September 2007. Prior to that, Ms. Braygreen was a Director with Aspect Telecommunications from 2000 to 2003 and held various positions with the company between 1997 and 2000. Ms. Braygreen has also held management and technical training positions at a number of companies, including the American Broadcasting Company. Ms. Braygreen holds a bachelor’s degree in history from the University of California at Berkeley and a master’s degree in interactive telecommunications from New York University.

David Herzog has served as Vice President of Customer Experience since June 2010. He served as a regional vice president of sales from November 2004 to June 2010. He also held a similar position at Concerto Software prior to its merger with Aspect Communications. Before joining Concerto Software, Mr. Herzog held sales positions of increasing responsibility at Rockwell FirstPoint Contact, which he joined in 1995 as a Senior Account Executive. He has also held sales positions with AT&T Wireless and Xerox Corporation. Mr. Herzog has a MBA from the University of Phoenix and a bachelor’s degree in business from San Diego State University.

Prescott Ashe has served as a member of the board of directors of our company or Melita International, our predecessor, since May 2003. Mr. Ashe has been a Managing Director of Golden Gate since 2000. Mr. Ashe has fifteen years of private equity investing experience and has participated in both growth-equity and management buyout transactions with more than $10.0 billion in value. Mr. Ashe focuses on (i) technology-related industries (specifically software, IT services, electronic hardware and manufacturing services), (ii) the consumer products and retail sectors and (iii) business services. Prior to joining Golden Gate, Mr. Ashe was a Principal at Bain Capital, which he initially joined in 1991, and a strategy consultant at Bain & Company. Mr. Ashe holds a J.D. from Stanford Law School and a B.S. in Business Administration from the University of California at Berkeley (where he graduated first in his class). As a result of these and other professional experiences, Mr. Ashe possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

David Dominik has served as a member of the board of directors of our company or Melita International, our predecessor, since May 2003. Mr. Dominik has been a Managing Director of Golden Gate since 2000, when he co-founded the firm. Mr. Dominik previously spent ten years as a Managing Director at Bain Capital. Mr. Dominik managed Information Partners, a specialized fund within Bain Capital, that focused on opportunities in the information services and software markets and also served on the investment committee of Brookside, Bain Capital’s public equity hedge fund. Mr. Dominik has a J.D. from Harvard Law School and an A.B. from Harvard College. Mr. Dominik is also a member of the board of directors of Infor Global Solutions, Express, LLC, Lantiq, Escalate Retail and Orchard Brands. As a result of these and other professional experiences, Mr. Dominik possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Fredric Harman has served as a member of the board of directors of our company or Melita International, our predecessor since February 2005. Mr. Harman has been a Managing Partner of Oak since 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Limelight Networks, an online content delivery network provider, U.S. Auto Parts, an online provider of after-market auto parts, and several privately held companies. Mr. Harman received a B.S. and an M.S. in electrical engineering from Stanford University, where he was a Hughes Fellow, and an M.B.A. from the Harvard Graduate School of

Business. As a result of these and other professional experiences, Mr. Harman possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Rajeev Amara has served as a member of our board of directors since January 1, 2011. Mr. Amara is a Managing Director of Golden Gate Capital, which he joined in 2000. At Golden Gate Capital, Mr. Amara focuses on the industrials sector. Prior to joining Golden Gate Capital, Mr. Amara worked as an investment banker with the Los Angeles office of Donaldson, Lufkin & Jenrette (“DLJ”). At DLJ, Mr. Amara completed a large number of transactions including high yield financings, public and private equity offerings, leveraged buyouts and mergers and acquisitions. He graduated magna cum laude with a B.S. in economics from The Wharton School of the University of Pennsylvania. As a result of these and other professional experiences, Mr. Amara possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Board Composition

Our board of directors currently consists of five members, all of whom were elected as directors under the board composition provisions of a shareholders agreement entered into by and among Holdings, Golden Gate and certain other shareholders of Holdings. The shareholders agreement provides that our board will be composed of the same people as Holdings’ board. The shareholders agreement provides that Holdings’ board of directors shall have no more than seven members. Of these seven, Golden Gate is entitled to designate six directors and Oak is entitled to designate one. There are currently five directors on our board and on the board of Holdings: Mr. Foy, Mr. Ashe, Mr. Dominick and Mr. Amara, who were appointed by Golden Gate, and Mr. Harman, who was appointed by Oak.

The articles of association of Holdings provide that, subject to the terms of the shareholders agreement, the number of directors on the board of Holdings may be increased or decreased by a resolution passed by a simple majority of the members of Holdings. They further provide that, subject to the shareholders agreement, a director may be appointed or removed from the board of Holdings by an Ordinary Resolution. Our bylaws provide that the size of our board shall be determined from time to time by a resolution of our board and that our directors shall be elected at each annual meeting of the shareholders.

No board committees have been designated at this time.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. The board focuses on our general risk management strategy, the most significant risks facing our company and ensures that appropriate risk mitigation strategies are implemented by management. The board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our management is responsible for day-to-day risk management. Our CFO and General Counsel serve as the primary monitoring function for company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for the ongoing business of the company. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational and compliance and reporting levels.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all our employees, including our Chief Executive Officer and other senior officers. These standards are designed to deter wrongdoing and promote the legal and ethical conduct of all employees.

Director Independence

Holdings and its subsidiaries, including the Issuer, are privately owned. As a result, we are not required to have independent directors.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Director Compensation

None of our directors receive fees for services as directors. In the future, we may compensate directors who are neither our employees nor affiliates of Golden Gate or Oak. All of our directors will be reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

Compensation Committee Interlocks and Insider Participation

While we have no formal compensation committee, our board reviews compensation for our NEOs annually and in the event of promotions, changes in level of responsibilities or when competitive circumstances or business needs may require. Our board considers input from our CFO and CEO, as well as our head of human resources, in connection with its review of compensation and, based in part on such input, our board awards compensation consistent with our compensation philosophy. For more information regarding compensation, see “Executive Compensation.”

None of our executive officers has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of any of our boards of managers or boards of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our CEO) and principal financial officer (our CFO), regardless of compensation level, any persons who served in such capacities during the last fiscal year regardless of whether they have left our company and the three most highly compensated executive officers serving at the end of our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our NEOs.

Our NEOs during 2010 are listed in the table below.

Name	Title
James D. Foy	President and Chief Executive Officer
Michael J. Provenzano III	Executive Vice President, Finance, and Chief Financial Officer
Gary Barnett	Chief Technology Officer and Executive Vice President, Research and Development
Kevin Schwartz	Executive Vice President, Global Professional Services
Michael Sheridan	Executive Vice President, Worldwide Sales

In 2004, we became privately held by investment funds managed by Golden Gate and Oak and company management. Messrs. Foy and Provenzano were executives of our company at the time we went private. Mr. Sheridan became an officer of our company in connection with our merger with Rockwell FirstPoint Contact in September 2004 and Mr. Barnett became an officer in connection with our acquisition of Aspect Communications in September 2005. Mr. Schwartz was hired in August 2008. With respect to these NEOs, our board has determined compensation based upon, as applicable, negotiations with the NEOs prior to their being hired, past practices at our company before we became privately held and the past experiences of Golden Gate with other executives of their portfolio companies. In 2010, all members of our board participated in deliberations concerning NEO compensation.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our equity holders through short- and long-term incentive compensation programs. For our NEOs, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the NEOs has historically consisted of equity compensation and cash incentive compensation contingent upon the achievement of financial and operational performance metrics. We expect to continue to provide our NEOs with a significant portion of their compensation in this manner. These two elements of executive compensation are aligned with the interests of our shareholders because the amount of compensation ultimately received will vary with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To pay for performance

Individuals in leadership roles are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	individual contribution to attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

To pay competitively

We are committed to providing a total compensation program designed to retain our highest performing employees and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our board’s experience with pay practices and compensation levels for companies such as ours.

To pay equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our board considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two main types—severance pay and benefits continuation. We believe that these benefits are important considerations for our executive officer compensation package, as they afford a measure of financial security in the event of terminations of their employment under certain circumstances and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We elect to provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Review of Compensation

We review compensation elements and amounts for NEOs on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. We seek to determine compensation levels that allow us to compete in hiring the best possible talent, without strict reliance on any source of data. Each year we evaluate our pay practices and overall pay levels against what we believe to be standard pay practices and levels within our industry, which we determine in part from experience and personal knowledge, third party data and publicly available data. The CEO provides compensation recommendations to our board for executives other than himself based on this evaluation and the other considerations mentioned in this Compensation Discussion and Analysis.

The board considers input from our CEO and CFO when setting financial objectives for our incentive plans. The board also considers input from our CEO, with the assistance of our head of human resources (for officers other than the CEO), regarding recommendations for base salary, annual incentive targets and other compensation awards. The board typically gives significant weight to our CEO’s judgment when assessing performance and determining appropriate compensation levels and incentive awards for our other NEOs. The board then awards compensation packages that are consistent with our compensation philosophy.

Elements of Compensation

As discussed throughout this Compensation Discussion and Analysis, the compensation policies applicable to our NEOs are reflective of our pay-for-performance philosophy, whereby a significant portion of both cash and equity compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance. This compensation mix is consistent with our performance-based philosophy that the role of executive officers is to enhance shareholder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity incentives; and

•	certain additional executive benefits.

Base salary, performance-based cash incentives and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. Taking this comprehensive view of all compensation components allows us also to make compensation determinations that will reflect the principles of our compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

Base salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our NEOs in 2010 were established by our board of directors, based in large part on the salaries established for these persons when they were hired or promoted by our company and our board’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities;

•	pay mix (base salary, annual cash incentives, equity incentives and other executive benefits); and

•	compensation practices in our industry.

In setting base salaries for 2010, our board considered the factors described above in the context of each NEO’s employment situation and determined to make no adjustments in 2010.

The annual base salaries in effect for each of our NEOs during 2010 are as follows:

Name	2010
James D. Foy	$550,014
Michael J. Provenzano III	350,022
Gary Barnett	400,005
Kevin Schwartz	340,018
Michael Sheridan	300,000

Salaries for executive officers are reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. As noted above, compensation packages are typically consistent with our compensation philosophy. There were no changes to the NEOs annual base salaries in 2010.

Performance-based cash incentives

We pay quarterly and annual performance-based cash incentives or bonuses in order to align the compensation of our NEOs with our short-term operational and performance goals and to provide near-term rewards for our NEOs to meet these goals. From time to time, our board has exercised its discretion in determining cash incentive amounts and making individual awards, but generally our performance-based cash incentives are made under our Management Incentive Plan (“MIP”).

Incentive payments are based on our attainment of pre-established objective financial goals relating to earnings before interest, taxes, depreciation and amortization (“EBITDA”, as defined in our first lien credit agreement) and total net product and services revenue for quarterly and annual performance periods. We use these financial goals to determine incentive payments because they measure performance over the periods in which executives can have a significant impact and because they are directly linked to goals under our annual operating plan. Our board sets these financial goals at the beginning of each year based on an analysis of (1) historical performance; (2) income, expense and margin expectations; (3) financial results of other comparable businesses; (4) economic conditions; and (5) progress toward achieving our strategic plan. We believe our 2010 financial targets were designed to be realistic and reasonable, but challenging.

In the future we may use other objective financial performance indicators for the MIP including, without limitation, the price of our equity, shareholder return, return on equity, return on investment, return on capital, revenue growth, economic profit, economic value added, net income, operating income, gross margin, free cash flow, earnings per share, EBITDA (or any derivative thereof) or market share.

Under the MIP, the overall target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary and in 2010, this overall target was 65 to 100% for each eligible NEO. The threshold and target MIP payout opportunities of our NEOs for fiscal 2010 are set forth in the “Grants of Plan-Based Awards” table under “—Compensation tables” below.

The following table shows the threshold, targeted and actual cash payout under the MIP as a percentage of base salary for each eligible NEO in 2010:

	Fiscal Year 2010
	Performance-based cash payout as a percentage of base salary
Name	Threshold	Target	Actual
James D. Foy	50%	100%	93%
Michael J. Provenzano III	33	65	94
Gary Barnett	33	65	91
Kevin Schwartz	33	65	88
Michael Sheridan	33	65	92
Total revenue (in millions)(1)	*	$534.8	$508.5
EBITDA (in millions)(1)	*	$172.8	$175.4

*	Total revenue and EBITDA targets are each weighted 50% in determining whether performance targets have been met. If the weighted average of the performance measures is below 90% of the weighted performance target, we do not fund the bonus plan.
(1)	Total revenue and EBITDA are both as adjusted pursuant to the provisions of the credit agreement.

The following table shows each currently employed NEO’s targets for the cash bonus under the MIP as a percentage of base salary for 2011. We do not believe that disclosure of our financial targets is relevant to an understanding of compensation, and we therefore have not disclosed them. In addition, because the components of our financial targets contain highly sensitive data, we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our financial targets are intended to be realistic and reasonable, but challenging, in order to drive performance by our NEOs.

	Fiscal Year 2011
	Performance-based cash payout as a percentage of base salary
Name	Threshold	Target
James D. Foy	50%	100%
Michael J. Provenzano III	33	65
Gary Barnett	33	65
Kevin Schwartz	33	65
Michael Sheridan	33	65

Equity incentives

Holdings maintains two stock option plans for NEOs and it’s employees, the 2003 Share Purchase and Option Plan (the “2003 Plan”) and the 2004 Stock Plan (the “2004 Plan” and together with the 2003 Plan, the “Plans”). The 2003 Plan provides for the grant of Class A-1 restricted stock and the grant of options to purchase Class A-1 ordinary shares of Holdings. The 2004 Plan provides for the grant of options to purchase Class A-2 non-voting ordinary shares of Holdings. Historically, we have made grants under the Plans in conjunction with the hiring of employees, a promotion or the occurrence of a major corporate event. During 2010, equity incentive grants were made to our NEOs corresponding with our debt refinancing.

All NEOs have received equity incentive grants under the Plans. To date, we have used grants of stock options and shares of restricted stock as our principal forms of equity incentives because they are an effective means to align the long-term interests of our executive officers with those of our shareholders. The options and shares of restricted stock attempt to achieve this alignment by providing our NEOs with equity incentives that vest over time or upon the occurrence of certain events. Both options and shares of restricted stock also serve to reward our NEOs for performance. The value of an option or a restricted share is at risk for the NEO and is entirely dependent on the value of a share of our stock. The value of our stock is dependent in many ways on management’s success in achieving our goals. If the price of our ordinary shares drops, for any reason, over the vesting period of the option or restricted share, the value of the option or restricted share to the executive will drop and could become worthless. In determining the number and type of equity incentives to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the individual’s historic and recent performance and the value of each equity incentive in relation to other elements of the individual executive’s total compensation.

We may in the future grant other forms of equity incentives, subject to the board’s discretion, to ensure that our executives are focused on long-term shareholder value creation. We expect that the board will continue to review the equity awards previously awarded to management, the performance of our business and the value of our stock. The board may in the future establish, but does not currently have, levels of equity incentive holdings for our NEOs such that the portion of overall compensation that is variable is consistent with our pay-for-performance philosophy and competitive within our industry.

Holdings generally issues options at no less than fair market value which expire seven years from the date of grant. Stock options vest over time at a rate of 25% of the total grant per year over four years, with no vesting until the first anniversary of the specified vesting date, and the remainder vesting monthly thereafter. Options issued under the 2004 Plan are not exercisable until the consummation of an initial public offering. If the holder of an option under the 2004 Plan leaves our service prior to the option becoming exercisable, then unless the holder resigned, or was terminated for cause or for participation in a competitive activity, the difference between the fair market value of the underlying shares and the exercise price of the vested options of the holder at the time of his termination will be paid to him in cash.

Holdings has sold restricted stock to Messrs. Foy and Provenzano in connection with our company becoming privately held. According to the terms of the restricted share purchase agreements governing such sales, shares were sold at no less than fair market value, vested over time at a rate of 6.25% of the total shares purchased on each of the first four three-month anniversaries of the grant date, and then at a rate of 25% of the total shares purchased on the following annual anniversaries of the grant date thereafter. As of the end of fiscal year 2010, all restricted stock awarded to our NEOs is fully vested.

Equity incentives—summary of 2003 Plan

In May of 2003, we adopted the 2003 Plan, which provides for the grant of stock options and the sale of ordinary shares of Holdings to present and future employees, directors, officers, consultants or advisors of Holdings or its subsidiaries. The purpose of the 2003 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with an ownership interest in conjunction with our long-term success or the fulfillment of their personal responsibilities. The following is a summary of the material terms of the 2003 Plan, but does not include all of the provisions of the 2003 Plan. For further information about the 2003 Plan, we refer you to the complete copy of the 2003 Plan, which we have filed as an exhibit to the registration statement, of which this prospectus is a part.

The 2003 Plan is currently administered by the board. The board has full power and authority to determine the amount, price, terms and conditions of awards under the 2003 Plan and to prescribe, amend and rescind rules and procedures governing the administration of the 2003 Plan, including, but not limited to (i) interpreting the terms of the 2003 Plan, the terms of any options granted under the 2003 Plan and the rules and procedures established by the board governing any such options and (ii) determining the rights of any person under the 2003 Plan or the meaning of requirements imposed by the terms of the 2003 Plan or any rule or procedure established by the board. At February 28, 2011, 38,367,503 Class A-1, Class A-2 and Class L shares were available for grant under the 2003 Plan.

The board may grant nonqualified stock options and incentive stock options to purchase shares of our ordinary shares under the 2003 Plan to employees, directors, officers, consultants or advisors of Holdings or its subsidiaries. The board determines the number of shares subject to each option, the term of each option, which may not exceed ten (10) years in the case of an incentive stock option, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option may have an exercise price less than the fair market value of the underlying share at the time of grant. Options are typically issued at no less than fair market value, expire seven years from the date of grant, and vest over time at a rate of 25% of the total grant per year over four years, with no vesting until the first anniversary of the specified vesting date, and the remainder vesting monthly thereafter.

The board may award shares of restricted stock under the 2003 Plan to employees, directors, officers, consultants or advisors of Holdings or its subsidiaries. The board determines the price, quantity and terms and conditions for which such shares are to be sold. Any purchaser of restricted stock pursuant to the 2003 Plan must pay the purchase price in full. We have not sold restricted stock since our acquisition by Golden Gate in 2004. However, one employee, our Senior Vice President of Marketing Laurie Cairns, receives a portion of her compensation in the form of restricted stock. Each share of restricted stock granted to her is valued at fair market value as of the date of grant.

Except for certain exceptions, if any person who receives an award under the 2003 Plan leaves the service of Holdings or any of its subsidiaries for any reason, Golden Gate, Oak and our company have the option of acquiring any and all shares such person owns in Holdings, whether he purchased them directly or acquired them through option exercise. Vested shares may be repurchased at the fair market value of the shares on the date the award recipient left service, and unvested shares may be repurchased at the lower of fair market value or the price at which the award recipient initially acquired the shares.

Before an initial public offering of Holdings, in the event of a sale of all or substantially all of Holdings or its assets that has been approved by a majority of the shares held by Golden Gate and Oak combined, recipients of awards under the 2003 Plan must vote to approve the sale and sell all shares of Holdings they hold. Holders of exercisable rights to acquire shares of Holdings will be given the opportunity to exercise their rights and participate in the sale before it closes. Award recipients will receive amounts in accordance with the distribution priority set forth in Holdings’ articles of association in exchange for their shares. Pursuant to our option agreements, any options which have not been exercised prior to or in connection with the sale will expire upon the consummation of the transaction.

Equity incentives—summary of 2004 Plan

In March of 2004, we adopted the 2004 Plan, which provides for the grant of options to purchase nonvoting Class A-2 shares of Holdings to present and future employees of Holdings or its subsidiaries. The purpose of the 2004 Plan is to provide incentives that will attract, retain and motivate high performing employees by providing them with an ownership interest in conjunction with our long-term success or the fulfillment of their personal responsibilities. The following is a summary of the material terms of the 2004 Plan, but does not include all of the provisions of the 2004 Plan. For further information about the 2004 Plan, we refer you to the complete copy of the 2004 Plan, which we have filed as an exhibit to the registration statement, of which this prospectus is a part.

The 2004 Plan is currently administered by the board. The board has full power and authority to determine the amount, price, terms and conditions of awards under the 2004 Plan and to prescribe, amend and rescind rules and procedures governing the administration of the 2004 Plan, including, but not limited to (i) interpreting the terms of the 2004 Plan, the terms of any options granted under the 2004 Plan and the rules and procedures established by the board governing any such options and (ii) determining the rights of any person under the 2004 Plan or the meaning of requirements imposed by the terms of the 2004 Plan or any rule or procedure established by the board. At February 28, 2011, 6,743,317 Class A-2 were available for grant under the 2004 Plan.

The board may grant nonqualified stock options to purchase shares of Holdings’ Class A-2 stock under the 2004 Plan to eligible employees of Holdings or its subsidiaries. The board will determine the number of shares of our Class A-2 stock subject to each option, the term of each option, the exercise price, the vesting schedule, if any, and the other material terms of each option. No option may have an exercise price less than 90% of the fair market value of a Class A-2 share at the time of grant. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the board at grant, but may not be exercisable prior to the consummation of an initial public offering. If the holder of an option under the 2004 Plan leaves our service prior to the option becoming exercisable, then unless the holder resigned, or was terminated for cause or for participation in a competitive activity, the difference between the fair market value of the underlying shares and the exercise price of the vested options of the holder at the time of his termination will be paid to him in cash.

In connection with a sale of all or substantially all of Holdings or its assets, the board may accelerate vesting of outstanding awards under the 2004 Plan. In addition, all awards under the 2004 Plan may be, in the discretion of the board, (1) assumed and continued or substituted for options to acquire capital stock of the acquiring entity, (2) purchased by us for an amount equal to the excess of the fair market value of the underlying Class A-2 shares over the exercise price of the awards, or (3) cancelled if the fair market value of a Class A-2 share at the time of the sale is less than the exercise price of the award.

Other executive benefits

We provide our executive officers with the following other benefits:

Retirement plan benefits

We have a qualified contributory retirement plan (the “401(k) Plan”) established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan covers all of our employees who are at least 18 years of age and who work at least 20 hours per week within the United States. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. We provide for matching contributions to the 401(k) Plan subject to the discretion and approval of the board and we may contribute additional amounts at our discretion. Employer contributions vest at a rate of 25% on each of the first four anniversary dates of the employee’s date of hire. For the year ended December 31, 2010, we made matching contributions to the plan for all employees totaling approximately $3.0 million. We did not make a matching contribution for the years ended December 31, 2009 and 2008.

Health and welfare benefits

We offer health, dental and vision coverage for all employees. The NEO’s cost for those coverages are supplemented by the company.

Life insurance

We provide basic life coverage equal to 1.5 times base salary, subject to a maximum of $500,000, and the NEOs may purchase additional coverage up to five times base salary, subject to a maximum of $1 million.

Disability insurance

We provide short-term disability coverage for employees who may not be able to work for temporary but extended periods of time due to illness or injury, either physical or mental, including pregnancy, childbirth, or related medical conditions. The benefit payment is 80% of base pay for the first 12 weeks of disability, and then 66 2/3% for the next 14 weeks, up to a maximum of $2,500 per week.

We also provide long-term disability coverage of 50% of base pay, up to a maximum of $11,250 per month. NEOs may purchase additional coverage to increase the percentage to 66 2/3% of base pay, subject to a maximum of $11,250 per month.

Accounting and tax considerations

In determining which elements of compensation are to be paid and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation tables

The following tables provide information regarding the compensation earned during our most recently completed fiscal year by our NEOs.

Summary compensation table

The following table shows the compensation earned by our NEOs during the fiscal year ended December 31, 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(5)	Total ($)
James D. Foy	2010	550,014	919,713	502,367	512,200	31,368	1,294,900	3,810,562
President, CEO and Director

Michael J. Provenzano III	2010	350,022	492,177	279,520	213,195	2,688	582,370	1,919,772
Executive Vice President, Finance and CFO

Gary Barnett	2010	407,577	—	30,937	235,579	—	10,188	684,281
Chief Technology Officer and Executive Vice President, Technical Services and Research & Development

Kevin Schwartz	2010	340,018	—	102,099	194,943	—	9,592	646,652
Executive Vice President, Global Professional Services Aspect

Michael Sheridan	2010	300,000	750	54,329	179,993	—	8,340	543,412
Executive Vice President, Worldwide Sales

(1)	In connection with an acquisition in 2004, we entered into deferred compensation agreements which provide for aggregate payments of approximately $0.6 million to be paid upon the earlier of a liquidity event, as defined in such deferred compensation agreements, or February 9, 2014. These deferred compensation agreements do not accrue interest.
(2)	Reflects bonuses paid to Mr. Foy and Mr. Provenzano to satisfy tax obligations related to the forgiveness of notes outstanding in May 2010 in connection with our debt refinancing. The bonus paid to Mr. Sheridan reflects a payment under our patent program.

(3)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for share option awards granted in 2010 and prior years.
(4)	Reflects bonuses earned by our Named Executive Officers under our Management Incentive Plan.
(5)	All other compensation consists of the following:

	Contribution for Long Term Disability Insurance ($)	Note Forgiveness ($)	Matching Contributions Under Aspect's 401(k) Plan ($)	Total ($)
James D. Foy	4,357	1,283,193	7,350	1,294,900
Michael J. Provenzano III	760	574,060	7,350	582,370
Gary Barnett	2,838	—	7,350	10,188
Kevin Schwartz	2,242	—	7,350	9,592
Michael Sheridan	990	—	7,350	8,340

Grants of plan-based awards

On March 31, 2010, we consolidated our equity structure by eliminating share classes B-1, B-2, C-1 and C-2 (“Share Consolidation”). In connection with the Share Consolidation, we (1) issued and repurchased 62,750 of class C-2 common stock and (2) mandatorily exchanged our outstanding class B-2 and C-2 shares of common stock for class A-2 shares of common stock and (3) mandatorily exchanged our outstanding class B-1 and C-1 shares for options to purchase class A-2 stock. In addition, on March 8, 2010, we offered and on April 2, 2010 completed, a stock option exchange program (“Exchange Program”) giving option holders the right to tender outstanding stock options to purchase class A-2 stock that had an exercise price greater than the fair market value of those shares as of the exchange date to purchase class A-2 stock. In exchange for this tender, the holders would receive new stock options with an exercise price at current fair market value based upon a predetermined ratio.

During fiscal year 2010, each of our eligible NEOs participated in our performance-based cash incentive plan in which each officer was eligible for awards set forth under “Estimated Potential Payouts Under Non-Equity Incentive Plan Awards” below. Bonuses were paid to our eligible NEOs under our Management Incentive Plan during fiscal year 2010. For a detailed discussion of our performance-based cash incentive plan, refer to “—Compensation Discussion and Analysis—Performance-based cash incentives.”

We granted stock options to our Named Executive Officers under our stock option plans during 2010, as set forth in the table below under “All Other Option Awards: Number of Securities Underlying Options.” For a detailed discussion of our stock options, refer to “—Compensation Discussion and Analysis—Equity incentives.”

Name	Grant Date (1)	Estimated potential payouts under non-equity incentive plan awards (2)		All other stock awards: number of shares or stock units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and award options ($)
		Threshold ($)	Target ($)(1)
James D. Foy	3/31/10	275,007	550,014	—	1,086,956	1.05	435,952
	4/08/10			—	750,000	1.05	309,900
Michael J. Provenzano III	3/31/10	113,757	227,514	—	543,478	1.05	217,976
	4/08/10			—	750,000	1.05	309,900
Gary Barnett	4/08/10	130,002	260,003	—	360,000	1.05	148,752
Kevin Schwartz	4/02/10	110,511	221,012	—	199,999	1.05	159,903
	4/08/10			—	75,000	1.05	30,990
Michael Sheridan	4/02/10	97,500	195,000	—	83,333	1.05	31,569
	4/08/10			—	350,000	1.05	144,620

(1)	Grants on March 31, 2010 represent exchanges associated with the Share Consolidation. Grants on April 2, 2010 represent actions associated with our Exchange Program. All grants on April 8, 2010 were outside of these two programs.

(2)	The amounts set forth under “Target” include the MIP, which is subject to CEO discretion within parameters approved by the Board.

Outstanding equity awards at fiscal year-end

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of December 31, 2010.

	Option Awards					Restricted Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date		Number of shares or units of restricted stock that have not vested (#)	Market value of shares or units of restricted stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, restricted stock units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, restricted stock units or other rights that have not vested (#)
James D. Foy	3,260,870	—	0.79180	1/12/2013	(1)	—	—	—	—
	326,087	—	3.13000	1/12/2013	(1)	—	—	—	—
	326,087	—	6.05000	1/12/2013	(1)	—	—	—	—
	1,086,956	—	1.05000	3/31/2017	(2)	—	—	—	—
	—	750,000	1.05000	4/08/2017	(3)	—	—	—	—

Michael J. Provenzano III	978,261	—	0.79180	1/12/2013	(1)	—	—	—	—
	163,043	—	3.13000	1/12/2013	(1)	—	—	—	—
	163,043	—	6.05000	1/12/2013	(1)	—	—	—	—
	543,478	—	1.05000	3/31/2017	(2)	—	—	—	—
	—	750,000	1.05000	4/08/2017	(3)	—	—	—	—

Gary Barnett	1,000,000	—	0.79180	1/12/2013	(1)	—	—	—	—
	125,000	—	3.13000	1/12/2013	(1)	—	—	—	—
	125,000	—	6.05000	1/12/2013	(1)	—	—	—	—
	—	360,000	1.05000	4/08/2017	(3)	—	—	—	—

Kevin Schwartz	199,999	61,333	1.05000	4/02/2017	(5)	—	—	—	—
	90,625	59,375	3.13000	7/31/2015	(4)	—	—	—	—
	90,625	59,375	6.05000	7/31/2015	(4)	—	—	—	—
	—	75,000	1.05000	4/08/2017	(3)	—	—	—	—

Michael Sheridan	100,000	—	0.00010	11/10/2011	(6)	—	—	—	—
	25,000	—	0.79180	1/12/2013	(1)	—	—	—	—
	27,777	55,556	1.05000	4/02/2017	(7)	—	—	—	—
	—	350,000	1.05000	4/08/2017	(3)	—	—	—	—
	25,000	—	1.41000	11/10/2011	(6)	—	—	—	—
	12,500	—	3.13000	1/12/2013	(1)	—	—	—	—
	57,291	5,209	3.13000	8/6/2014	(8)	—	—	—	—
	25,000	—	3.44000	11/10/2011	(6)	—	—	—	—
	12,500	—	6.05000	1/12/2013	(1)	—	—	—	—

Note	Grant Dates	Incremental Vesting Dates
(1)	1/12/2006	25% on 1/12/07; pro-rata monthly for next 36 months
(2)	3/31/2010	Fully vested upon issuance under the Share Consolidation
(3)	4/08/2010	25% on 4/08/11; pro-rata monthly for next 36 months
(4)	7/31/2008	25% on 7/31/09; pro-rata monthly for next 36 months
(5)	4/02/2010	184,000 vested ratably over 24 months; 15,999 vested ratably over next 4 months
(6)	11/10/2004	25% on 11/10/05; pro-rata monthly for next 36 months
(7)	4/02/2010	Vested ratably over 24 months
(8)	8/06/2007	25% on 8/06/08; pro-rata monthly for next 36 months

Options exercised

There were no option awards exercised by any of our NEOs during fiscal year 2010.

Restricted stock units exercised

There were no restricted stock awards exercised by any of our NEOs during fiscal year 2010.

Pension benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our board of directors may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred compensation

In connection with the Concerto Software, Inc (“CSI”) acquisition in 2004, we entered into deferred compensation agreements with four executives, including Messrs. Foy and Provenzano, that provide for aggregate payments of approximately $0.6 million to be paid upon the earlier of a liquidity event, as defined in such deferred compensation agreements, or February 9, 2014. We assigned a fair value of $0.2 million to the deferred compensation agreements in the purchase accounting of the CSI acquisition in 2004. We are recording through interest expense the accretion of the carrying value of the deferred compensation to the aggregate amounts to be paid, using the effective interest method over the period to repayment.

Employment agreements

We have employment and/or other compensation arrangements with all of our NEOs.

James D. Foy

We have entered into an employment agreement with Mr. Foy, our President and Chief Executive Officer. Our employment agreement with Mr. Foy provides for an annual base salary that is subject to annual review for potential increases. Mr. Foy is also eligible to earn annual target performance bonuses in addition to his base salary and benefits. In addition, Mr. Foy is entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and are entitled to paid time off in accordance with our policies in effect from time to time.

If we terminate Mr. Foy without cause or if he resigns for good reason or upon a change of control, Mr. Foy would be entitled to, for a period of eighteen months, severance equal to his base salary and continued health benefits and we may reimburse insurance premiums. In addition, Mr. Foy is entitled to receive a bonus payout equal to his prior year bonus and one year of accelerated vesting on his incentive equity. Upon a change of control, all of Mr. Foy’s unvested incentive equity will become vested. The receipt of severance is contingent upon execution of a general release in form and substance reasonably satisfactory to us.

In addition, if Mr. Foy resigns without good reason and does not participate in a competitive business, he may serve as a consultant to us for an initial one year term and receive (1) monthly consulting payments of $8,334 and (2) continuing health benefits and insurance premiums for so long as he serves as a consultant and for eighteen months afterwards. The consulting term will automatically renew for successive one-year periods unless we or Mr. Foy provide 30 days’ notice of the intention not to renew the term. The consulting arrangement will terminate automatically if Mr. Foy participates in a competitive business while serving as a consultant to us.

Mr. Foy has agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Foy while employed by us which relates to our business is our property. During the term of Mr. Foy’s employment and during any period of time he is receiving severance payments (or consulting payments) from us, he will not (1) hire or solicit the employees of Holdings or any of its subsidiaries, (2) induce or attempt to induce any customer, supplier, licensee, licensor, or other business relation of us or our affiliates to cease doing business with us or our affiliates, or (3) participate (whether as an officer, director, employee, owner or otherwise) in any competing business. During any period in which Mr. Foy has breached the above restrictions, we have no obligation to pay any severance or consulting payments described above.

If any payment by us to Mr. Foy under his employment agreement or the lapse or termination of any vesting restriction with respect to equity held by Mr. Foy would be subject to the excise tax imposed by Internal Revenue Code Section 4999 by reason of being “contingent on a change of ownership or control” within the meaning of Internal Revenue Code Section 280G, then Mr. Foy shall be entitled to receive a gross-up payment from us in an amount such that after payment by Mr. Foy of all taxes (including any penalties or interest with respect thereto) and excise tax on such gross-up payment, Mr. Foy retains an amount of such gross-up payment equal to the excise tax imposed on any such payments under his employment agreement or the lapse or termination of any vesting restriction with respect to equity held by Mr. Foy determined to be subject to Internal Revenue Code Section 4999.

Other NEOs

We have entered into employment agreements with all other NEOs on substantially similar terms, subject to the variations described below. Each of the employment agreements continues until terminated by the employee’s resignation, death or disability or terminated by us. Each such employment agreement provides for an annual base salary that is subject to annual review for potential increase. In addition, each such employee is entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies in effect from time to time. Mr. Provenzano is also eligible to earn annual target performance bonuses in addition to his base salary and benefits and he has the same “gross-up” provision for taxes that may be imposed upon a change of control as Mr. Foy.

Each such employment agreement provides that, if we terminate the employee’s employment without cause, the employee will continue to receive his or her then-current base salary and medical and dental benefits for a period of twelve months. Mr. Provenzano will also be entitled to these severance benefits if he resigns for good reason or upon a change of control and is also entitled to a bonus payout equal to his prior year bonus and six months of additional vesting of his incentive equity. Upon a change of control, all of Mr. Provenzano’s unvested incentive equity will become vested. Mr. Barnett and Mr. Schwartz will have 50% of their unvested equity vest upon a change of control and if their employment is terminated within 180 days following the change of control, an additional 50% of their then unvested equity will vest. The receipt of severance is contingent upon execution of a general release in form and substance reasonably satisfactory to us and, except for Mr. Provenzano, our obligations to pay severance terminate in the event the employee becomes employed full-time.

Each such employee has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by such employee while he is employed by us which relates to our business is our property. During the term of each such employee’s employment and for a one-year period after termination (or, in the case of Mr. Provenzano, so long as he receives severance from us), each such employee has agreed not to (1) hire or solicit any of the employees of Holdings or any of its subsidiaries, (2) induce or attempt to induce any customer, supplier, licensee, licensor, or other business relation of us our affiliates to cease doing business with us or our affiliates, or (3) participate (whether as an officer, director, employee, owner or otherwise) in any competing business. During any period in which any such employee has breached the above restrictions, we have no obligation to pay such employee any severance.

On November 23, 2010, our employment agreements with our NEOs were amended to ensure our compliance with Internal Revenue Code Section 409A. Among other things, the amended employment agreements provide that any compensation to be paid for a specified continuing period of time beyond the date of an executive’s separation of service shall be paid on a specified and objectively determinable payment schedule, that any payments due or benefits provided to certain “specified employees” (as that term is defined under Code Section 409A) as a result of a separation from service that would be considered “nonqualified deferred compensation” shall not be paid for at least six months from an executive’s termination date, and to the extent that severance payments or benefits are conditioned upon the release of claims against us, an executive must make such a release within sixty days of his separation of service in order to avoid forfeiting those payments or benefits.

Potential payments upon termination and sale of our company

Assuming each NEO’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2010, the estimated values of payments and benefits to each NEO are set forth in the following table.

Payments upon certain terminations of employment as set forth in the table below are determined by the terms of the respective NEO’s employment agreement. See “—Employment agreements.” These terms were negotiated with our NEOs, based primarily on Golden Gate’s and Oak’s past practices and experiences with other executives of its portfolio companies. Based on those practices and experiences, our board agreed to these terms, which generally represent twelve to eighteen months of severance, in order to be competitive in the employment market in recruiting the NEOs and to provide the NEOs a measure of financial security in the event of certain terminations of employment.

The amounts payable upon a sale of our company represent accelerated vesting of options and restricted stock and are determined by the terms of the equity incentive plans, which for the table below were the 2003 Plan and the 2004 Plan, and the terms of the grant agreements governing the awards. See “—Elements of Compensation—Equity incentives—Summary of 2003 Plan” and “—Elements of Compensation—Equity incentives—Summary of 2004 Plan.” Under the 2003 Plan, unless an award agreement provides otherwise, prior to an initial public offering, award recipients who hold our shares shall receive, in exchange for their required support of a sale transaction, the amount they would have received if the sale consideration had been distributed in accordance with the liquidation preferences set forth under the Articles of Association of Holdings. Holders of exercisable options under the 2003 Plan will be given the opportunity to exercise their options before the sale is consummated. The grant agreements governing the options issued under the 2003 Plan provide that options not exercised prior to or in connection with the sale expire upon consummation. The grant agreements governing the restricted stock sold to our NEOs provide that unvested restricted stock will vest upon consummation of the sale, if the NEO has been continuously employed by us since the date of grant through the date of sale. As of the end of fiscal year 2010, all restricted stock awards were fully vested.

Unless an award agreement provides otherwise, the 2004 Plan generally provides that, in the event of a sale, vested options under the 2004 Plan shall, at the discretion of our board, either (i) be canceled in exchange for a payment equal to at least the difference between the fair market value of the underlying shares and the aggregate exercise price of the vested options or (ii) be left outstanding or converted into options to acquire shares in the acquiring entity. Unvested options under the 2004 Plan automatically expire upon a sale, although our board may choose to vest such options in the event of such a sale.

Name	Benefit	Without cause, for good reason or in connection with change in control	Change in control
James D. Foy	Base salary continuation	$825,021	$825,021
	Bonus(1)	512,200	512,200
	Continuation of benefits(2)	30,068	30,068
	Vesting of Options/Restricted Stock	177,188	405,000

	Total	1,544,477	1,772,289

Michael J. Provenzano III	Base salary continuation	350,022	350,022
	Bonus(1)	213,195	213,195
	Continuation of benefits(2)	19,231	19,231
	Vesting of Options/Restricted Stock	88,594	405,000

	Total	671,042	987,448

Gary Barnett	Base salary continuation	400,005	400,005
	Continuation of benefits(2)	19,231	19,231
	Vesting of Options/Restricted Stock	—	97,200

	Total	419,236	516,436

Kevin Schwartz	Base salary continuation	340,018	340,018
	Continuation of benefits(2)	19,231	19,231
	Vesting of Options/Restricted Stock	—	57,690

	Total	359,249	416,939

Michael Sheridan	Base salary continuation	300,000	300,000
	Continuation of benefits(2)	19,231	19,231
	Vesting of Options/Restricted Stock	143,414	252,914

		462,645	572,145

(1)	The amount set forth in the table reflects approximately 93% of the target bonus because this table assumes that the NEOs were terminated as of the last day of the fiscal year and we had bonuses payable to our NEOs under our Management Incentive Plan for fiscal 2010.
(2)	Amounts shown for continuation of benefits represent estimates for the continuation of health, medical, life and group life insurance benefits afforded to the NEOs and eligible family members in accordance with the NEO’s employment agreement: 12-18 months in connection with a termination without cause or for good reason and three months in the case of death.
(3)	Represents the intrinsic value (the value based upon our share price on December 31, 2010 minus the exercise price).

For the purposes of the 2003 Plan, a sale is defined as any of the following events: (i) any sale or transfer of all or substantially all of the assets of Holdings or its subsidiaries on a consolidated basis; (ii) any consolidation, merger or reorganization of Holdings with or into any other entity that, as a result, causes either (A) a person or group other than Golden Gate or Oak to have the power to elect a majority of our board or (B) Golden Gate and Oak to collectively own less than twenty percent (20%) by value of our capital stock.

Director compensation

None of our directors receive fees for services as directors. In the future, we may compensate directors who are neither our employees nor affiliates of Golden Gate or Oak. Our directors will also be eligible to receive equity-based awards when, as and if determined by the board.

We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors, including those incurred in connection with attending all board and other committee meetings.

Director and officer indemnification and limitation of liability

Our restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by Delaware General Corporation Law. Similarly, the memorandum of association for Holdings provides that its officers, directors and agents will not be liable to the company and are indemnified for liability resulting from acts or failures to act in carrying out their functions, unless liability is the result of willful neglect or default.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS

All of our capital stock is currently held by Parent. Holdings owns 100% of the equity interests of Parent. As of February 28, 2011, Holdings’ authorized, issued and outstanding capital stock consisted of 179,539,840 voting Class L ordinary shares, 33,536,001 non-voting Class L ordinary shares, 12,654,244 non-voting Class A-1 ordinary shares and 5,520,840 non-voting Class A-2 ordinary shares. All of the currently outstanding shares have received distributions to date that equal or exceed the amount originally paid by our equity holders to purchase those shares and as a result, those shares no longer accrue interest on a liquidation preference. Since the liquidation preferences have been satisfied, all of the Class L shares, Class L non-voting shares, Class A-1 shares and Class A-2 shares will share equally by number of shares in any further distributions. The Class L voting shares are the only shares eligible to cast a vote equal to one vote per share held. All of the equity other than Class L ordinary shares is predominantly held by Golden Gate, Oak and current and former management and is subject to certain restrictions. The following table sets forth information as of December 31, 2010 regarding the beneficial ownership of Holdings’ capital stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of Holdings’ capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Holdings’ capital stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2010 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Aspect Software, Inc., 300 Apollo Drive, Chelmsford, Massachusetts 01824.

Name	Number of Voting Shares	Percentage of Total Voting Shares	Total Number of Shares	Percentage of Total Shares
5% Stockholders:
Funds managed by Golden Gate(1)	120,242,304	67.0%	121,757,944	53.1%
Funds managed by Oak(2)	59,297,536	33.0%	60,044,976	26.2%
Rockwell Automation Holdings(3)	—	—	21,800,200	9.5%

Executive Officers and Directors:
James D. Foy(4)	—	—	12,646,447	5.5%
Michael J. Provenzano III	—	—	3,921,738	1.7%
Gary Barnett	—	—	1,250,000	*
Kevin Schwartz	—	—	270,416	*
Michael Sheridan	—	—	458,322	*
Jamie Ryan	—	—	273,887	*
David Reibel	—	—	218,750	*
David Herzog	—	—	72,249	*
Laurie Cairns	—	—	149,457	*
Gwen Braygreen	—	—	108,262	*
Prescott Ashe(1)	120,242,304	67.0%	121,757,944	53.1%
David Dominik(1)	120,242,304	67.0%	121,757,944	53.1%
Rajeev Amara(1)	120,242,304	67.0%	121,757,944	53.1%
Fredric Harman(2)	59,297,536	33.0%	60,044,976	26.2%
All executive officers and directors as a group (12 persons)	179,539,840	100.0%	201,172,448	87.8%

*	Less than 1%
(1)	Includes shares of capital stock that are held directly by CCG Investments BVI, L.P., CCG Investment Fund—AI, L.P., CCG Associates—QP, L.L.C., CCG Associates—AI, L.L.C., CCG AV, L.L.C.—Series C, CCG AV L.L.C.—Series F, CCG CI, L.L.C., Golden Gate Capital Investment Fund II, LP, Golden Gate Capital Investment Fund II-A, LP, Golden Gate Capital Investment Fund II (AI), LP, Golden Gate Capital Investment Fund II-A (AI), LP, Golden Gate Capital Associates II-QP, LLC, Golden Gate Capital Associates II-AI, LLC, CCG AV, LLC-series C, CCG AV, LLC-series I (Bain), CCG AV, LLC-series A (K&E) (collectively, the “Golden Gate Entities”), each of which are funds managed by Golden Gate. Golden Gate may be deemed to be the beneficial owner of the shares owned by the Golden Gate Entities, but disclaims beneficial ownership pursuant to the rules under the Exchange Act. Each of Mr. Dominik, Mr. Ashe and Mr. Amara is a managing director of Golden Gate and each may be deemed to be the beneficial owners of shares owned by the Golden Gate Entities. Each of Mr. Dominik, Mr. Ashe and Mr. Amara disclaim beneficial ownership of any securities owned by the Golden Gate Entities, except, in each case, to the extent of their pecuniary interest therein. The address for Golden Gate, the Golden Gate Entities and Mr. Dominik, Mr. Ashe and Mr. Amara is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.
(2)	Includes shares of capital stock that are held directly by Oak Investment Partners X, L.P., Oak X Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates Fund, L.P. and Oak Investment Partners XI, Limited Partnership (collectively, the “Oak Entities”), each of which are funds managed by Oak. Oak may be deemed to be the beneficial owner of the shares owned by the Oak Entities, but disclaims beneficial ownership pursuant to the rules under the Exchange Act. Mr. Harman is a managing director of Oak and may be deemed to be the beneficial owner of shares owned by the Oak Entities. Mr. Harman disclaims beneficial ownership of any securities owned by the Oak Entities, except, in each case, to the extent of his pecuniary interest therein. The address for Oak, the Oak Entities and Mr. Harman is c/o Oak Investment Partners, Inc., 525 University Avenue, Suite 1300, Palo Alto, California 94301.

(3)	The address for Rockwell Automation Holdings is c/o Rockwell Automation, 1201 S. Second Street, Milwaukee, Wisconsin 53204.
(4)	Includes shares owned by the Foy Family Limited Partnership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors currently is primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. We currently do not have a stand-alone written policy for evaluating related party transactions. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the board will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the board deems appropriate.

Any member of our board who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the board that considers the transaction.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since January 1, 2009, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Golden Gate Advisory Agreement

In connection with our acquisition by Golden Gate, we entered into an advisory agreement with Golden Gate that lasts unless we mutually agree with Golden Gate to terminate the agreement. Under this agreement, Golden Gate provides us with consulting and advisory services, including general executive and management services, support and analysis with respect to financing alternatives and finance, marketing and human resources services. Under the advisory agreement, we reimburse Golden Gate for reasonable out-of-pocket expenses incurred in connection with providing us consulting and advisory services and also pay an annual advisory fee equal to either (1) $2.0 million per fiscal year or (2) 3% of our Consolidated EBITDA, as elected by Golden Gate in its sole discretion. These advisory fees are payable quarterly in advance. We incurred advisory fees of $2.0 million in each of the years ended December 31, 2008, 2009 and 2010. These expenses are included in general and administrative expenses. Upon the consummation of each transaction that results in a change of control of Parent or an acquisition, divestiture or financing (whether by debt or equity financing) by or involving Parent or its subsidiaries, Golden Gate may, at its sole discretion, require us to pay to it a transaction fee in an amount equal to 1% of the aggregate value of any such transaction. We would expect to terminate this agreement in connection with an initial public offering of our shares. In connection with such termination, we may pay Golden Gate a termination fee.

Other Golden Gate Transactions

As of December 31, 2009, approximately $77.3 million of the Second Lien Facility was held by an entity owned by Golden Gate and certain other Class L shareholders. This interest in the Second Lien Facility, along with any other interest in the Second Lien Facility of Holdings or any of its affiliates could not be sold or otherwise disposed of for less than par value (except to an affiliate of Holdings) without the consent of lenders holding over 50% of the outstanding second lien loan.

Investment funds managed by affiliates of Golden Gate purchased $50.0 million of the Senior Notes at a purchase price per note equal to the offering price, less the initial purchasers’ discount, in our initial offering of the Senior Notes. As of December 31, 2010, $50.0 million of the Senior Notes were held by investment funds managed by affiliates of Golden Gate.

Shareholders Agreement

Holdings and certain of its shareholders are parties to a shareholders agreement, dated as of February 9, 2004. The shareholders agreement provides shareholders with participation rights in the event of a transfer of the shares of the investment funds managed by Golden Gate to someone other than an affiliate of Golden Gate, to one of our employees, directors, or subsidiaries for compensatory purposes, or in an exchange of ordinary shares with us. The shareholders agreement also provides the investment funds managed by Golden Gate with drag-along rights in the event that the investment funds managed by Golden Gate approve the sale of our company or of substantially all of our assets or share capital to an independent third party. For more information regarding the equity of Holdings, see “Principal Stockholders.”

Registration Agreement

Golden Gate, Oak and certain other shareholders of Holdings are parties to a registration rights agreement, dated as of February 9, 2004. Golden Gate may demand at any time and Oak may demand at any time after our initial public offering that we register under the Securities Act the shares held by them. We are required to use our best efforts to effect and maintain the registration of the securities requested to be registered. These registration rights are subject to standard underwriter cutbacks and other customary limitations. Golden Gate is entitled to an unlimited number of long-form and short-from registrations, while Oak is entitled to one long-form registration and an unlimited number of short-form registrations.

In addition, if a registration is requested, then Golden Gate, Oak and certain other shareholders have piggyback registration rights pursuant to which we are required to use or reasonable best efforts to register such number of securities as they request. These piggyback registration rights also are also subject to customary cutbacks and other limitations.

Holdings is required to pay all fees and expenses incurred in connection with the registrations, subject to certain limitations. In addition, Golden Gate, Oak and certain other shareholders of Holdings with registration rights must consent to and comply with any lock-up restrictions unless the underwriters of the registration otherwise agree. In connection with the grant of these registration rights, Holdings, Golden Gate, Oak and the certain other shareholders party to the agreement have entered into customary cross-indemnification and contribution agreements with respect to the registration of the securities.

Oak Agreement

Holdings, Golden Gate and Oak are parties to an agreement dated as of September 22, 2005 that provides Oak with rights to certain equity or debt securities issued by Holdings. Under the agreement, if Holdings issues new debt or equity securities, Oak has a preemptive right to purchase the lesser of (i) 30% of the new securities or (ii) a proportion of the new securities equal to the proportion of the fully diluted ordinary shares owned by Oak to all outstanding ordinary shares of Holdings. Oak’s preemptive rights do not apply to securities issued or sold in certain circumstances such as securities issued to employees or directors of Holdings, in connection with an IPO or an acquisition by Holdings, or upon the conversion of options or warrants, among others. The agreement also provides Oak with information and inspection rights.

Microsoft Investor Rights Agreement

As part of Microsoft’s investment in Holdings, we and Golden Gate agreed to certain terms and conditions that grant Microsoft investor rights and that place certain conditions on our ability to effect a change in control, including a right of first offer and first refusal for an Asset Sale or Equity Sale and certain protective provision rights with any similar class shares. The rights of first offer and rights of first refusal expire on the earlier of March 16, 2013 or an initial public offering of the equity securities of our company.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see “Executive Compensation—Employment Agreements.”

Promissory Notes of Management

In 2004, we made loans to Mr. Foy, Mr. Provenzano and a former executive in order to allow them to pay 100% of the purchase price of Class L non-voting shares of Holdings. Mr. Foy issued a promissory note for $950,000 and Mr. Provenzano and the former executive each issued a promissory note for $425,000. Interest accrues on these notes at 4.94% per year and the notes require Mr. Foy, Mr. Provenzano and the former executive to use any cash proceeds received in connection with their respective ownership of the acquired shares or transfer of such shares to repay their respective notes. The notes mature if there is a sale of the company or if Golden Gate and Oak collectively own less than 20% by value of Holdings or lose the power to elect a majority of the board of directors. In the event any of Mr. Foy, Mr. Provenzano or the former executive do not make a mandatory payment, we may seek recourse against his other assets only to the extent his failure to pay is greater than a specified percentage of the note plus accrued interest and less principal payments already made.

In connection with our debt refinancing in May 2010, we forgave $1.4 million of the notes outstanding for Mr. Foy and Mr. Provenzano in addition to $0.5 million of accrued interest receivable which is reflected in general and administrative expenses in the consolidated statement of income. As of December 31, 2010, $0.4 million of the notes remain outstanding with a former executive.

LEC Ltd.

On October 1, 2009, Laurie Cairns was hired as Senior Vice President of Marketing. Ms. Cairns has an ownership interest in LEC Ltd., a marketing firm that we use as a vendor. We paid $1.4 million to LEC Ltd. during the year ended December 31, 2010 and $0.7 million during the fourth quarter of 2009.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

On May 7, 2010 we entered into a senior secured credit facility with JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents. Aspect Software, Inc. is the borrower on the facility. The facility is guaranteed by certain of the borrower’s direct and indirect parents and all of the borrower’s domestic subsidiaries. The facility is secured by a first-priority lien on substantially all of the assets of the borrower and the guarantors.

The facility consists of a $500.0 million term loan facility with a six year maturity and a $30.0 million revolving credit facility with a four year maturity. We also have the option, subject to certain conditions, to increase term loans by up to $100.0 million in the aggregate. Up to $10.0 million of our revolving credit facility may be drawn in the form of letters of credit. All borrowings under the facilities are subject to the accuracy of representations and warranties in all material respects and the absence of default or event of default. As of December 31, 2010, we had a principal amount of $496.3 million outstanding under the term loan facility, a letter of credit in the amount of $0.1 million outstanding under the revolving credit facility and $29.9 million of availability under the revolving credit facility.

Loans under our term loan facility bear interest, at our option, at a rate equal to the adjusted LIBOR plus a margin of 4.50% or prime rate plus a margin of 3.50%. The interest rate margin on our term loan facility is reduced to 4.25% for LIBOR loans and 3.25% for base rate loans if our total leverage ratio is less than 3.50:1.00. In addition, all loans under our term loan facility are subject to a LIBOR floor of 1.75%. Loans under our revolving credit facility bear interest, at our option, at a rate equal to adjusted LIBOR plus a margin of 4.50% or prime rate plus a margin of 3.50%. The interest rate margin on our revolving credit facility is reduced to 4.25% for LIBOR loans and 3.25% for base rate loans if our total leverage ratio is less than 3.75:1.00 but greater than or equal to 2.50:1.00. The interest rate margin on our revolving credit facility is further reduced to 4.00% for LIBOR loans and 3.00% for base rate loans if our total leverage ratio is less than 2.50.1.00. Interest on base rate loans is required to be paid on the last day of each March, June, September and December. Interest on LIBOR loans is required to be paid on the last day of the interest periods we elect of one, two, three or six months (or if available to all lenders, nine or twelve months) in duration, provided the payments are due not less than every three months for interest periods of greater than three months.

In addition to paying interest on outstanding principal under the facility, we are required to pay a fee on unutilized commitments under our revolving credit facility. The rate for this commitment fee is 0.75% if our total leverage ratio is greater than or equal to 3.75:1.00, 0.625% if our total leverage ratio is less than 3.75:1.00 but greater than or equal to 2.50:1.00, and 0.50% if our total leverage ratio is less than 2.50:1.00. We are also required to pay customary letter of credit and issuance and administration fees, as necessary.

We must repay $1.25 million in principal on our term loan facility by the last day of each March, June, September and December. The term loan facility matures and is required to be repaid in full on May 7, 2016. The revolving facility matures and is required to be repaid in full on May 7, 2014.

Mandatory prepayments of the term loans are required (i) upon the receipt of net proceeds from certain non-ordinary course dispositions in excess of $2.0 million per each disposition and in excess of $10.0 million for all such dispositions in any fiscal year to the extent not reinvested or committed to reinvestment in assets used or useful in our business within twelve months, (ii) upon receipt of net proceeds from casualty, condemnation or eminent domain events in respect of assets having a fair market value in excess of $1.0 million to the extent not reinvested or committed to reinvestment in assets used or useful in our business within twelve months, (iii) upon the receipt of net proceeds of the incurrence of indebtedness which is not permitted to be incurred under the terms of the facility to the extent not reinvested or committed to reinvestment in assets used or useful in our business within twelve months and (iv), commencing with the 2011 fiscal year, an amount equal to 50% of our excess cash flow in any fiscal year if our total leverage ratio as of 10 business days after the end of such fiscal year is greater than or equal to 3.75:1.00, an amount equal to 25% of our excess cash flow in any fiscal year if our total leverage ratio as of 10 business days after the end of such fiscal year is less than 3.75:1.00 but greater than or equal to 2.50:1.00 and an amount equal to 0% of our excess cash flow in any fiscal year if our total leverage ratio as of 10 business days after the end of such fiscal year is less than 2.50:1.00.

Voluntary prepayments on the term loans are permitted at any time and from time to time in whole or in part, without premium or penalty (subject to customary payment requirements in the event of early termination of LIBOR loans).

The facility requires us to maintain a minimum interest coverage ratio of not less than 1.90:1.00 as of the last day of any period of four fiscal quarters ending through June 30, 2013; not less than 1.95:1.00 for any such period ending through June 30, 2014; not less than 2.00:1.00 for any such period ending through June 30, 2015; and thereafter, not less than 2.05:1.00. The facility requires us to maintain a total leverage ratio of not greater than 5.75:1.00 as of the last day of any period of four fiscal quarters ending through March 31, 2012; not greater than 5.50:1.00 for any such period ending through March 31, 2013; not greater than 5.25:1.00 for any such period ending through March 31, 2014; not greater than 5.00:1.00 for any such period ending through March 31, 2015; and thereafter, not greater than 4.50:1.00. We must also maintain a first lien leverage ratio of not greater than 3.60:1.00 as of the last day of any period of four fiscal quarters ending through December 31, 2011, and thereafter, not greater than 3.50:1.00 for any such period ending through March 31, 2012; not greater than 3.40:1.00 for any such period ending through March 31, 2013; not greater than 3.15:1.00 for any such period ending through March 31, 2014; not greater than 2.90:1.00 for any such period ending through March 31, 2015; and thereafter, not greater than 2.65:1.00. The facility also limits our ability to make capital expenditures in excess of $20.0 million in any fiscal year, provided however, that we may carry forward unused amounts of our capital expenditures allowance to the next succeeding fiscal year.

Our senior secured credit facility also contains a number of covenants that, among other things, restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of the business, transfer and sell material assets and merge or consolidate.

Events of default under the facility include, but are not limited to, (1) the failure to make payments of principal or in respect of letter of credit reimbursement obligations, (2) the failure to pay interest, fees or other amounts on the facility for a period of five business days, (3) the breach of any representation or warranty under the facility in any material respect, (4) a breach of negative covenants or financial covenants, (5) a failure to observe certain covenants for a period longer than 30 days following notice thereof, (6) failure to make payments on any indebtedness of a principal amount in excess of $25.0 million or the occurrence of any event which permits or causes the acceleration of such amount of indebtedness, (7) events of bankruptcy or liquidation, (8) the existence of unsatisfied judgments in excess of $25.0 million beyond the applicable grace periods, (9) certain defaults under the Employee Retirement Income Security Act of 1974, (10) the failure, invalidity or impairment of guarantees of the facility or of security interests in respect of a material portion of the collateral for the facility, and (11) a change of control.

Other Long-Term Debt

In connection with our acquisition of Quilogy in January 2010, Quilogy amended an existing promissory note in favor of Microsoft with a face value of approximately $6.5 million. No interest is payable on the note unless an event of default occurs, at which point the note will bear interest at 12% per annum. In addition to certain customary terms of default, we will be in default if we terminate our Technical & Business Collaboration Agreement with Microsoft for any reason other than certain reasons specified in the agreement. As provided in the promissory note, Microsoft forgave $1.5 million of the note in February 2010 upon its acceptance of a plan by us to spend $1.5 million for the purpose of advancing our partnership with Microsoft and deploying Microsoft products. A payment of $1.5 million is due April 1, 2011, with the balance due April 1, 2014. We will also be obligated to prepay $1.0 million by April 30, 2012 if we fail to deliver software with certain specified features and functionality by April 15, 2012, unless our failure was the result of Microsoft failing to provide us with certain information in a timely fashion. On March 31, 2010 Quilogy was merged into us.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Holdings” refers only to Aspect Software Group Holdings Ltd., an exempted company under the laws of the Cayman Islands, and not any of its Subsidiaries, the word “Parent” refers only to Aspect Software Parent, Inc., a Delaware corporation, and not to any of its Subsidiaries and the word “Issuer” refers only to Aspect Software, Inc., a Delaware corporation, and not to any of its Subsidiaries.

On May 7, 2010, the Issuer issued $300.0 million aggregate principal amount of its 10 5/8% Senior Notes under an indenture, dated May 7, 2010, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The indenture under which the Exchange Notes are to be issued is the same indenture under which the Senior Notes were issued. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture, the notes, the Intercreditor Agreement and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the notes, the Intercreditor Agreement and the Security Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the notes, the Intercreditor Agreement and the Security Documents are available as set forth below under the caption “Where You Can Find Additional Information.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture, the notes, the Intercreditor Agreement and the Security Documents.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Exchange Notes

The Exchange Notes:

•	will be general senior secured obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Issuer;

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will be effectively junior in right of payment with all existing and future senior Indebtedness of the Issuer that is secured by a Lien that is senior or prior to the Second Priority Liens, including the First Priority Liens securing obligations under the Credit Agreement;

•	will be senior in right of payment to any future subordinated Indebtedness of the Issuer; and

•	will be unconditionally guaranteed by the Guarantors.

As of December 31, 2010, the Issuer had $496.3 million of Indebtedness outstanding pursuant to the Credit Agreement. In addition, the Issuer would have had the ability to borrow up to $29.9 million of additional Indebtedness under the Credit Agreement.

The Note Guarantees

The Exchange Notes will be guaranteed by Holdings, Parent and all of Parent’s Subsidiaries (other than the Issuer) that guarantee the Issuer’s obligations under the Credit Agreement.

Each Note Guarantee of a Guarantor:

•	will be a general senior secured obligation of that Guarantor, except that the Note Guarantee of Holdings shall be unsecured;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

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will be effectively junior in right of payment with all existing and future senior Indebtedness of that Guarantor that is secured by a Lien, in the case of Holdings’ Note Guarantee, or, in the case of the other Guarantors, that is secured by a Lien that is senior or prior to the Second Priority Liens, including the First Priority Liens securing such Guarantor’s guarantee of the Credit Agreement; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

All of Parent’s Subsidiaries are currently “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Parent will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Issuer originally issued $300.0 million in aggregate principal amount of notes on May 7, 2010. The Issuer may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Exchange Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer will issue Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Exchange Notes mature on May 15, 2017.

Interest on the Exchange Notes accrues at the rate of 10   5/8% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2010. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Exchange Notes. The Issuer will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the Exchange Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders of Exchange Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Exchange Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange the Exchange Notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Exchange Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

Note Guarantees

The Exchange Notes will be guaranteed by Holdings, Parent and each of Parent’s current and future Subsidiaries (other than the Issuer) that guarantee the Issuer’s obligations under the Credit Agreement. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Under certain circumstances a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws.”

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of Parent as a result of the sale or other disposition;

(3)	if Parent designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Security

General

The Exchange Notes and the Issuer’s and Secured Guarantors’ obligations under the indenture and the Note Guarantees will be secured by Second Priority Liens granted by the Issuer, the Secured Guarantors and any future Guarantor on substantially all of the assets of Issuer and the Secured Guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, Permitted Liens and encumbrances described in the indenture and the Security Documents.

In the security and pledge agreements, the Issuer and the Secured Guarantors, subject to certain exceptions, will grant security interests in (collectively, excluding the Excluded Property, the “Collateral”):

(a)	all present and future shares of Equity Interests of (or other ownership or profit interests in) each of Parent’s present and future direct and indirect subsidiaries, held by the Issuer or a Secured Guarantor;

(b)	all present and future intercompany debt owed to the Issuer or any Secured Guarantor;

(c)	all of the present and future property and assets, real and personal, of the Issuer and each Secured Guarantor, including, but not limited to, machinery and equipment, inventory and other goods,

accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, software, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and

(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The indenture and the Security Documents will exclude certain property from the Collateral (the “Excluded Property”), including:

(a)	any general intangibles or any contract, license or agreement if and for so long as the grant of any security interest therein shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest therein, (y) a violation of a restriction in respect of such general intangible, investment property or other rights or under any applicable law or governmental regulation, order, permit or decree until any required material consents have been obtained or (z) a breach or termination pursuant to the terms thereof, or a default thereunder (other than to the extent any such term would be ineffective pursuant to the UCC or other applicable law or equitable principles); provided that this exclusion shall apply only so long as the grant of the security interest causes such effect or effects and only with respect to the portion of the Collateral so affected and,

(b)	any shares entitled to vote of any direct or indirect foreign Subsidiary of Parent that is in excess of sixty-five percent (65%) of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote, the Equity Interests of any Subsidiary organized under the laws of Australia and the Equity Interests of Concerto Software Canada Inc.

Subject to the foregoing, if material property that is intended to be Collateral (including any real property or improvements thereto or any interest therein with a fair market value in excess of $1,000,000) is acquired by the Issuer or a Secured Guarantor (including property of a Person that becomes a new Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then the Issuer or such Secured Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the indenture or the Security Documents.

As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Priority Obligations and then ratably to satisfy obligations under the notes and any Permitted Additional Pari Passu Obligations. In addition, the indenture will permit the Issuer and the Secured Guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Liens.”

The Collateral will be pledged to (1) the administrative agent under the Credit Agreements (together with any successor, the “First Priority Representative”), on a first-priority basis, for the benefit of the First Priority Secured Parties to secure the First Priority Obligations and (2) the Collateral Agent, on a second-priority basis, for the benefit of the trustee and the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations to secure the Second Priority Obligations. The Second Priority Obligations will constitute claims separate and apart from (and of a different class from) the First Priority Obligations. The Second Priority Obligations will be junior and subordinate to the First Priority Obligations.

Control over Collateral and Enforcement of Liens

The Security Documents provide that, prior to the First Priority Obligations Payment Date, the First Priority Representative will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the holders of Second Priority Obligations to take limited protective measures with respect to the Second Priority Obligations and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral.

Proceeds realized by the First Priority Representative or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:

•	first, to amounts owing to the holders of the First Priority Obligations until the First Priority Obligations Payment Date;

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second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents and to amounts owing to the trustee in its capacity as such in accordance with the terms of the indenture;

•	third, to amounts owing to any representative for Permitted Additional Pari Passu Obligations in its capacity as such in accordance with the terms of such Permitted Additional Pari Passu Obligations;

•	fourth, ratably to amounts owing to the holders of Second Priority Obligations in accordance with the terms of the Security Documents and the indenture; and

•	fifth, to the Issuer and/or other persons entitled thereto.

None of the Collateral has been appraised in connection with the offering of the notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes. In addition, the fact that the First Priority Lenders will receive proceeds from enforcement of the Collateral before holders of the notes, that other Persons may have First Priority Liens in respect of Collateral subject to Permitted Liens and that the Second Priority Lien held by the Collateral Agent will secure any Permitted Additional Pari Passu Obligations in addition to the Obligations under the notes and the indenture could have a material adverse effect on the amount that holders of the notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Secured Guarantors.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Issuer or the Secured Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the trustee or the holders of the notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer or any Secured Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States

Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of Post-Petition Interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Security Documents and the indenture provide that the Second Priority Liens securing the Note Guarantee of any Secured Guarantor will be automatically released when such Secured Guarantor’s Note Guarantee is released in accordance with the terms of the indenture. In addition, the Second Priority Liens securing the obligations under the notes and the indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the notes as set forth below under “—Legal Defeasance and Covenant Defeasance,” (b) in whole, upon satisfaction and discharge of the indenture, (c) in whole, upon payment in full of principal, interest and all other obligations on the notes issued under the indenture, (d) in whole or in part upon certain releases of First Priority Liens in accordance with the terms of Intercreditor Agreement as described below under “—Intercreditor Agreement,” (e) in whole or in part, with the consent of the requisite holders of the notes in accordance with the provisions under “—Amendment, Supplement and Waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes and (f) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Issuer or any of the Guarantors in a transaction permitted by “—Repurchase at the Option of Holders—Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the indenture and the Security Documents, if all other Liens on that asset securing the First Priority Obligations and any Permitted Additional Pari Passu Obligations then secured by that asset (including all commitments thereunder) are released, (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the indenture or the Security Documents; (C) that is used to make a Restricted Payment or Permitted Investment permitted by the indenture; (D) that becomes Excluded Property; or (E) that is otherwise released in accordance with, and as expressly provided for by the terms of, the indenture and the Security Documents.

To the extent required under the TIA, the Issuer will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of the indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. We will not be required to qualify the indenture under the TIA if we are not required to consummate the exchange offer pursuant to the provisions described under “Exchange Offer; Registration Rights.” So long as we do not qualify the indenture under the TIA, Section 314(d) of the TIA will not apply to the indenture. In every instance that the trustee or the Collateral Agent is asked to acknowledge a release, the Issuer shall deliver an opinion and Officers’ Certificate stating that all conditions to the release in the indenture, the Security Documents and the Intercreditor Agreement have been satisfied.

The Equity Interests of any Subsidiary of the Issuer will constitute Collateral securing the notes and the related Note Guarantees only to the extent that such Equity Interests can secure such notes and Note Guarantees without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s Equity Interests secure the notes and the related Note Guarantees, then such Equity Interests shall automatically be deemed not to be part of the Collateral securing the notes and Note Guarantees (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests on the Equity Interests that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests to secure the notes and the related Note Guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the notes and Note Guarantees (but only to the extent such Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Equity Interests.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date the Issuer files a registration statement with the SEC relating to the notes, the Collateral securing the notes and the related Note Guarantees will include Equity Interests of any Subsidiaries of the Issuer only to the extent that the applicable value of such Equity Interests (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the notes outstanding. The applicable value of the Equity Interests of any entity is deemed to be the greatest of its par value, book value or market value. None of the par value, book value or market value of the Equity Interests of any of the Issuer’s Subsidiaries pledged as Collateral securing the notes and the related Note Guarantees currently exceeds 20% of the aggregate principal amount of the notes. However, the portion of the Equity Interests of such Subsidiaries constituting Collateral securing the notes and the related Note Guarantees may decrease or increase as the value of such Equity Interests changes as described above (but not, for the avoidance of doubt, above the maximum percentage of such Equity Interest required to be pledged as Collateral). See “Risk Factors—Risks Related to the Notes—Upon registration of the notes or the exchange of the notes for registered notes, the ability of the collateral agent to realize upon the capital stock securing such registered notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of the Issuer’s subsidiaries.”

Intercreditor Agreement

The Collateral Agent, the First Priority Representative, the Issuer and the Secured Guarantors will enter into the Intercreditor Agreement dated the date of the indenture (the “Intercreditor Agreement”), which will establish the subordination of the Second Priority Liens to the Liens securing the First Priority Obligations. The Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

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Prior to the First Priority Obligations Payment Date, the Issuer and the Secured Guarantors will not be permitted to create any Lien on any of their assets securing the notes or any other Second Priority Obligations if these same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations. If any holder of any Second Priority Obligations acquires a Lien on any assets of the Issuer or any Guarantor securing any Second Priority Obligations that are not also subject to First Priority Liens, the Collateral Agent, at the request of the First Priority Representative, will release such Lien or assign such Lien to the First Priority Representative as security for the First Priority Obligations (in which case the Collateral Agent may retain a Second Priority Lien on such assets subject to the terms of the Intercreditor Agreement).

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Prior to the First Priority Obligations Payment Date, the holders of the First Priority Liens will control all remedies and other actions by which the security interests in the Collateral will be enforced, and the Second Priority Liens will not entitle the Collateral Agent or the holders of any notes to take any action whatsoever (other than limited actions to preserve and protect the Second Priority Liens that do not impair the First Priority Liens and that are not otherwise inconsistent with the terms of the Intercreditor Agreement) with respect to the Collateral. The Collateral Agent will not be permitted to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens or to challenge any decisions in respect thereof by the holders of the First Priority Liens. See “Risk Factors—Risks Related to the Notes—The lien on the collateral securing the Exchange Notes is junior and subordinate to the lien on the collateral securing our senior secured credit facility and certain other first lien obligations.”

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The Collateral Agent, the holders of the notes and the holders of any other Second Priority Obligations generally agree that if they receive payments from the Collateral in contravention of the Intercreditor Agreement, they will turn such payments over to the holders of First Priority Obligations.

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Upon (i) the sale or other disposition of Collateral permitted by our Credit Agreements that results in the release of the First Priority Liens on any Collateral or (ii) any other release of Collateral from the First Priority Liens (other than in connection with the discharge in full of First Priority Obligations), the Second Priority Liens on such Collateral (excluding any portion of the proceeds of such Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released.

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If the First Priority Representative enters into any amendment, waiver or consent in respect of any security document securing the First Priority Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from, any provisions, or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent will apply automatically to any comparable provision of the comparable Security Document securing the Second Priority obligations without the consent of the Collateral Agent, any holder of the notes or any holder of other Second Priority Obligations, provided that (i) such amendment, waiver or consent does not have the effect of removing assets subject to the Lien of any Security Document (except in connection with a release of Collateral otherwise permitted by the terms of the Intercreditor Agreement and only if there is a corresponding release of such Lien securing the First Priority Obligations) and (ii) any such amendment, waiver or consent that adversely affects the rights of the holders of the notes and holders of other Second Priority Obligations and does not affect the holders of First Priority Liens in a like or similar manner shall not apply to the Security Documents without the consent of the Collateral Agent. In any case, notice of such amendment, waiver or consent will be promptly given to the Collateral Agent, but in no event later than 15 days after its effectiveness.

After the First Priority Obligations Payment Date, the Collateral Agent, in accordance with the provisions of the indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and Collateral administration and any other amounts owed to the Collateral Agent) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the notes and holders of other Second Priority Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Obligations may not be sufficient to satisfy the obligations owed to the holders of the notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

In addition, if the Issuer or any Secured Guarantor is subject to any insolvency proceeding, the Collateral Agent and the holders of Second Priority Obligations will agree that:

(1)	they will not make any filings, pleadings or motions, or take any other action whatsoever in respect of the Collateral, including in respect of the determination of the validity and enforceability of the First Priority Liens, except they may file proofs of claim and certain protective filings and vote on any plan of reorganization in any insolvency proceeding, in each case to the extent not inconsistent with the terms of the Intercreditor Agreement;

(2)	until the First Priority Obligations Payment Date, the Collateral Agent, on behalf of itself and each holder of Second Priority Obligations, will not object to, contest or support any other Person objecting to or contesting the payment of interest, fees, expenses, costs, charges or other amounts to the First Priority Representative or any other holder of First Priority Liens under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise;

(3)	until the First Priority Obligations Payment Date, none of them will seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral without the prior written consent of the First Priority Representative;

(4)	they will not seek or require the Issuer or any Secured Guarantor, as applicable, to provide any adequate protection for Second Priority Obligations, except replacement or additional Liens that are fully junior and subordinate to the Liens securing the First Priority Obligations and any DIP Financing (as defined below), and except for access to information to the extent such access is also made available to the First Priority Representative;

(5)	they will not (a) object to any request by the First Priority Representative or the other holders of First Priority Liens for adequate protection or any adequate protection provided to the First Priority Representative or the other holders of First Priority Liens or (b) contest any objection by the First Priority Representative or any other holders of First Priority Liens to any motion, relief, action or proceeding based on a claim of a lack of adequate protection;

(6)	if the holders of First Priority Obligations consent to the use of cash collateral or permit the Issuer or any Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code (“DIP Financing”) that provides for priming of the First Priority Obligations, the Collateral Agent and the holders of the Second Priority Obligations will be deemed to have consented to priming of the Second Priority Liens and will not object to the DIP Financing, except that if the holders of First Priority Obligations and the First Priority Representative are granted adequate protection in the form of additional Collateral, the Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional Collateral, such Lien to be subordinated to (a) the Lien granted to the DIP Financing providers on the same terms as the First Priority Liens are subordinated thereto and (b) the First Priority Obligations on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the Liens securing the First Priority Obligations under the Intercreditor Agreement;

(7)	they will not oppose or object to, and will not otherwise contest any order relating to, a sale or other disposition of assets that is supported by the First Priority Representative, and will be deemed to have consented under Section 363 of the Bankruptcy Code to any such sale or other disposition of assets supported by the First Priority Representative and the other holders of First Priority Obligations and to have released their Liens on such assets; provided, to the extent such sale is to be free and clear of Liens, that the Liens securing the First Priority Obligations and the Second Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens released on the assets sold;

(8)	they will not vote in favor of any plan of reorganization unless (a) such plan provides for the payment in full in cash of all claims of the holders of First Priority Obligations or (b) such plan is accepted by the class of holders of First Priority Obligations voting thereon; and

(9)	they will not oppose or seek to challenge any claim by the First Priority Representative or any other holder of First Priority Liens for allowance in any insolvency proceeding of First Priority Obligations consisting of interest or entitlement to fees or expenses or other charges or indemnities that accrue after the commencement of any insolvency proceeding, to the extent of the value of the Liens in favor of the First Priority Representative and the other holders of First Priority Obligations.

Subject to the terms of the indenture and the Security Documents, the Issuer and the Secured Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes and the Guarantees (other than any cash, securities, instruments, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Priority Representative in accordance with the provisions of the security documents relating to First Priority Obligations and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

No Impairment of the Security Interests

Except as otherwise permitted under the indenture and the Security Documents, neither the Issuer nor any of the Secured Guarantors will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee, the Collateral Agent and the holders of the notes.

Further Assurances

As promptly as practicable, and in any event not later than the date on which such account control agreements are required to be established pursuant to the terms of the Credit Agreement, Parent, the Issuer and the other Secured Guarantors shall establish the account control arrangements contemplated by the Security Documents.

Subject to the limitations described above under “—General,” the Security Documents and the indenture will provide that the Issuer and the Secured Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such farther acts as may be necessary or proper to evidence, perfect, maintain and enforce the Second Priority Lien in the Collateral granted to the Collateral Agent and the priority thereof, and to otherwise effectuate the provisions or purposes of the indenture and the Security Documents.

Optional Redemption

At any time prior to May 15, 2013, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on a relevant record date to receive interest on a relevant interest payment date), with the net cash proceeds of an Equity Offering by the Issuer or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by the Issuer’s direct or indirect parent, including Parent; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuer, any direct or indirect parent of Issuer, including Parent, and Parent’s Subsidiaries) remain outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to May 15, 2014, the Issuer may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on a relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Issuer’s option prior to May 15, 2014.

On or after May 15, 2014, the Issuer may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of notes on a relevant record date to receive interest on a relevant interest payment date:

Year	Percentage
2014	105.313%
2015	102.656%
2016 and thereafter	100.000%

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on a relevant record date to receive interest due on a relevant interest payment date. Within 30 days following any Change of Control, except to the extent the Issuer has delivered notice to the trustee of its intention to redeem notes as described above under the caption “—Optional Redemption,” the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, or conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Parent’s most recent consolidated balance sheet or notes thereto, of Parent or any Restricted Subsidiary of Parent (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Parent or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Parent or any such Restricted Subsidiary of Parent from such transferee that are, within 180 days, converted by Parent or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any Designated Non-cash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(3)	if such Asset Sale involves the disposition of Collateral, Parent or such Subsidiary has complied with the provisions of the indenture and the Security Documents.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Parent (or the Issuer or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay First Priority Obligations and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay other Indebtedness of the Issuer or any Subsidiary Guarantor (other than any Disqualified Stock or any Indebtedness that is contractually subordinated to the notes), other than Indebtedness owed to Parent or a Restricted Subsidiary of Parent; provided that the Issuer shall equally and ratably redeem or repurchase the notes as described above under the caption “—Optional Redemption,” through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes that would otherwise be prepaid;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Parent;

(4)	to make a capital expenditure;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that if such Net Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents; or

(6)	any combination of the foregoing.

The Issuer will be deemed to have complied with the provisions set forth in clause (3), (4) and (5) of the preceding paragraph if, (i) within 365 days after the Asset Sale that generated the Net Proceeds, Parent (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365 day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Proceeds are applied, Parent (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

Pending the final application of any Net Proceeds, Parent (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of notes and (x) in the case of Net Proceeds from Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets or (y) in the case of all other Net Proceeds, all holders of other senior Indebtedness ranking pari passu with the notes and containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, in each case to purchase, prepay or redeem the maximum principal amount (or accreted value, if applicable) of notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith), that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on a relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Events of Loss

In the event of an Event of Loss, Parent or the affected Restricted Subsidiary of Parent, as the case may be, may (and to the extent required pursuant to the terms of any lease encumbered by a mortgage shall) apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”), with no concurrent obligation to offer to purchase any of the notes; provided, however, that Parent delivers to the Trustee within 90 days of such Event of Loss an Officers’ Certificate certifying that Parent has applied (or will apply after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds or other sources in accordance with this sentence.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $15.0 million, the Issuer will make an offer (an “Event of Loss Offer”) to all holders and to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the indenture with respect to events of loss to purchase or repurchase the notes and such other Permitted Additional Pari Passu Obligations with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of notes and such other Permitted Additional Part Passu Obligations that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, Parent may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under the indenture. If the aggregate principal amount of notes and other Permitted Additional Pari Passu Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the notes and Parent or its agent shall select such other Permitted Additional Part Passu Obligations to be purchased on a pro rata basis based on the principal amount tendered.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, Asset Sale Offer or Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sales or Event of Loss provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control, Asset Sales or Event of Loss provisions of the indenture by virtue of such compliance.

The agreements governing our existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, an Asset Sale or an Event of Loss. The exercise by the holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control, an Asset Sale or an Event of Loss could cause a default under these other agreements, even if the Change of Control, Asset Sale or Event of Loss itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control, Asset Sale or Event of Loss occurs at a time when the Issuer is prohibited from purchasing notes, we could seek the consent of lenders under such other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed below under the caption “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Except as provided above under the caption “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P; and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in the offering memorandum (collectively, the “Suspended Covenants”) will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Repurchase at the Option of Holders—Event of Loss”;

(3)	“—Restricted Payments”;

(4)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6)	“—Transactions with Affiliates”;

(7)	“—Additional Note Guarantees”; and

(8)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, Parent’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” unless Parent’s Board of Directors would have been able, under the terms of the indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of Permitted Debt. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to, but not during, the period that the “Restricted Payments” covenant was suspended as set forth above; provided, for the sake of clarity, that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenants described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Event of Loss,” the Excess Proceeds from all Asset Sales and the Excess Loss Proceeds from all Events of Loss not applied in accordance with such covenant will be deemed to be reset to zero upon the Reversion Date.

In addition, the indenture will also permit, without causing a Default or Event of Default, Parent and its Restricted Subsidiaries to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent or a Restricted Subsidiary of Parent);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of Parent or any direct or indirect parent of Parent;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Parent or any Restricted Subsidiary of Parent that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since April 1, 2010 (including Restricted Payments permitted by clauses (1) and (19) of the next succeeding paragraph and Permitted Investments permitted by clauses (16) and (21) of the definition thereof and excluding Restricted Payments permitted by all other clauses of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from April 1, 2010 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph), received by Parent since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Parent or any direct or indirect parent of Parent (excluding, without duplication, Designated Preferred Stock and Excluded Contributions), or from the issue or sale of Disqualified Stock of Parent or debt securities of Parent, in each case that have been converted into or exchanged for Qualifying Equity Interests of Parent (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(3)

100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph) received by Parent or a Restricted Subsidiary of Parent from (A) the sale or disposition (other than to Parent or a Restricted Subsidiary of Parent) of Restricted Investments and Permitted Investments made by Parent and its Restricted Subsidiaries and from repurchases and redemptions of such

Restricted Investments and Permitted Investments from Parent and its Restricted Subsidiaries by any Person (other than Parent or its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than to the extent that such Restricted Investment was made pursuant to clause (19) of the next succeeding paragraph); (B) the sale (other than to Parent and its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, and (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Parent for such period; plus

(4)	in the event that any Unrestricted Subsidiary of Parent designated as such after the date of the indenture is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent, in each case after the date of the indenture, the Fair Market Value of Parent’s Restricted Investment in such Subsidiary (as determined in accordance with the second succeeding paragraph) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (19) of the next succeeding paragraph or constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of Parent, to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of Parent, any direct or indirect parent of Parent, or any Restricted Subsidiary of Parent held by any future, present or former employee, director or consultant of Parent, any direct or indirect parent of Parent, or any Subsidiary of Parent (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, that the aggregate amounts paid under this clause (5) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by Parent or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of Parent or any direct or indirect parent of Parent (to the extent contributed to Parent), to members of management, directors or consultants of Parent and its Restricted Subsidiaries or any direct or indirect parent of Parent, that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by Parent or any direct or indirect parent of Parent (to the extent contributed to Parent), and its Restricted Subsidiaries after the date of the indenture,

(provided that Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(6)	the repurchase of Equity Interests (i) deemed to occur upon the exercise of stock options, warrants or other similar stock based awards under equity plans of Parent, any of its Restricted Subsidiaries or any direct or indirect parent of Parent, to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock based awards under equity plans of Parent, any of its Restricted Subsidiaries or any direct or indirect parent of Parent, or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any preferred stock of any Restricted Subsidiary of Parent issued on or after the date of the indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	Permitted Parent Payments;

(10)	payments or distributions by Parent or any of its Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger or acquisition consummated on or after the date of the indenture and not prohibited by the indenture;

(11)	purchases, redemptions or acquisitions of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(12)	payments or distributions by Parent or any of its Restricted Subsidiaries to Sponsor or any of its Affiliates in accordance with the Advisory Agreement (as in effect on the date of the indenture);

(13)	the payment of dividends on Parent’s common stock (or the payment of dividends to Parent or any other direct or indirect parent of Parent to fund the payment of dividends on its common stock) in an aggregate amount of up to 6.0% per annum of the net proceeds received by Parent (or by any direct or indirect parent of Parent and contributed to Parent) from any public offering of common stock of Parent or any direct or indirect parent of any Parent;

(14)

so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent of Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of Parent, issued after the date of the indenture; provided, however, that (a) the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (14) does not exceed the net cash proceeds actually received by Parent from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(15)	Restricted Payments that are made with Excluded Contributions;

(16)	the payment of dividends, other distributions and other amounts by Parent to, or the making of loans to, any direct or indirect parent of Parent, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to Parent or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Parent or any of its Restricted Subsidiaries incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(17)	so long as no Default or Event of Default has occurred and is continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes, Disqualified Stock or preferred stock of Parent and its Restricted Subsidiaries pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, Parent (or a third party to the extent permitted by the indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and have repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18)	to the Principals and the other direct or indirect holders of equity interests of any direct or indirect parent of Parent, including Holdings, in each case as described in the offering memorandum under the caption “Certain Relationships and Related Party Transactions”; and

(19)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets at the time of such Restricted Payment, at any one time outstanding.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by Parent, and in the case of any assets or securities with a Fair Market Value in excess of $10.0 million, will be determined by the Board of Directors of Parent whose resolution with respect thereto will be delivered to the trustee.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any

Restricted Subsidiary of Parent may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries of Parent that are not the Issuer or Subsidiary Guarantors and are not Foreign Subsidiaries may not incur Indebtedness or issue any shares of preferred stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $25.0 million of Indebtedness or preferred stock of Restricted Subsidiaries of Parent that are not Guarantors would be outstanding pursuant to this paragraph and clauses (17) and (19) below at such time.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Parent and any Restricted Subsidiary of Parent of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent and its Restricted Subsidiaries thereunder) not to exceed (x) $630.0 million minus (y) any amount used to permanently repay such Indebtedness (or permanently reduce commitments with respect thereto) pursuant to the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the incurrence by Parent and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and any exchange notes and related Note Guarantees issued pursuant to the registration rights agreement;

(4)	the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Assets at the time of incurrence, at any one time outstanding;

(5)	the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (5) of this paragraph;

(6)	the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent or a Restricted Subsidiary of Parent, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Parent’s Restricted Subsidiaries to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent or a Restricted Subsidiary of Parent; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Parent or a Restricted Subsidiary of Parent,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Parent or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business or incurred to hedge interest rate risk on floating rate Indebtedness incurred in accordance with the terms of the indenture;

(9)	the guarantee by Issuer or any Guarantor of Indebtedness of Issuer or a Guarantor and the guarantee by any Restricted Subsidiary that is not the Issuer or a Guarantor of Indebtedness of another Restricted Subsidiary that is not the Issuer or a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation health disability or other employee benefits claims, property, casualty or liability insurance or self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, or from any arrangement relating to the provision of treasury, depositary or cash management services, so long as such Indebtedness is covered within 10 business days;

(12)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Indebtedness of Foreign Subsidiaries incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $2.5 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(13)	the incurrence by Parent or its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Parent (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition);

(14)	the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(15)	the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(16)	Indebtedness of Parent or any of its Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the notes in accordance with the provisions summarized under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(17)	Acquired Debt incurred by a Restricted Subsidiary prior to the time that such Restricted Subsidiary was acquired by or merged into Parent and was not incurred in connection with, or in contemplation of, such acquisition or merger in an aggregate amount not to exceed $20.0 million at any time outstanding;

(18)	Indebtedness of Parent or any of its Restricted Subsidiaries to the seller of any business or assets permitted to be acquired by the Parent and its Restricted Subsidiaries under the indenture constituting a portion of the purchase price therefor in an aggregate amount not exceeding $15.0 million at any time outstanding; and

(19)	the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock of Parent or any of its Restricted Subsidiaries or preferred stock of Parent or any of its Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed the greater of (x) $40.0 million and (y) 4.0% of Total Assets at the time of incurrence, at any one time outstanding.

Parent will not incur, and will not permit the Issuer or any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Parent solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Parent will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof shall be included in Fixed Charges of Parent as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or, in the case of a revolving credit commitment, the date on which the commitment is first made. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent or any Restricted Subsidiary of Parent may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than the Collateral without securing the notes and all other amounts due under the indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(2)	make loans or advances to Parent or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees and any exchange notes and related Note Guarantees issued pursuant to the registration rights agreement;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not (i) materially more restrictive than the agreements governing such Indebtedness as in effect on the date of the indenture, or (ii) will not affect Parent’s ability to make principal or interest payments on the notes (as determined by Parent in good faith);

(4)	applicable law, rule, regulation or order;

(5)

any instrument of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of the indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14)	any Restricted Investment not prohibited by the covenant described under the caption “—Restricted Payments” and any Permitted Investment; and

(15)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) in the immediately preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Issuer (a) with or into one of its Restricted Subsidiaries for any purpose or (b) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

All references to “Issuer” in this Description of Notes shall be deemed to include any successor entity that assumes all of the obligations of the Issuer under the notes in a transaction that complies with this covenant.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Parent, the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the indenture pursuant to a supplemental indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, merger, assignment, transfer, conveyance, lease or other disposition of assets between or among Restricted Subsidiaries that are not Guarantors.

Transactions with Affiliates

Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1)	the Affiliate Transaction is on terms that are taken as a whole not materially less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of (x) $10.0 million, Parent deliver to the trustee a resolution of the Board of Directors of Parent or any direct or indirect parent of Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and (y) $50.0 million, Parent delivers to the trustee an opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction complies with this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, equity incentive agreement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Parent and/or its Restricted Subsidiaries;

(3)	payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of Parent;

(5)	(a) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and (b) Permitted Investments;

(6)	the performance by the Issuer of its obligations under the Advisory Agreement and the Performance of Parent or any of its Restricted Subsidiaries under any of the other agreements disclosed in the offering memorandum under the caption “Certain Relationships and Related Party Transactions,” each as in effect on the date of the indenture, and the payment of fees and expenses not in excess of the amounts specified in, or determined pursuant to, such agreements, as in effect on the date of the indenture, and the entry into and performance by the Issuer of its obligations (including termination payments) under any agreement entered into after the date of the indenture to terminate the Advisory Agreement; provided, however, that the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its respective obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture (other than any agreement terminating the Advisory Agreement) shall only be permitted by this clause (6) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement (other than any agreement terminating the Advisory Agreement) are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(7)	sales of Equity Interests of Parent or any direct or indirect parent of Parent, to Affiliates of Parent or its Restricted Subsidiaries not otherwise prohibited by the indenture and the granting of registration and other customary rights in connection therewith;

(8)	transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of Parent;

(9)	transactions in which Parent or any of its Restricted Subsidiaries, as the case may be, deliver to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(10)	payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business;

(11)	any agreement (other than with the Principals) as in effect as of the date of the indenture or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture) or any transaction contemplated thereby;

(12)	payments by Parent or any of its Restricted Subsidiaries to the Principals for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures or any indemnification payments made as a result thereof, which payments (i) are approved by a majority of the Board of Directors in good faith and (ii) do not exceed the greater of (x) $5 million and (y) 3.0% of Consolidated EBITDA, in any calendar year;

(13)	any contributions to the common equity capital of Parent;

(14)	transactions permitted by, and complying with, the provisions of the covenant described under the caption “—Merger, Consolidation or Sale of Assets”;

(15)	transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates otherwise in compliance with the terms of the indenture which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Parent.

(16)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(17)	pledges of equity interests in Unrestricted Subsidiaries;

(18)	the entry into tax sharing arrangements between Parent and its Restricted Subsidiaries and any of their direct or indirect parents, including Holdings; provided, however, that any payment made under such tax sharing arrangements is, at the time made, otherwise permitted by the covenant described above under the caption “—Restricted Payments”; and

(19)	transactions between Parent or any of Parent’s Restricted Subsidiaries and any Person, a director of which is also a director of Parent or any direct or indirect parent of Parent, including Holdings; provided, however, that such director abstains from voting as a director of Parent or such direct or indirect parent of Parent, including Holdings, as the case may be, on any matter involving such other Person.

Additional Note Guarantees

After the Issue Date, Parent will cause each of its Restricted Subsidiaries that guarantees or otherwise incurs any Indebtedness under any Credit Facilities to guarantee the notes and the Issuer’s other obligations under the indenture.

Each Note Guarantee by a Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Under certain circumstances a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws.” The Obligations under the notes, the Note Guarantees and the indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a Second Priority Lien in the Collateral granted to the Collateral Agent for the benefit of the holders of the notes and the holders of Permitted Additional Pari Passu Obligations. Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the notes and take all actions advisable in the opinion of Parent, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to Parent to cause the Second Priority Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Issuer and the Guarantors.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Parent will be in default of such covenant. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will furnish to the trustee and the holders of the notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Parent’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that the quarterly report provided for the second quarter of 2010 will not be required to comply with the requirements of Regulation S-X of the Securities Act. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Parent will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Parent is not subject to the periodic reporting requirements of the Exchange Act for any reason, Parent will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Parent’s filings for any reason, Parent will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Parent were required to file those reports with the SEC.

If Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings or any other direct or indirect parent of Parent is a guarantor of the notes, the indenture will permit Parent to satisfy its obligations in this covenant with respect to financial information relating to Parent by furnishing financial information relating to Holdings or such parent guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings or such other parent guarantor, on the one hand, and the information relating to the Parent and its Subsidiaries that are Restricted Subsidiaries on a stand-alone basis, on the other hand.

Notwithstanding the foregoing, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, or (2) by posting reports on Parent’s website or providing reports to the trustee to furnish to the holders of the notes, in each case within 15 days of the date that Parent would be required to file such information under this covenant, containing only the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) required to be included in the reports required by this covenant, subject to the exceptions consistent with the presentation of such financial information in the offering memorandum and provided that information provided for the second quarter of 2010 will not be required to comply with the requirements of Regulation S-X of the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Parent or any of its Restricted Subsidiaries for 60 days after notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the agreements in the indenture (other than a default referred to in clause (1) or (2) above);

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by Parent, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(5)	failure by Parent, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (to the extent not covered by insurance as to which the applicable insurance company is solvent and has not denied coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(6)	except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days;

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to either of the Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; provided that in the event that an involuntary proceeding or the filing of an involuntary petition for certain events of bankruptcy or insolvency is commenced, an Event of Default shall not be deemed to have occurred until such petition or proceeding shall have continued undismissed for a period of 60 days or an order or decree approving or ordering such event of bankruptcy or insolvency shall have been entered;

(8)	(x) with respect to any material portion of the Collateral (a) any default or breach by the Issuer or any Guarantor in the performance of its obligations under the Security Documents or the indenture which adversely affects the condition or value of the collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, in each case taken as a whole in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by the trustee or the holders of 25% in principal amount of the outstanding notes, or (b) any security interest created under the Security Documents or under the indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any Security Document is invalid or unenforceable.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Parent, the Issuer or any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest and Special Interest, if any.

In the Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding any resulting Payment Default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose Parent delivers an Officers’ Certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders of such Indebtedness have rescinded or waived the acceleration, notice or action giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall any acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

The indenture will provide that if a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Special Interest, if any, on, the notes.

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Note

Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by resolutions set forth in an Officers’ Certificate, elect to have all of the Issuer’s obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, and interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers, Asset Sale Offers and Event of Loss Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under the caption “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6)	the Issuer must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	the Issuer must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes, the Note Guarantees and the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the notes, or the Note Guarantees and the Security Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions relating to the dates on which the notes may be redeemed or the redemption price thereof with respect to the redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest or Special Interest, if any, on, the notes;

(7)	after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	modify the obligations of the Issuer to make a Change of Control Offer, Asset Sale Offer or Event of Loss Offer if such modification was done after the occurrence of such Change of Control, Asset Sale or Event of Loss, as applicable; or

(10)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes other than in accordance with the indenture and the Security Documents or modify the Intercreditor Agreement in any manner adverse in any material respect to the holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes and Permitted Additional Pari Passu Obligations then outstanding, voting as one class.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes, the Note Guarantees or the Security Documents:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable, otherwise consummated in accordance with the provisions of the indenture;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(6)	to conform the text of the indenture, the notes, the Note Guarantees or the Security Documents to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(9)	to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the holders of the notes, as additional security for the payment and performance of all or any portion of the Second Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the indenture, any of the Security Documents or otherwise;

(10)	to provide for the release of Collateral from the Lien of the indenture and the Security Documents when permitted or required by the Security Documents or the indenture; or

(11)	to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act of 1939, as amended) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Advisory Agreement” means the advisory agreement, dated as of September 22, 2005, among Holdings, the Issuer and GGC Administration, LLC as amended, restated, modified, or replaced after the Issue Date (so long as any such amendment, restatement, modification or replacement is not disadvantageous in any material respect to the holders when taken as a whole as compared to the Advisory Agreement as in effect of the Issue Date).

“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at May 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through May 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Parent or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law) by any of Parent’s Restricted Subsidiaries or the sale by Parent or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction that involves assets or Equity Interests having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets between or among Parent and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Parent to Parent or to another Restricted Subsidiary of Parent;

(4)	the sale, lease or other transfer of products, inventory, services or accounts receivable in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the closing of one or more individual retail stores in the ordinary course of business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Parent, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of Parent and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by Parent or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	leases and subleases and licenses and sublicenses by Parent or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11)	any liquidation or dissolution of a Restricted Subsidiary provided that such Restricted Subsidiary’s direct parent is also either Parent or a Restricted Subsidiary of Parent and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent, which in the event of an exchange in which assets (other than Cash Equivalents) being exchanged have a Fair Market Value in excess of (a) $5.0 million shall be evidenced by an Officers’ Certificate, (b) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of Parent and (c) $50.0 million shall be supported by an opinion from an independent investment banking firm of nationally recognized standing stating that such assets are of a comparable or greater market value or usefulness to the business of Parent and its Restricted Subsidiaries, as a whole, than the assets being exchanged;

(14)	the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(16)	(i) any loss or destruction of or damage to any property or asset or receipt of insurance proceeds in connection therewith or (ii) any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner ” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least A2 (or the equivalent grade) by Moody’s or A by S&P;

(3)	marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state and, at the time of acquisition thereof, having a credit rating of at least A2 (or the equivalent grade) by Moody’s or A by S&P;

(4)	securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(5)	certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(6)	repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(8)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Permitted Holder;

(2)	Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than, 50% of the Voting Stock of Parent, measured by voting power rather than number of shares; or

(3)	Parent shall cease to be the “beneficial owner” of 100% of the outstanding Capital Stock of the Issuer.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“Collateral ” means all of the assets of the Issuer and the Secured Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second Priority Obligations (including proceeds and products thereof).

“Collateral Agent” means the trustee, in its capacity as Collateral Agent under the Security Documents together with its successors.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss and any unusual or non-recurring expense plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any disposition of assets outside the ordinary course of business, to the extent such losses or expenses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (2) of the definition of “Permitted Parent Payments,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any Consolidated Non-cash Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Non-cash Charges were included in computing such Consolidated Net Income; plus

(5)	any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6)	any expenses in connection with earn-out obligations of such Person and its Restricted Subsidiaries for such period, to the extent that such expenses were deducted in computing such Consolidated Net Income; plus

(7)	any (a) salary, benefit and other direct savings resulting from implemented workforce reductions by such Person implemented, (b) severance or relocation costs or expenses of such Person during such period and (c) one-time non-cash compensation charges incurred by such Person during such period, in each case to the extent deducted in computing such Consolidated Net Income and as set forth in an Officers’ Certificate signed by Parent’s Chief Financial Officer and a similar officer; plus

(8)	any losses in respect of post-retirement benefits of such Person, as a result of the application of FASB 106, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(9)	the amount of fees and expenses incurred by such Person pursuant to the Advisory Agreement as in effect on the date of the indenture during such period, or pursuant to any amendment, modification or supplement thereto or replacement or termination thereof, to the extent that such fees and related expenses were deducted in computing such Consolidated Net Income; plus

(10)	any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(11)	to the extent actually reimbursed to such Person during such period, expenses during such period that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income; plus

(12)	fees, costs and expenses related to the implementation of IFRS accounting principles, to the extent such expenses were included in computing Consolidated Net Income; plus

(13)	any Special Interest in respect of the notes; minus

(14)	any extraordinary gains and unusual or non-recurring gains for such period, all determined on a consolidated basis in accordance with GAAP, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(15)	the amount of any gain in respect of post-retirement benefits as a result of the application of FASB 106, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(16)	any gains from foreign currency hedging transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(17)	non-cash items increasing such Consolidated Net Income for such period other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary, nonrecurring or unusual gains or losses or income or expenses, including, without limitation, any expenses related to severance or relocation expenses and fees, restructuring costs, any expenses, costs or charges (other than Consolidated Non-cash Charges) incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (including the financing transactions described in the offering memorandum and costs and expenses relating to the registration of the notes with the SEC as required under “Exchange Offer; Registration Rights”) (in each case whether or not successful) and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(2)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(3)	(a) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of the dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividends, distributions or other payments paid in cash and received from any Person in excess of amounts included in clause (2) pursuant to the definition of “Consolidated Net Income” will be included;

(4)

solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the

Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(5)	the cumulative effect of any change in accounting principles will be excluded;

(6)	(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Parent or a Restricted Subsidiary of Parent, will be excluded;

(7)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations will be excluded;

(8)	an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (2) of the definition of “Permitted Parent Payments” will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(9)	the effect of any non-cash impairment charges or asset write-downs or write-offs resulting from the application of GAAP, including pursuant to FAS Nos. 142 and 144, and the amortization of intangibles arising from the application of GAAP, including pursuant to FAS No. 141, will be excluded;

(10)	unrealized gains or losses with respect to Hedging Obligations shall be excluded; and

(11)	purchase accounting or similar adjustments required or permitted under GAAP in connection with an acquisition permitted under the indenture shall be excluded.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing ” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreements” means, including the Issuer’s senior credit agreement, to be dated on or about the Issue Date, among Parent, the Issuer, the other guarantors named therein and JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, Guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Indebtedness thereunder, or increases the amount of available borrowings or obligations thereunder (whether pursuant to the same agreement or one or more replacement or additional agreements); provided that such increase in borrowings is permitted under the covenant described above under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or adds Subsidiaries of Parent as additional borrowers, issuers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means, (a) one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) sold to institutional investors, or (c) instruments or agreements evidencing any other Indebtedness, in each case with banks or other institutional lenders and, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default ” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or one its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Parent or any direct or indirect parent of Parent (other than Disqualified Stock), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock plan or trust established by Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent, any direct or indirect parent of Parent, or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Parent by Parent (other than Disqualified Stock and other than to a Subsidiary of Parent) or (2) of Equity Interests of a direct or indirect parent of Parent (other than to Parent, a Subsidiary of Parent or any direct or indirect parent of Parent, including Holdings).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i)	any loss, destruction or damage of such property or asset;

(ii)	any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii)	any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv)	any settlement in lieu of clauses (ii) or (iii) above.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of Investment Grade Securities received by Parent after the date of the indenture from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to Parent or to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary of Parent) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Parent;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate, the proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means all Indebtedness of Parent and its Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or compulsion of either party, determined in good faith by the Board of Directors of Parent (unless otherwise provided in the indenture).

“First Priority Credit Documents” means the Credit Agreements, the other Loan Documents (as defined in the Credit Agreements), and each of the other agreements, documents, and instruments providing for or evidencing any other First Priority Obligation and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation (including any intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing the Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Priority Documents” means the First Priority Credit Documents and any and all documents governing the Hedging Obligations.

“First Priority Lenders” means the “Lenders” from time to time party to, and as defined in, the Credit Agreements, together with their respective successors and assigns; provided that the term “First Priority Lender” shall in any event also include each letter of credit issuer and swingline lender under the Credit Agreements, including, without limitation, the “Issuing Bank,” the “Swingline Lender,” the “Administrative Agent” and the “Syndication Agent” under (and each as defined in) the Credit Agreements.

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Obligations” means (a) the due and punctual payment by the Issuer of (i) the principal and premium, if any, and interest (including any Post-Petition Interest, whether or not allowable) on all loans or advances made pursuant to, or the issuance of any debt under, the Credit Agreements (or any financing replacing, renewing or refinancing the Credit Agreement), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Issuer in respect of any letter of credit or similar instrument issued under the Credit Agreement, when and as due, including payments in respect of reimbursement of disbursements made by any “Issuing Bank” (as defined in the Credit Agreement) with respect thereto, interest thereon and obligations to provide cash collateral in connection therewith and (iii) all other monetary obligations of the Issuer to any of the First Priority Secured Parties under the First Priority Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Issuer under or pursuant to the First Priority Documents, (c) the due and punctual payment and performance of all the obligations of each Guarantor under or pursuant to the First Priority Documents, (d) all Hedging Obligations and (e) all Cash Management Obligations (as defined in the Intercreditor Agreement). To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any of the Issuer or any Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in whole or in part, or is otherwise set aside or required to be returned or paid to a debtor in possession, any holder of Second Priority Obligations, any receiver or any similar Person, then the obligation or part thereof originally intended to be satisfied by such payment shall, for the purposes of the Intercreditor Agreement and the rights and obligations of the First Priority Secured Parties and the holders of Second Priority Obligations, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (including any obligations replacing, renewing or refinancing any previously existing First Priority Obligations) have been in paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents) and (b) all commitments to extend credit under the First Priority Documents (including any documents replacing, renewing or refinancing any previously existing First Priority Documents) have been terminated.

“First Priority Secured Party” has the meaning given to the term “First Priority Secured Party” in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by Parent, as certified in an Officers’ Certificate delivered to the trustee) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of making the computations referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that Parent or any of its Restricted Subsidiaries have both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary of Parent or was merged with or into Parent or any Restricted Subsidiary of Parent since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X, except that such pro forma calculations may also include operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six months of the date of such transaction and are supportable and quantifiable and, in each case, including but not limited to (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by Parent’s chief financial and a similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officers’ Certificate at the time of such execution.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (x) including, without limitation, amortization of original issue discount, the interest expense component of all payments associated with Capital Lease Obligations, and the net effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates and (y) excluding amortization or write-off of deferred financing fees and expensing of any other financing fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of Parent’s outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all cash dividends, whether paid or accrued, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Foreign Subsidiary” means any Restricted Subsidiary of Parent that is not a Domestic Subsidiary and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture, except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “—Certain Covenants—Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. At any time after the Issue Date, Parent may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Parent shall give notice of any such election made in accordance with this definition to the trustee.

“Government Securities ” has the meaning assigned to that term in the indenture governing the notes.

“Guarantee ” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	Holdings;

(2)	Parent;

(3)	each direct or indirect Domestic Subsidiary of Parent (other than the Issuer) on the date of the indenture that Guarantees the Issuer’s Obligations under the Credit Agreement; and

(4)	any other Subsidiary of Parent that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board and as in effect from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations)), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance of deferred and unpaid purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that contingent obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of Parent, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Parent or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this Description of Notes to the contrary, for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of Parent, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	Parent’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)	the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors of Parent.

“Issue Date” means May 7, 2010, the date on which notes are originally issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Issuer or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Second Priority Liens), and any taxes paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the fifth paragraph of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Parent as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Parent nor any of Parent’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of Parent’s Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations ” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the notes.

“Officers’ Certificate” means a certificate signed by two officers of the Issuer or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or such Guarantor, as applicable.

“Permitted Additional Pari Passu Obligations” means obligations under any additional notes or other Indebtedness secured by the Second Priority Liens in an amount not to exceed $100.0 million in the aggregate; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case in the form attached thereto agreeing to be bound thereby and (ii) Parent has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which Parent and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Collateral Liens” means:

(i)	Liens securing the notes outstanding on the Issue Date, Permitted Refinancing Indebtedness with respect to such notes, the Guarantees relating thereto and any Obligations with respect to such notes, Permitted Refinancing Indebtedness and Guarantees;

(ii)	Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to the indenture and Permitted Refinancing Indebtedness with respect to such Permitted Additional Pari Passu Obligations which Liens are granted pursuant to the provisions of the Security Documents;

(iii)	Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable or original issue discount in connection with such extension, renewal, replacement or refinancing);

(iv)	Liens described in clauses (1) (which Liens shall be subject to the Intercreditor Agreement), (3), (4), (5), (6), (8), (9), (10), (11), (13), (15), (16), (17), (18), (19), (20), (21), (22), (24), (25), (29), (31), (32) and (33) of the definition of “Permitted Liens”;

(v)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

(vi)	other Liens (not securing Indebtedness) incidental to the conduct of the business of Parent or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of Parent or its Restricted Subsidiaries; and

(vii)	Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral.

“Permitted Holders” means (i) each of the Principals, (ii) members of management of the Issuer or any direct or indirect parent of the Issuer, (iii) any Person that has no material assets other than the Capital Stock of Parent or any direct or indirect parent of Parent, and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Parent, and of which no other Person or group (in each case within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) or (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clause (i) or (ii) above and that, directly or indirectly, holds or acquires beneficial ownership of the Voting Stock of Parent or any direct or indirect parent of Parent (a “Permitted Holder Group”); provided that (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other group (other than a Permitted Holder specified in clause (i) or (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in Parent or in a Restricted Subsidiary of Parent;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Parent; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of Parent or of any direct or indirect parent of Parent;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted

Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Parent or any Subsidiary of Parent in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Parent that is not a Restricted Subsidiary of Parent;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Investments by Parent and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)	guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent and its Subsidiaries;

(15)	any Investment acquired by Parent or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	any Investment by Parent or any of its Restricted Subsidiaries in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $40.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

(17)	loans and advances to officers, directors and employees (i) for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business and (ii) in connection with purchases of Equity Interests of Parent or any direct or indirect parent of Parent in an aggregate principal amount not to exceed $2.0 million in any calendar year;

(18)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	Investments in joint ventures of Parent or any of its Restricted Subsidiaries existing on the date of the indenture in an aggregate amount, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $30.0 million and (b) 3.0% of Total Assets at the time of such Investment, at any one time outstanding;

(20)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(21)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding not to exceed the greater of (a) $25.0 million and (b) 2.5% of Total Assets at the time of such Investment, at any one time outstanding;

(22)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding not to exceed the greater of (a) $25.0 million and (b) 2.5% of Total Assets at the time of such Investment, at any one time outstanding; and

(23)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (5), (9), (10) and (16) of such covenant).

“Permitted Liens” means:

(1)	Liens on First Priority Obligations; provided that, in each case, such Liens are subject to the provisions of the Intercreditor Agreement;

(2)	Liens in favor of the Issuer or the Subsidiary Guarantors;

(3)	Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary of Parent; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary of Parent;

(4)	Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by Parent or any Subsidiary of Parent; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of Parent or any of its Subsidiaries;

(5)	Liens, pledges or deposits to secure letters of credit, the performance of bids, trade contracts, leases, statutory obligations, insurance, judgments, surety or appeal bonds, workers compensation obligations, performance bonds, unemployment insurance obligations, social security obligations, or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or are described in a mortgage policy or title insurance or surveys issued in favor of and accepted by the Collateral Agent;

(11)	Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the notes, the Guarantees and the Permitted Additional Pari Passu Obligations;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases or consignment of goods;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(21)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(23)	Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or clause (12) of the definition of “Permitted Debt” under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(24)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under the indenture for so long as such agreements are in effect;

(25)	Liens incurred in the ordinary course of business with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(26)	Liens securing Indebtedness or other Obligations of a Restricted Subsidiary of Parent owing to Parent or another Restricted Subsidiary of Parent permitted to be incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(27)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(28)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(29)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(30)	Liens securing Indebtedness or other Obligations of a Restricted Subsidiary of Parent owing to the Parent or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens rank junior to the Second Priority Liens;

(31)	Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only those items being collected upon;

(32)	judgment liens in respect of judgments that do no constitute an Event of Default under clause (5) under “Events of Default and Remedies”; and

(33)	Liens arising from repurchase obligations described in clause (6) of the definition of “Cash Equivalents”.

“Permitted Parent Payments” means the declaration and payment of dividends by Parent to, or the making of loans to, any direct or indirect parent of Parent, in amounts required for any direct or indirect parent of Parent, to pay, in each case without duplication:

(1)	general corporate operating and overhead costs and expenses (including without limitation, any such fees, costs or expenses required for any direct or indirect parent of Parent, to maintain its corporate existence and customary directors fees and expenses and indemnification obligations) of any direct or indirect parent of Parent, to the extent such costs and expenses are attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(2)

foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of Parent and its Restricted Subsidiaries and, to the extent of the amount actually received from

Parent’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Parent and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Parent, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent and file a consolidated or combined return with Parent as the parent corporation (assuming deductions relating to the notes are properly allocable to Parent and taking into account the effect of any net operating loss carryforwards, alternative minimum tax carryforwards or other carryforwards or tax attributes that would have arisen if Parent and such Restricted Subsidiaries and Unrestricted Subsidiaries were corporations); and

(3)	fees and expenses owed by Parent, any direct or indirect parent of Parent, as the case may be, or Parent’s Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates.”

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, defeasance costs and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness (a) has a final maturity date that is no earlier than (i) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) 90 days after the final maturity date of the notes, and (b) has a Weighted Average Life to Maturity that is not less than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred by Parent or by the Restricted Subsidiary of Parent that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency proceeding, whether or not allowed or allowable as a claim in any such Insolvency Proceeding.

“Principals ” means (1) Golden Gate Private Equity, Inc., (2) Oak Investment Partners and (3) one or more investment funds advised, managed or controlled by Golden Gate Private Equity, Inc. or Oak Investment Partners and, in each case (whether individually or as a group) their respective Affiliates (not including, however, any of their portfolio companies).

“Qualifying Equity Interests” means Equity Interests of Parent other than Disqualified Stock.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided, that assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of Securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of Parent.

“Restricted Investment ” means an Investment other than a Permitted Investment.

“Restricted Subsidiary ” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P ” means Standard & Poor’s Ratings Group and any successor thereto.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by Parent or any of its Restricted Subsidiaries whereby Parent or a Restricted Subsidiary of Parent transfers such property to a Person and Parent or such Restricted Subsidiary of Parent leases it from such Person, other than leases between Parent and a Restricted Subsidiary of Parent or between its Restricted Subsidiaries.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Priority Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

“Second Priority Obligations” means the Indebtedness incurred and Obligations under the indenture and any Permitted Additional Pari Passu Obligations.

“Secured Guarantors” means all Guarantors other than Holdings.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, the Issuer and the Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the trustee and the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the trustee and the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor ” means any Guarantor other than Parent.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbb) as in effect on the Issue Date.

“Total Assets” means the total consolidated assets of Parent and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Parent.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2014; provided, however, that if the period from the redemption date to May 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Parent or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of Parent;

(3)	is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We, the guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the Senior Notes on May 7, 2010. Under the registration rights agreement, we and the guarantors have agreed to use all commercially reasonable efforts to:

•

file a registration statement on or prior to 365 days after May 7, 2010 (or if such 365th day is not a Business Day, the next succeeding Business Day) enabling holders of outstanding notes to exchange the privately placed Senior Notes for publicly registered Exchange Notes with substantially identical terms;

•	cause the registration statement to declared effective by the SEC on or prior to 365 days after May 7, 2010 (or if such 365th day is not a Business Day, the next succeeding Business Day); and

•

unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and issue exchange notes in exchange for all notes tendered in the exchange offer on or prior to 365 days after May 7, 2010 (or if such 365th day is not a Business Day, the next succeeding Business Day).

Under the registration rights agreement, we and the guarantors will all use commercially reasonable efforts to file a shelf registration statement, which may be an amendment to this registration statement, with the SEC and will use all commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC (except in no case prior to 365 days after May 7, 2010 (or if such 365th day is not a Business Day, the next succeeding Business Day):

•

within 90 days of a determination by the issuer and the guarantors that they are not required to file an exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	within 365 days if for any reason the exchange offer is not consummated on or prior to 365 days after May 7, 2010 (or if such 365th day is not a Business Day, the next succeeding Business Day); or

•	within 90 days after any holder of the Senior Notes notifies the issuers prior to the 20th Business Day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•

it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales;

•	it is a broker-dealer and owns Senior Notes acquired directly from the issuer or an affiliate of the issuer; or

•

it is an affiliate (as defined in Rule 144 promulgated by the SEC) of the issuer and will not receive exchange notes in the exchange offer that may be freely transferred without restriction under federal securities law.

If we have not consummated the exchange offer on or prior to 365 days after May 7, 2010 (or if such 365th day is not a Business Day, the next succeeding Business Day) or, if applicable, a shelf registration statement covering resales of the notes has not been declared effective of such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Senior Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Senior Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities. We have also agreed that we will make a sufficient number of copies of this prospectus available to any selling holders of the Exchange Notes or broker-dealer for use in connection with any resale of the Exchange Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any Senior Notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of Exchange Notes in exchange for each $2,000 principal amount of Senior Notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of Exchange Notes in exchange for each $1,000 integral multiple amount of Senior Notes surrendered under the exchange offer. Senior Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Senior Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The Exchange Notes will evidence the same debt as the Senior Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Senior Notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange.

As of the date of this prospectus, $300,000,000 aggregate principal amount of the Senior Notes are outstanding. There will be no fixed record date for determining registered holders of Senior Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Senior Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Senior Notes.

We will be deemed to have accepted for exchange properly tendered Senior Notes when we have given oral notice (which is subsequently confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Senior Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

By tendering your Senior Notes, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•

you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Senior Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Holders who tender Senior Notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of Senior Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the Senior Notes will expire at 5:00 p.m., New York City time, on                     , 2011, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Senior Notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Senior Notes not previously accepted if any of the conditions set forth below under “Conditions” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Senior Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Senior Notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any Senior Notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt delivery of Exchange Notes for all Senior Notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Senior Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Senior Notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Senior Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Senior Notes of any holder that has not made:

•	the representations described under “—Procedures for Tendering Senior Notes” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Senior Notes by giving written notice of such extension to the registered holders of the Senior Notes. During any such extensions, all Senior Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Senior Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any Senior Notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Senior Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to acceptance of your notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any Senior Notes tendered, and will not issue Exchange Notes in exchange for any such Senior Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Senior Notes

Only a holder of Senior Notes may tender such Senior Notes in the exchange offer. If you are a DTC participant that has Senior Notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your Senior Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your Senior Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

If you are DTC participant, to tender Senior Notes in the exchange offer:

•	you must comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; and

•

the exchange agent must receive a timely confirmation of a book-entry transfer of the Senior Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the Senior Notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the Senior Notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering Senior Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, each broker-dealer that receives new notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender Senior Notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such Senior Notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Senior Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Senior Notes by causing DTC to transfer such Senior Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Senior Notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Senior Notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “—Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the Senior Notes to be withdrawn;

•

identify the Senior Notes to be withdrawn including the certificate number or numbers and aggregate principal amount of Senior Notes to be withdrawn or, in the case of Senior Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the Senior Notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Senior Notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue Exchange Notes for such withdrawn Senior Notes unless the Senior Notes are validly retendered. We will return to you any Senior Notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Senior Notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer of Senior Notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association Corporate Trust Services Attn: Specialized Finance 60 Livingston Avenue St. Paul, MN 55107-2292	Facsimile Transmission: (651) 495-8158 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all of the transfer taxes, if any, applicable to the exchange of Senior Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Senior Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Senior Notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of Senior Notes under the exchange offer.

•	related fees and expenses.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes under the exchange offer, including as a result of failing to timely deliver Senior Notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such Senior Notes:

•

as set forth in the legend printed on the Senior Notes as a consequence of the issuance of the Senior Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Senior Notes.

In addition, holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes under the exchange offer will no longer have any registration rights or be entitled to liquidated damages under the registration rights agreement.

In general, you may not offer or sell the Senior Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Senior Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders Senior Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any Senior Notes, you may have difficulty selling them because there will be fewer Senior Notes outstanding.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Senior Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Senior Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Senior Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Senior Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Senior Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Senior Notes who hold the Senior Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Senior Notes

The exchange of your Senior Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Senior Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Senior Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Senior Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Senior Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, upon request, we will make a sufficient number of copies of this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities.

We will not receive any proceeds from any sales of the Exchange Notes by participating broker-dealers. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such Exchange Notes. Any participating broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Senior Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees and other legal matters will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Golden Gate. Kirkland & Ellis LLP represents entities affiliated with Golden Gate in connection with legal matters. Certain matters under the laws of the Cayman Islands will be passed upon by Maples and Calder.

EXPERTS

The consolidated financial statements of Aspect Software Group Holdings, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333- 170936) with respect to the securities being offered hereby. This prospectus, which is a part of the registration statement does not contain all of the information contained in the registration statement, as amended, or the exhibits and schedules filed with the registration statement. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

Following the offering of the Exchange Notes, Aspect Software Group Holdings Ltd. will be required to file certain periodic and current reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information can be inspected without charge and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of Aspect Software Group Holdings Ltd.

We have audited the accompanying consolidated balance sheets of Aspect Software Group Holdings Ltd. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ deficit and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aspect Software Group Holdings Ltd. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 21 to the consolidated financial statements, on January 1, 2009, the Company changed its method of accounting for income taxes with the adoption of the guidance originally issued in FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (codified in FASB ASC Topic 740, Income Taxes).

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2011

Aspect Software Group Holdings Ltd.

Consolidated Balance Sheets

	December 31
(in thousands, except par value and share amounts)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$86,370	$51,301
Accounts receivable (net of allowances of $6,073 and $12,821, respectively)	80,387	59,728
Deferred tax assets	14,518	15,114
Other current assets	14,311	20,119
Inventories, net	4,627	4,482

Total current assets	200,213	150,744

Property, plant, and equipment, net	18,524	20,572
Intangible assets, net	109,169	146,318
Goodwill	631,943	627,629
Other assets	24,896	13,271

Total assets	$984,745	$958,534

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$21,472	$22,944
Voluntary prepayments of long-term debt	—	30,000
Current portion of long-term debt	6,500	—
Accrued liabilities	70,742	59,870
Deferred revenues	88,326	78,081

Total current liabilities	187,040	190,895

Deferred tax liabilities	46,777	63,646
Long-term deferred revenue	9,266	8,436
Long-term debt (1)	794,647	770,500
Other long-term liabilities	41,071	44,671

Total liabilities	1,078,801	1,078,148

Commitments and contingencies (Note 22 and 25)

Shareholders’ deficit:
Ordinary shares, $0.00001 par value: 1,000,000,000 shares authorized, 233,242,948 and 236,118,419 shares issued, respectively	4	4
Additional paid-in capital	11,369	8,992
Treasury shares, at cost, 4,152,775 and 4,090,025 shares, respectively	(3,549)	(3,483)
Notes receivable for purchase of ordinary shares	(425)	(1,800)
Accumulated other comprehensive loss	(2,286)	(3,140)
Accumulated deficit	(99,169)	(120,187)

Total shareholders’ deficit	(94,056)	(119,614)

Total liabilities and shareholders’ deficit	$984,745	$958,534

(1)	$50.0 million and $77.3 million, respectively, held by a related party—see Note 27.

See accompanying notes.

Aspect Software Group Holdings Ltd.

Consolidated Statements of Income

	Years Ended December 31,
(in thousands)	2010	2009	2008
Net revenues:
Product revenue	$119,974	$113,287	$150,513
Services revenue	386,809	365,127	390,982

Total net revenues	506,783	478,414	541,495

Cost of revenues:
Cost of product revenue	30,125	30,096	47,615
Cost of services revenue	155,055	135,566	151,210
Amortization expense for acquired intangible assets	14,677	15,420	16,745

Total cost of revenues	199,857	181,082	215,570

Gross profit	306,926	297,332	325,925

Operating expenses:
Research and development	46,769	44,438	47,789
Selling, general and administrative	123,363	113,784	140,026
Amortization expense for acquired intangible assets	29,572	28,563	29,287
Restructuring charges	690	5,269	6,808

Total operating expenses	200,394	192,054	223,910

Income from operations	106,532	105,278	102,015
Interest and other expense, net	(69,849)	(66,134)	(80,234)

Income before income taxes	36,683	39,144	21,781
Provision for income taxes	15,447	22,944	14,099

Net income	$21,236	$16,200	$7,682

See accompanying notes.

Aspect Software Group Holdings Ltd.

Consolidated Statements of Shareholders’ Deficit and Comprehensive Income

(In Thousands, Except Share Amounts)

	Ordinary Shares		Additional Paid-In Capital	Treasury Stock		Notes Receivable	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total
	Shares	Par Value		Shares	Cost
Balance at December 31, 2007	233,390,119	$4	$1,334	(4,090,025)	$(3,483)	$(1,800)	$(2,780)	$(142,634)	$(149,359)
Net income	—	—	—	—	—	—	—	7,682	7,682
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(5,675)	—	(5,675)
Unrealized losses on derivative instruments, net of tax	—	—	—	—	—	—	(762)	—	(762)

Comprehensive income									$1,245

Issuance of ordinary shares	2,445,675	—	5,105	—	—	—	—	—	5,105
Stock-based compensation expense	—	—	1,116	—	—	—	—	—	1,116

Balance at December 31, 2008	235,835,794	4	7,555	(4,090,025)	(3,483)	(1,800)	(9,217)	(134,952)	(141,893)
Net income	—	—	—	—	—	—	—	16,200	16,200
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	803	—	803
Expiration of derivative instruments, net of tax	—	—	—	—	—	—	5,274	—	5,274

Comprehensive income									$22,277

Cumulative effect of change in accounting principle—adoption of ASC 740-10								(1,435)	(1,435)
Issuance of ordinary shares	282,625	—	33	—	—	—	—	—	33
Tax benefit from stock plans	—	—	34	—	—	—	—	—	34
Stock-based compensation expense	—	—	1,370	—	—	—	—	—	1,370

Balance at December 31, 2009	236,118,419	4	8,992	(4,090,025)	(3,483)	(1,800)	(3,140)	(120,187)	(119,614)
Net income	—	—	—	—	—	—	—	21,236	21,236
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	854	—	854

Comprehensive income									$22,090

Forgiveness of promissory notes in connection with debt refinancing	—	—	—	—	—	1,375	—	—	1,375
Issuance of ordinary shares	219,457	—	20	—	—	—	—	—	20
Sale and repurchase of Class B and Class C shares in connection with share consolidation	62,750	—	66	(62,750)	(66)	—	—	—	—
Class B and Class C shares consolidation	(3,157,678)	—	1,266	—	—	—	—	(218)	1,048
Tax provision for stock plans	—	—	(43)	—	—	—	—	—	(43)
Stock-based compensation expense	—	—	1,068	—	—	—	—	—	1,068

Balance at December 31, 2010	233,242,948	$4	$11,369	(4,152,775)	$(3,549)	$(425)	$(2,286)	$(99,169)	$(94,056)

See accompanying notes.

Aspect Software Group Holdings Ltd.

Consolidated Statements of Cash Flows

	Years Ended December 31
(in thousands)	2010	2009	2008
Cash flows from operating activities:
Net income	$21,236	$16,200	$7,682
Reconciliation of net income to net cash and cash equivalents provided by operating activities:
Depreciation	9,390	8,611	9,164
Amortization expense for acquired intangible assets	44,249	43,983	46,032
Non-cash interest expense	9,747	5,224	5,249
Recognition of minority shareholder loan forgiveness	(750)	—	—
Non-cash compensation expense	3,971	1,370	1,116
Increase to (reduction of) accounts receivable allowances	(3,046)	3,159	7,469
Increase to inventory reserves	189	2,557	6,873
Deferred income taxes	(16,273)	(11,199)	7,533
Tax provision for (benefit from) stock plans	43	(34)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(13,089)	24,883	8,401
Inventories	(573)	1,474	(2,216)
Other current assets and other assets	9,288	2,900	(598)
Accounts payable	(3,311)	2,216	2,066
Accrued liabilities and other liabilities	4,876	18,355	(20,012)
Deferred revenues	10,728	3,151	2,456

Net cash and cash equivalents provided by operating activities	76,675	122,850	81,215

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(8,172)	—	(8,375)
Purchases of property and equipment	(6,612)	(6,754)	(8,465)

Net cash and cash equivalents used in investing activities	(14,784)	(6,754)	(16,840)

Cash flows from financing activities:
Borrowings under long-term debt	800,000	—	—
Repayment of borrowings under debt facilities	(804,250)	(150,000)	(75,438)
Debt issuance costs in connection with borrowings	(23,530)	—	—
Tax benefit from stock plans	(43)	34	—
Proceeds received from issuance of ordinary shares	20	33	5,105

Net cash and cash equivalents used in financing activities	(27,803)	(149,933)	(70,333)

See accompanying notes.

Aspect Software Group Holdings Ltd.

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31
(in thousands)	2010	2009	2008
Effect of exchange rate changes on cash	981	2,164	(1,238)

Net increase (decrease) in cash and cash equivalents	35,069	(31,673)	(7,196)
Cash and cash equivalents:
Beginning of period	51,301	82,974	90,170

End of period	$86,370	$51,301	$82,974

Supplemental disclosure of cash flow information
Cash paid for interest	$48,419	$60,945	$93,545

Cash paid for income taxes	$32,512	$13,682	$5,306

Supplemental disclosure of cash flows related to acquisitions (Note 3)
In connection with certain acquisitions discussed in Note 3, the following transactions occurred:
Fair value of assets acquired, net of cash acquired	$8,172	$—	$7,077
Contingent consideration paid during the period	—	—	1,298

Cash paid for acquisitions, net of cash acquired	$8,172	$—	$8,375

See accompanying notes.

Aspect Software Group Holdings Ltd.

Notes to Consolidated Financial Statements

NOTE 1—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND RECENT ACCOUNTING STANDARDS

Description of Business

Aspect Software Group Holdings Ltd., a Cayman Islands company, (together with its subsidiaries), “Aspect Software” or the “Company”, provides products and services that turn the potential of unified communications into real business results across the enterprise and in the contact center. Unified communications streamlines and enhances customer-facing business processes with complete visibility and control, and enables businesses to seamlessly extend those processes beyond the traditional boundaries of the contact center to reach knowledge workers or subject matter experts in the enterprise in order to enhance collaboration.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and the rules of the U.S. Securities and Exchange Commission. The accompanying consolidated financial statements include amounts of Aspect Software and its wholly owned subsidiaries. All intercompany amounts have been eliminated in consolidation.

Certain prior year amounts in footnotes 7,8,11 and 30 have been reclassified to conform to the current year’s presentation.

Management’s Estimates and Uncertainties

The preparation of consolidated financial statements in conformity with “GAAP” in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if past experience or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made.

Significant estimates and judgments relied upon by management in preparing these financial statements include revenue recognition, accounts receivable allowances, reserves for excess and obsolete inventory, the expensing and capitalization of research and development costs for software, goodwill and intangible asset valuations, amortization periods, expected future cash flows used to evaluate the recoverability of long-lived assets, estimated fair values of long-lived assets used to asses potential impairments related to intangible assets and stock-based compensation expense.

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, being dependent on debt financing and the need to maintain compliance with debt covenants, rapid technological changes, competition from substitute products and services from larger companies, customer concentration, government regulations, management of international activities, protection of proprietary rights, patent litigation, and dependence on key individuals.

Recent Accounting Standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements. ASU

No. 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. ASU No. 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. A company may elect, but will not be required, to adopt the amendments in ASU No. 2009-13 retrospectively for all prior periods. The Company adopted the new guidance on a prospective basis as of January 1, 2011 for revenue arrangements entered into or materially modified after December 31, 2010 and we are in the process of quantifying the impact of adoption.

In October 2009, the FASB issued ASU 2009-14, Software (Topic 985)—Certain Revenue Arrangements that Include Software Elements. This guidance modifies the scope of FASB ASC subtopic 965-605, Software-Revenue Recognition, to exclude from its requirements non-software components of tangible products and software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. ASU 2009-14 is effective for fiscal years beginning on or after June 15, 2010. The Company adopted the new guidance on a prospective basis as of January 1, 2011 for revenue arrangements entered into or materially modified after December 31, 2010 and we are in the process of quantifying the impact of adoption.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements, which amends ASC 820-10, Fair Value Measurements and Disclosures. ASU 2010-06 requires additional disclosures for transfers in and out of Levels 1 and 2 fair value classifications and for activity in Level 3 and clarifies certain other existing disclosure requirements. It also clarifies existing fair value disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value. The Company adopted ASU 2010-06 beginning January 15, 2010. This adoption had no impact on the Company’s financial position, results of operations or cash flows.

NOTE 2—REVENUE RECOGNITION

The Company derives its revenue primarily from two sources (i) product revenues, which include software licenses and hardware, and (ii) service revenues, which include software license updates and product support, installation, consulting, and education. Revenues from license fees have been derived from sales of software products to end users through the Company’s direct sales force, distributors, and resellers.

The Company recognizes revenue in accordance with FASB ASC 985-605, Software Revenue Recognition, (“ASC 985-605”), formerly known as AICPA Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”), Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), or the provisions of FASB ASC 605-25, Multiple Element Arrangements, (“ASC 605-25”) formerly known as Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), depending on the nature of the arrangement.

The Company recognizes revenue from the sale of software product licenses and hardware (the “Product”) when persuasive evidence of an arrangement exists, the Product has been delivered, title and risk of loss have transferred to the customer, the fee is fixed or determinable, and collection of the resulting receivable is probable. Delivery generally occurs when the Product is delivered to a common carrier at the Company’s loading dock unless title and risk of loss transfers upon delivery to the customer. In sales transactions through a distributor or reseller, the Company generally recognizes revenues upon shipment to the reseller or identified end user.

At the time of the Product sale, the Company assesses whether the fee associated with the revenue transaction is fixed or determinable and whether collection is probable. The assessment of whether the fee is fixed or determinable is based in part on the payment terms associated with the transaction. If any portion of a fee is due beyond the Company’s normal payment terms, the Company evaluates the specific facts and circumstances to determine if the fee is fixed or determinable. If it is determined that the fee is not fixed or determinable, the Company recognizes revenue as the fees become due. If the Company determines that collection of a fee is not probable, then the Company will defer the entire fee and recognize revenue upon receipt of cash.

For software arrangements with multiple elements, the Company applies the residual method in accordance with ASC 985-605. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on its vendor specific objective evidence (“VSOE”) of fair value and subsequently recognized as the service is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally Product. VSOE of fair value for all elements in an arrangement is based upon the normal pricing for those products and services when sold separately. The Company has established VSOE of fair value for support and maintenance services, professional services, and education. The Company has not established VSOE for its software licenses or hardware.

In connection with the sale of its software licenses, the Company sells support and maintenance services, which are recognized ratably over the term of the arrangement, typically one year. Under support and maintenance services, customers receive unspecified software product upgrades, maintenance and patch releases during the term, and internet and telephone access to technical support personnel.

Many of the Company’s software arrangements also include professional services for consulting and implementation sold under separate agreements. Professional services revenue from these arrangements is generally accounted for separately from the software license because the services qualify as a separate element under ASC 985-605. The more significant factors considered in determining whether professional services revenue should be accounted for separately include the nature of services (i.e. consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments, and impact of milestones or acceptance criteria on the realizability of the software license fee. Professional services revenue under these arrangements, as well as when sold on a standalone basis, is generally recognized as the services are performed.

The Company recognizes revenue associated with education as these services are performed.

Deferred revenues primarily represents payments received from customers for software licenses and updates, hardware, product support, installation services, and educational services prior to satisfying the revenue recognition criteria related to those payments.

The Company records its estimate for customer returns as a reduction in revenues. In determining the Company’s revenue reserve estimate, and in accordance with internal policy, the Company relies on historical data and known returned goods in transit. These factors, and unanticipated changes in the economic and industry environment, could cause the Company’s return estimates to differ from actual results.

NOTE 3—BUSINESS COMBINATIONS

QUILOGY

On January 8, 2010, the Company purchased Quilogy Inc. (“Quilogy”), a nationally recognized IT services firm, for $10.6 million in cash consideration. There are no earn-outs or contingent consideration. The cash acquisition of Quilogy brings additional collaboration capabilities to the Company’s unified communication services portfolio to help organizations improve business processes with the combined capabilities of these technologies. The acquisition of Quilogy was accounted for as a purchase under ASC 805 Business

Combinations. Accordingly, the results of Quilogy have been included in the consolidated financial statements since the date of acquisition. Pro forma results of operations have not been presented because the effects of the acquisition were not material to the Company’s financial results.

The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over those values was recorded as goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed were based on management’s estimates and assumptions, and other information compiled by management. The acquired intangible assets and goodwill are subject to review for impairment as indicators of impairment develop and otherwise at least annually (the Company performs its annual assessment in the fourth quarter of each fiscal year). Purchased intangibles with finite lives are being amortized on a straight-line basis over their respective estimated useful lives (approximately 2-8 years).

The total purchase price for Quilogy has been allocated as follows (in thousands):

Description	Amount
Current assets, including $2,448 of acquired cash	$8,491
Property and equipment	633
Goodwill	4,353
Customer and partner relationships	6,900
Tradename	100
Non-competition agreements	100

Total assets acquired	20,577
Current liabilities	(2,901)
Deferred revenue	(674)
Debt, current	(6,382)

Net assets acquired	$10,620

Additionally, in connection with the acquisition, the Company made retention payments of approximately $1.4 million to certain key employees on December 31, 2010. Since the payments were contingent upon employment, the amounts were accounted for as compensation and expensed over the service period (approximately one year).

Transaction costs related to this business combination were not material and have been expensed as incurred. The transaction costs are included in general and administrative expenses in the accompanying consolidated statements of income.

In connection with the acquisition, the Company assumed a $6.5 million unsecured note, which it modified immediately following the acquisition as discussed in Note 14.

AIM TECHNOLOGY

On December 31, 2008, the Company purchased substantially all of the assets of AIM Technology, Inc. (AIM), a privately held provider of performance management and workflow functionality for the contact center. The aggregate purchase price was approximately $6.8 million, inclusive of professional fees of approximately $0.2 million. The acquisition of AIM was accounted for as a purchase. Accordingly, the results of AIM have been included in the audited consolidated financial statements since the date of acquisition. Pro forma results of operations have not been presented because the effects of the acquisition were not material to the Company’s financial results. The components of the consideration are as follows (in thousands):

Cash paid	$6,600
Professional fees	150

Total purchase price	$6,750

The purchase price was allocated based upon the fair value of the assets acquired and liabilities assumed at the date of acquisition. The allocation resulted in acquired intangible assets of $3.1 million and goodwill of $3.2 million. The acquired intangible assets represent developed technology. The acquired intangible assets and goodwill are subject to review for impairment as indicators of impairment develop and otherwise at least annually. The following table summarizes the allocation of the purchase price (in thousands):

Description	Amount
Current assets	$1,233
Property, plant, and equipment	25
Developed technology	3,119
Goodwill	3,221
Current liabilities	(790)
Long-term liabilities	(58)

Net assets acquired	$6,750

NOTE 4—EQUITY

On March 31, 2010, the Company consolidated its equity structure by eliminating share classes B-1, B-2, C-1 and C-2 (“Share Consolidation”). In connection with the Share Consolidation, the Company (1) issued and repurchased 62,750 of class C-2 common stock and (2) mandatorily exchanged its outstanding class B-2 and C-2 shares of common stock for class A-2 shares of common stock and (3) mandatorily exchanged its outstanding class B-1 and C-1 shares for options to purchase class A-2 stock. In addition, on March 8, 2010, the Company offered and on April 2, 2010 completed, a stock option exchange program (“Exchange Program”) which is discussed in more detail below under the heading “Stock Option Plans”. A table summarizing the different classes of shares exchanged and the options received in exchange is included under the heading “Stock Option Plans” below.

Ordinary Shares

The Company has authorized a total of 1,000,000,000 ordinary shares with a par value of $0.00001 per share in the following classes of shares. The liquidation values for these shares were zero at December 31, 2010 and December 31, 2009. The Company held 1,478,261 of Class L shares and 2,674,514 of Class A-1 shares in treasury at December 31, 2010. At December 31, 2009, the Company held 1,478,261 of Class L shares, 1,852,053 of Class A-1 shares, 358,006 of Class B-2 shares and 401,705 of Class C-1 shares in treasury.

	As of December 31, 2010		As of December 31, 2009
Share Class Description	Shares Authorized	Shares Outstanding	Shares Authorized	Shares Outstanding
Class L voting	300,000,000	179,539,840	300,000,000	179,539,840
Class L non-voting	100,000,000	33,536,001	100,000,000	33,536,001
Class A-1 non-voting	300,000,000	10,523,492	100,000,000	10,374,035
Class A-2 non-voting	300,000,000	5,490,840	100,000,000	5,358,133
Class B-1 non-voting	—	—	100,000,000	1,600,689
Class B-2 non-voting	—	—	100,000,000	49,686
Class C-1 non-voting	—	—	100,000,000	1,556,989
Class C-2 non-voting	—	—	100,000,000	13,021

Total	1,000,000,000	229,090,173	1,000,000,000	232,028,394

The Company’s ordinary shares have the following rights and features:

Yield

The yield on all shares of Class L voting and non-voting has been satisfied. The Class A-1 ordinary shares yield is nominal and has not been recorded.

Voting Rights

The Class L voting shares are the only shares eligible to cast a vote equal to one vote per share held.

Restricted Shares

In connection with an acquisition in 2004, the Company granted Class L non-voting restricted shares to certain former employees of the acquired entity. The total number of shares issued was 1,153,450 at a per share fair value of $1.381501. The shares become fully vested upon the earliest to occur of an initial public offering of the Company’s equity securities, involuntary termination, or death. There were 207,620 of these Class L non-voting shares unvested at December 31, 2010 and 2009. The Company has accounted for the issuance of the restricted shares as deferred compensation at an amount equal to the fair value of the shares issued at the original issuance date. Any unvested restricted shares will revert to the previous owner of the acquired business, if forfeited by the individual under certain circumstances, and the associated value will be ascribed to goodwill as additional purchase price for the acquisition. The Company did not record any compensation expense during 2010 related to these restricted shares. During 2009, the Company recorded compensation expense of $0.3 million, in connection with the vesting of 224,923 shares relating to an involuntary employment termination.

Unvested restricted shares are forfeitable upon termination of a restricted shareholder’s service as an employee under certain circumstances. Vested restricted shares are subject to repurchase under certain circumstances up through the date of a change in control, as defined. The Company did not repurchase any vested or unvested shares during 2010 or 2009.

Additionally, the Company granted 149,457 class A-1 shares to an executive during 2010. The shares were fully vested upon issuance and the Company recorded compensation expense of $0.3 million during 2010 related to these shares.

Investment Agreement

In March 2008, the Company entered into an investment agreement with a minority shareholder. In connection with the investment agreement, the Company received $5.0 million from the minority shareholder in exchange for 2,071,230 of the Company’s Class A-2 Shares at a per share price of $2.414 (“Investment”). As part of this Investment, the Company agreed to certain terms and conditions with the minority shareholder that allow the minority shareholder the right of first offer for an asset or equity sale of the Company, the right of first refusal for an asset or equity sale of the Company, and protective provision rights with any similar class shares. The minority shareholder also has a put right that would be enforced only if the Company breached any material term with respect to the representations and warranties of the investment. The period of each of the other company’s rights is through the earlier of March 16, 2013 or an initial public offering of the equity securities of the Company.

Warrants

In connection with an acquisition in 2004, the Company issued the former owner a warrant to purchase 2,105,458 shares of the Company’s Class A-1 shares at $2.38 per share. The warrant can only be exercised with the consummation of a liquidity event, which is defined as an initial public offering of the Company’s equity securities, consolidation, merger, or reorganization of the Company, or the sale or transfer of the Company’s capital stock where a group other than certain shareholders, as defined, secures a majority ownership position. The Company will account for the fair value of the warrant as additional purchase price when it becomes exercisable. The warrant expires ten years from the date of issuance.

Stock Option Plans

The Company maintains two stock option plans (The 2003 Stock Plan and the 2004 Stock Plan). The 2003 Stock Plan provides for the grant of options to purchase up to 70,000,000 shares of the Company’s ordinary shares. Under the 2003 Stock Plan, restricted stock and options can be granted for the purchase of Class A-1 shares, Class A-2 shares, and Class L non-voting shares. The 2004 Stock Plan provides for the grant of options to purchase shares of up to 20,000,000 Class A-2 shares. As of December 31, 2010, 44,112,757 shares were available for future grant under the Company’s stock option plans.

The Company generally issues options at no less than fair market value with a four-year vesting period, and which expire seven years from the date of grant. Options issued under the 2004 plan are not exercisable until the consummation of a liquidity event, defined as an initial public offering of the Company’s equity securities. Because the options are not exercisable until a liquidity event, as defined, the Company will record compensation expense at the time the liquidity event becomes probable. If the option holder terminates their employment from the Company prior to the option becoming exercisable, then under certain circumstances that are all within the Company’s control and outside of the control of the employee, the intrinsic value related to the vested options of the holder at the time of their termination will be paid to them in cash and accounted for by the Company as compensation expense at the time when such a liability becomes probable.

Pursuant to the Exchange Program dated March 8, 2010, the Company offered a voluntary stock option exchange program to its option holders giving them the right to tender outstanding stock options with an exercise price greater than the fair market value of those shares as of the exchange date to purchase class A-2 stock. In exchange for this tender, the holders would receive new stock options with an exercise price at current fair market value based upon a predetermined ratio. On March 29, 2010, the expiration date of the Company’s Exchange Program, option holders elected to exchange 1.7 million of existing options under the Exchange Program for the issuance of approximately 1.1 million new options at the then fair market value. The actual exchange occurred on April 2, 2010. These new options vest ratably over a minimum term of 18 months from the date of grant. The Company calculated the incremental share-based compensation for the exchange and is recognizing the additional expense over the vesting period.

Additionally, as previously discussed, on March 31, 2010 in connection with the consolidation of its equity structure, the Company mandatorily exchanged all outstanding B-2 and C-2 options for A-2 options at a ratio of 1:1 at prices higher than fair market value with no change to the vesting schedule of the original B-2 and C-2 options.

The following table summarizes the different classes of shares or options exchanged and the shares or options received in return:

Class of Stock/Option Exchanged	Number of Shares/Options	Class of Stock/Options Received	Number of Shares/Options
(Share Consolidation)
Class B-1 outstanding shares	1,600,689	Fully vested options to purchase A-2 stock at an exercise price of $1.05	1,600,689
Class C-1 outstanding shares	1,556,989	Fully vested options to purchase A-2 stock at an exercise price of $1.05	1,556,989
Class B-2 outstanding shares	49,686	Class A-2 common stock	49,686
Class C-2 outstanding shares	13,021	Class A-2 common stock	13,021

(Exchange Program)
Class A-2 outstanding options with an exercise price greater than $1.05	1,669,234	Class A-2 outstanding options with an exercise price of $1.05	1,112,653
Class B-2 outstanding options with an exercise price greater than fair market value	2,268,930	Class A-2 outstanding options with an exercise price greater than fair market value	2,268,930
Class C-2 outstanding options with an exercise price greater than fair market value	2,268,930	Class A-2 outstanding options with an exercise price greater than fair market value	2,268,930

The following table summarizes the Company’s stock option activity under its two stock option plans during the year ended December 31, 2010:

	Number of Ordinary Shares Attributable to Options	Weighted- Average Exercise Price of Options	Weighted- Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value(1)
Outstanding as of December 31, 2009	23,279,931	$2.33	3.27	$4,594
Granted	23,152,748	2.46	—	—
Exercised	(70,000)	0.28	—	54
Cancelled	(12,940,277)	3.83	—	—

Outstanding as of December 31, 2010	33,422,402	$1.84	3.76	$16,607

Exercisable at December 31, 2010	15,182,461	$1.62	2.84	$9,182

Vested at December 31, 2010	23,115,279	$1.95	2.69	$12,064

Vested and expected to vest at December 31, 2010(2)	32,006,481	$1.86	3.64	$15,951

(1)	The aggregate intrinsic value was calculated based on the positive difference between the fair value of the Company’s ordinary shares on December 31, 2010, or the date of exercise, as appropriate, and the exercise price of the underlying options.

(2)	This represents the number of vested options as of December 31, 2010, plus the number of unvested options expected to vest, based on the number of unvested options outstanding as of December 31, 2010, adjusted for the estimated annual forfeiture rate of 12%.

At December 31, 2010, the Company had ordinary shares reserved for future issuance as follows:

Ordinary Shares
Options to purchase ordinary shares outstanding	33,422,402
Options to purchase ordinary shares available for future issuance	44,112,757
Warrants	2,105,458

Total	79,640,617

The fair value of the Company’s ordinary shares is determined by the Company’s management and approved by the Board of Directors. In the absence of a public trading market for the Company’s stock, the Company’s management and Board of Directors consider objective and subjective factors in determining the fair value of the Company’s ordinary shares, including a fair value analysis prepared by an independent third- party valuation firm, dividend rights, and voting control attributable to the Company’s then-outstanding stock and, primarily, the likelihood of achieving a liquidity event such as an initial public offering or sale of the Company.

The Company generally uses the Black-Scholes option pricing model to determine the fair value of stock options granted. The Company recognizes the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award.

As there is no public market for its ordinary shares, the Company determined the volatility for options granted during 2010 and 2009 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected life of options has been determined utilizing the “Simplified” method, as there is not sufficient historical data of exercises to develop the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company does not anticipate paying cash dividends in the future on its ordinary shares; therefore, the expected dividend yield is assumed to be zero. The Company applied an estimated annual forfeiture rate of 12% for the year ended December 31, 2010 and 11% for each of the years ended December 31, 2009 and 2008 in determining the expense recorded in the accompanying consolidated statements of income relating to the 2003 Option Plan. For options granted under the 2004 Option Plan, the Company has deferred recognition of compensation expense until a contingent liquidity event occurs, causing the options to become exercisable.

The weighted-average assumptions utilized to determine the values of stock options granted are presented in the following table:

	Years Ended December 31,
	2010	2009	2008
Risk-free interest rate	2.58%	1.79%	2.98%
Expected volatility	43.2%	45.0%	41.4%
Expected life (in years)	4.58	4.58	4.58
Dividend yield	—	—	—
Weighted average fair value per share	$0.38	$0.57	$0.52

A summary of the Company’s stock-based compensation expense follows (in thousands):

	Years Ended December 31
	2010	2009	2008
Stock options	$818	$996	$1,116
Stock options issued for B-1, B-2, C-1 and C-2 shares	1,048	—	—
Restricted shares	250	374	—

	$2,116	$1,370	$1,116

Stock-based compensation expense is reflected throughout Aspect Software costs and expenses during 2010, 2009 and 2008 as follow (in thousands):

	Years Ended December 31
(in thousands)	2010	2009	2008
Cost of services	$63	$74	$86
Research and development	75	354	51
Selling, general and administrative.	1,978	942	979

Total stock-based compensation expense . . .	$2,116	$1,370	$1,116

As of December 31, 2010, there was $1.3 million of unrecognized compensation expense related to non-vested stock option awards granted under the 2003 Option Plan that is expected to be recognized over a weighted-average period of 2.92 years. In addition, as of December 31, 2010, there was $4.9 million of unrecognized compensation expense related to contingently exercisable stock options granted under the 2004 Option Plan, which is being deferred until a contingent liquidity event occurs, as defined in the 2004 Option Plan.

The Share Consolidation, which occurred in the first quarter of 2010, was accounted for as a modification of the share based payment awards. For those shares which were held by employees or former employees of the Company and exchanged pursuant to the Share Consolidation, these modifications were accounted for pursuant to ASC 718. Following ASC 718, the Company calculated the fair value of the new A-2 options and recorded that amount (approximately $1.1 million) as compensation expense in the first quarter of 2010. The full fair value of the new options was recognized as expense in the first quarter because the options received were fully vested on the date of grant and the value of the B and C shares exchanged was determined to be immaterial.

For those shares which were acquired and held by investors of the Company, the Company has recorded the fair value of the A-2 options granted (approximately $0.2 million) as a distribution to shareholders within equity and have not recorded compensation expense as these investors do not provide the Company with goods or services.

The Share Exchange, which occurred in the second quarter of 2010, was accounted for as a modification of the share based payment awards. As all of these shares were held by employees or former employees of the Company and exchanged pursuant to the Share Exchange, these modifications were accounted for pursuant to ASC 718. The Company has accounted for this modification in accordance with ASC 718 by calculating the difference between the fair value of the award under the modified terms on the modification date and the fair value of the original award on the modification date. The incremental compensation expense of approximately $0.8 million is being recognized over the remaining service period under the award or was recognized immediately, if no remaining service was required to be provided.

Notes Receivable for Purchase of Ordinary Shares

In connection with the Concerto Software, Inc. (“CSI”) acquisition in 2004, the Company issued 1,478,261 shares of Class L non-voting shares to certain former executives of the acquired entity who became officers of the Company, at a per share price of $1.35294, in exchange for notes receivable of $2.0 million. In September 2005, the Company repurchased the shares at a per share price of $2.42 for consideration totaling $3.6 million, comprised of the issuance of 1,478,261 Class A-2 shares valued at $0.79 per share for a total of $1.2 million and cash consideration of $2.4 million.

The notes are secured by the Class A-2 shares owned by the executives and become due in full upon the earlier to occur of the sale of the Company or any change in majority ownership of the Company, as defined. In the event of a mandatory prepayment, the Company has limited recourse on the notes in an amount equal to 61.76% of the aggregate original principal amount less any principal payments made to date, plus 100% of all accrued and unpaid interest. The notes bear interest at a rate of 4.94% per annum. The recourse nature of the interest on the notes has resulted in the awards being accounted for as fixed awards.

In connection with the Company’s debt refinancing in May 2010, the Company forgave $1.4 million of the notes outstanding for two executives in addition to $0.5 million of accrued interest receivable which together is reflected as an expense in general and administrative expenses in the consolidated statement of income. As of December 31, 2010, $0.4 million of the notes remain outstanding with a former executive, which the Company intends to see repayment.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions, other events and circumstances from non-owner sources. Comprehensive income is disclosed in the accompanying consolidated statements of shareholders’ deficit, and represents the Company’s net income plus other comprehensive income. Accumulated other comprehensive loss consists entirely of foreign currency translation adjustments at December 31, 2010 and 2009.

NOTE 5—CASH

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. In 2010 and 2009, cash equivalents primarily consisted of amounts held in an overnight interest bearing investment account. The carrying value of these instruments approximates their fair value.

Restricted Cash

Restricted cash consists of interest-bearing deposit accounts which are restricted from use pursuant to certain letter of credit agreements. At December 31, 2010 and 2009, the Company has restricted cash of $3.6 million and $3.8 million, respectively, which is included within other current and long-term assets in the accompanying consolidated balance sheets.

NOTE 6—TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are recorded at the invoiced amount, and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company specifically analyzes historical bad debts, the aging of the accounts receivable, customer concentrations and credit worthiness, potential disagreements with customers, current economic trends, and changes in customer payment terms to evaluate the allowance for doubtful accounts. The Company reviews its allowance for doubtful accounts quarterly. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted, and the potential for recovery is considered remote.

The Company records a provision for estimated sales returns and allowances on product and service-related revenues in the same period as the related revenues are recorded. These estimates are based on the specific facts and circumstances of a particular order, analysis of credit memo data, historical customer returns, and other known factors. If the data the Company uses to calculate these estimates does not properly reflect reserve requirements, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be affected. During the year ended December 31, 2010, the Company benefited from a $3.0 million provision release as a result of unanticipated collections activity in the current year on accounts that had been reserved for in prior years.

	Beginning Balance	(Releases) Provisions	Utilization	Ending Balance
2010	$12,821	$(3,046)	$(3,702)	$6,073

2009	$12,762	$3,159	$(3,100)	$12,821

2008	$13,214	$7,469	$(7,921)	$12,762

NOTE 7—INVENTORY

Inventories are stated at the lower of cost (first-in, first-out) or market. Cost includes the purchase price of inventory items. The Company’s inventory is purchased from third parties in a near-ready state. The Company provides very limited assembly and configuration services to its inventory and believes that applicable labor and overhead to be applied to inventory is not significant.

The Company establishes inventory reserves when conditions exist that suggest that inventory may be in excess of anticipated demand or is obsolete based upon assumptions about future demand for products and market conditions. In these cases, inventory is reduced to estimated realizable value based on historical usage and expected demand. Inherent in the Company’s estimates of market value in determining inventory valuation are estimates related to economic trends, future demand for the Company’s products, and technical obsolescence of products. Assumptions used in determining management’s estimates of future product demand may prove to be incorrect, in which case the provision required for excess and obsolete inventory would have to be adjusted in the future. Although the Company performs a detailed review of its forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of the Company’s inventory and the Company’s reported operating results.

When products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the revenue recognition criteria, the Company includes the direct costs for delivered items in inventory until recognition of the related revenue occurs.

Inventories consist of (in thousands):

	As of December 31,
	2010	2009
Raw materials	$805	$251
Finished goods	3,822	4,231

Total	$4,627	$4,482

NOTE 8—OTHER CURRENT ASSETS

Other current assets consist of (in thousands):

	As of December 31,
	2010	2009
Prepaid expenses	$8,979	$10,914
Restricted cash	2,463	2,442
Other assets	2,869	6,763

Total	$14,311	$20,119

NOTE 9—PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment are stated at cost. Depreciation is computed once assets are placed into service, using the straight-line method over their estimated useful lives. For computer equipment and software and office equipment, the Company uses an estimated useful life of two to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets.

Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment.

Property, plant, and equipment consist of (in thousands):

	As of December 31,
	2010	2009
Computer equipment and software	$49,929	$43,993
Office equipment	3,855	2,826
Leasehold improvements	15,436	14,556
Construction in progress	557	1,076

Total	69,777	62,451
Accumulated depreciation and amortization	(51,253)	(41,879)

Property and equipment, net	$18,524	$20,572

NOTE 10—GOODWILL AND OTHER ACQUIRED INTANGIBLES

The Company reviews property, plant, and equipment, and certain definite-lived identifiable intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property, plant, and equipment, and certain identifiable intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its estimated fair value. The Company did not identify any indicators of impairment of its long-lived assets during 2010 or 2009.

The Company amortizes its intangible assets that have definite lives using either the straight-line method or, if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be consumed utilizing expected undiscounted future cash flows. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually, October 1st, or sooner whenever events or changes in circumstances indicate that they may be impaired at the reporting unit level (reporting unit). The Company has determined that there is one reporting unit, and accordingly, utilizes a two-phase process for impairment testing of goodwill. The first phase screens for impairment at the reporting unit level by determining the fair value of the reporting unit and comparing it to its carrying value. The second phase, if necessary, measures the impairment, if any, of goodwill by determining the fair value of the assets and liabilities within the reporting unit and then calculating the implied fair value of goodwill. The Company performed its annual impairment test during the fourth quarter of 2010. The Company did not identify any indicators of impairment of goodwill during the 2010 or 2009.

Changes in the carrying amount of goodwill are as follows (in thousands):

Balance as of December 31, 2008	$627,298
Adjustments	177
Aim Technology acquisition	51
Foreign currency translation	103

Balance as of December 31, 2009	$627,629
Quilogy acquisition	4,353
Foreign currency translation	(39)

Balance as of December 31, 2010	$631,943

The Company recorded a goodwill adjustment in 2009 for a contingent earn-out consideration payment of $0.2 million.

Intangible assets, excluding goodwill, consist of the following (in thousands, except for the estimated useful life, which is in years):

	As of December 31, 2010				As of December 31, 2009
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer and distributor relationships	3 – 10	$227,671	$149,372	$78,299	$220,770	$122,228	$98,542
Developed technology	3 – 5	131,650	109,861	21,789	131,650	94,560	37,090
Trade names/trademarks	2 – 10	17,270	9,513	7,757	17,170	7,843	9,327
Non-competition agreements and leases	5 – 17	2,517	1,193	1,324	2,418	1,059	1,359

Total		$379,108	$269,939	$109,169	$372,008	$225,690	$146,318

Amortization expense was $44.2 million, $44.0 million and $46.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The estimated annual amortization expense for each of the five succeeding years is as follows (in thousands):

Years Ending December 31
2011	41,946
2012	35,226
2013	24,945
2014	3,116
2015 and thereafter	3,936

Total	$109,169

NOTE 11—ACCRUED LIABILITIES

Accrued liabilities consist of (in thousands):

	As of December 31,
	2010	2009
Accrued compensation and related benefits	$25,183	$13,488
Accrued sales and use taxes	8,710	10,823
Accrued interest	8,785	1,161
Other accrued liabilities	28,064	34,398

Total	$70,742	$59,870

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

NOTE 12—OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of (in thousands):

	As of December 31,
	2010	2009
Accrued long-term income taxes	$33,766	$35,785
Straight-line rental obligation	6,411	7,243
Other accrued long-term liabilities	894	1,643

Total	$41,071	$44,671

NOTE 13—FAIR VALUE

Fair Value of Financial Instruments

The Company has evaluated the estimated fair value of financial instruments using available market information and management estimates. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts.

The fair value of the Company’s cash, cash equivalents, accounts receivable, and other current and non-current liabilities approximate their carrying amounts due to the relatively short maturity of these items. The Company has considered the trading activity for its debt, though limited, and determined that the fair market value of debt is equal to par at December 31, 2010 and 2009. The inputs into the determination of fair value require significant management judgment or estimation.

Fair value of Financial Assets and Liabilities

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company has certain financial assets and liabilities recorded at fair value (principally cash equivalents, investments, and derivative instruments) that have been classified as Level 1, 2, or 3 within the fair value hierarchy. Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability.

The Company recognizes all derivative financial instruments in its consolidated financial statements at fair value. The Company determines the fair value of these instruments by considering the estimated amount the Company would receive to terminate these agreements at the reporting date, and by taking into account current interest rates and the creditworthiness of the counterparty. In certain instances, the Company may utilize financial models to measure fair value. Generally, the Company uses inputs that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other observable inputs for the asset or liability, and inputs derived principally from, or corroborated by, observable market data by correlation or other means.

The following table summarizes the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value as of December 31, 2010 (in thousands):

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$86,370	$86,370	$—	$—
Interest rate cap	186	—	186	—

Liabilities
Debt	$801,147	$—	$796,250	$4,897
Accrued restructuring—facilities(1)	839	—	839	—

(1)	Measured on a non-recurring basis

The following table summarizes the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$51,301	$51,301	$—	$—

Liabilities
Debt	$800,500	$—	$—	$800,500
Accrued restructuring—facilities(2)	2,160	—	2,160	—

(2)	Measured on a non-recurring basis

The determination to classify a financial instrument within Level 3 is based upon the significance of the unobservable factors used in determining the overall fair value of the instrument. Level 3 unobservable inputs include situations where there is little, if any, market activity. The Company’s outstanding debt was refinanced in May 2010 resulting in a change in classification of its debt from Level 3 at December 31, 2009 to Level 2 at December 31, 2010. The Company has considered the trading activity for its debt, though limited, and determined that the fair market value of debt is equal to par at both December 31, 2010 and 2009. The inputs into the determination of fair value require significant management judgment and estimation

During 2010 and in prior years, the Company recorded accruals associated with exiting all or portions of certain leased facilities. The Company estimates the fair value of such liabilities, which are discounted to net present value at an assumed risk-free interest rate, based on observable inputs, including the remaining payments required under the existing lease agreements, utilities costs based on recent invoice amounts, and potential sublease receipts based on market conditions and quoted market prices for similar sublease arrangements.

NOTE 14—DEBT

Debt obligations consist of the following (in thousands):

	As of December 31,
	2010	2009
First lien credit facility, quarterly principal and interest payments at USD LIBOR (0.25% at December 31, 2009) plus margin of 3.0%	$—	$415,500
Second lien credit facility, principal due July 2012, quarterly interest payments at EUR LIBOR (0.3125% at December 31, 2009) plus margin of 7.0%	—	385,000
New First lien credit facility, quarterly principal and interest payments at the greater of USD LIBOR or 1.75%, plus margin of 4.50%	496,250	—
Senior second lien notes, semiannual interest payments at 10.625%	300,000	—
Unsecured note payable to minority shareholder (face value of $5,000)	4,897	—

Subtotal debt	801,147	800,500
Less—contractual current maturities	6,500	—
Voluntary prepayments of long-term borrowings	—	30,000

Total long-term borrowings	$794,647	$770,500

In May 2010, the Company refinanced its existing first and second lien credit facilities whereby the Company entered into a new first lien credit facility of $500 million and issued senior second lien notes of $300 million. The Company’s debt issued in May 2010 is fully and unconditionally and jointly and severally guaranteed by Aspect Software Group Holdings Ltd. and each of its domestic subsidiaries. See Note 30 for Supplemental Guarantor Condensed Consolidating Financials.

The interest rate on the first lien credit facility is equal to the greater of one-year USD LIBOR or 1.75%, plus a margin of 4.5%. If the Company is able to achieve a certain Leverage Ratio as defined, the additional 4.5% of interest will be reduced by up to 0.25%. Since the inception of the first lien credit facility, LIBOR has remained below 1.75% and the Company has not achieved the Leverage Ratio’s required for a reduction in the additional rate, resulting in an interest rate of 6.25%. Principal payments of $1.25 million are due quarterly until the final principal payment of the then outstanding principal which is due in May 2016. In the event of a voluntary prepayment of principal, the required quarterly principal payments for the year following the voluntary payment are not required to the extent that the voluntary payment exceeds the required principal payments.

The new senior second lien notes require semiannual interest payments fixed at 10.625%. The entire principal amount is due at maturity of the loan in May 2017.

Additionally, the Company entered into a new $30.0 million revolving credit line, with certain of the first lien creditors that bears interest at USD LIBOR plus a margin of 4.5%. As of December 31, 2010 and 2009, there were no borrowings under the new or old revolving credit line, and there was a standby letter of credit outstanding of $0.1 million.

The original first lien facility of $415.5 million (initial amount of $725.0 million) required quarterly interest payments, or monthly, if elected, and quarterly principal payments of $1.8 million until the final principal payment of the then outstanding principal which would have been due in July 2011. The original second lien facility of $385.0 million required quarterly interest payments, or monthly if elected, and the entire principal amount would have been due at maturity of the loan in July 2012.

In connection with the Company’s acquisition of Quilogy, the Company assumed a $6.5 million unsecured note with one of the Company’s minority shareholders. The note does not bear interest, however the Company is calculating interest using the effective interest method over the life of the note. During the first quarter of 2010, the minority shareholder forgave $1.5 million of the note provided that the funds be invested in the Company’s marketing activities under a pre-existing Collaboration Agreement (Note 26) over a one year period. The Company is amortizing this deemed cost reimbursement ratably over this period. The remaining $5.0 million of principal payments are due in installments of $1.5 million on April 2011, and $3.5 million on April 1, 2014.

In connection with the issuance of the new credit facility, notes, and the revolving credit line the Company incurred debt financing costs of $23.5 million, consisting of lenders fees of $21.1 million and third party fees of $2.4 million. The third party fees include legal, rating agency, accounting services, audit and printing fees. The Company accounts for the debt fees in accordance with ASC 470-50-05 Debt Modifications and Extinguishments (formerly Emerging Issues Task Force No. 96-19 Debtor’s Accounting for a Modification or Exchange of Debt Instruments) based on whether the debt instruments at the level of each lender are determined to be a new debt instrument, a modification of the existing debt instrument, or an extinguishment of the existing debt instrument, including the revolver. The determination of the amounts related to the new credit facility, notes and revolver as either new, modification, or extinguishment along with the accounting for the allocated lender and third party costs are summarized below (in thousands):

Classification	Amount Of Debt	Lender’s Fees		Third Party Fees
		Capitalized	Expensed	Capitalized	Expensed
Modification of existing debt instrument	$269,863	$5,969	$—	$—	$664
Extinguishment of existing debt instrument	89,012	—	914	118	—
New debt instrument	441,125	13,117	—	1,580	—
Revolving credit line	—	1,050	—	85	—

Total	$800,000	$20,136	$914	$1,783	$664

The Company capitalized $20.1 million in lenders fees and $1.8 million in third party expenses as deferred financing costs associated with the refinancing and is amortizing these costs to interest expense over the term of the loans using the effective interest method. Debt financing costs of $2.3 million relating to the original credit facilities remain capitalized and are being amortized to interest expense over the term of the loans using the effective interest method.

Interest expense consists of the following (in thousands):

	Years Ended December 31
	2010	2009	2008
Original first lien credit facility (2006)	$4,576	$19,007	$39,521
Original second lien credit facility (2006)	9,854	30,573	40,107
New first lien credit facility (2010)	20,686	—	—
New Senior second lien notes (2010)	20,718	—	—
Revolving credit line	241	257	258
Impact of interest rate hedging agreements	(33)	6,758	6,745
Amortization of deferred financing cost	6,082	5,224	5,249
Write-off of deferred financing costs	5,243	—	—
Other	520	538	112

Total interest expense	$67,887	$62,357	$91,992

Future minimum contractual principal payment obligations due per the Company’s debt obligations are as follows (in thousands):

Years Ending December 31
2011	6,500
2012	5,000
2013	5,000
2014	8,500
2015 and thereafter	776,250

Total	$801,250

The Company’s credit facility agreements include customary representations, covenants, and warranties. The financial covenants include minimum interest coverage ratios, leverage ratio maximums, and a maximum capital expenditures test to be reviewed on a quarterly basis. As of December 31, 2010, the Company has reviewed its compliance with respect to the applicable financial covenants, and has determined that the Company is in compliance with all financial covenants. Based on the Company’s annual operating plan for 2011, the Company believes that it will be in compliance with the financial covenants during 2011. If the Company is unable to maintain compliance with such covenants and the lenders do not waive the event of non-compliance, the lenders may accelerate payment of the debt.

Additionally, the Company has customary representations, registration and reporting requirements for the senior second lien notes. As part of the registration requirements, the Company is required to offer to exchange the notes for a new issue of debt securities registered under the Securities and Exchange Act before May 7, 2011. If the Company fails to satisfy this obligation, it will incur a penalty of up to an additional 1.0% interest per annum.

NOTE 15—INTEREST AND OTHER EXPENSE, NET

Interest and other expense, net consists of the following (in thousands):

	Years ended December 31,
	2010	2009	2008
Interest expense	$(67,887)	$(62,357)	$(91,992)
Gains/(losses) on foreign exchange	(1,257)	(5,247)	8,814
Other income (expense)(1)	(705)	1,470	2,944

	$(69,849)	$(66,134)	$(80,234)

(1)	During the year ended December 31, 2009, the Company received a settlement of approximately $1.5 million from a former service provider related to interest on an escrow account.

NOTE 16—DERIVATIVES

The old credit facility lenders required the Company to enter into hedge agreements during the initial three years of the term debt for a minimum of 50% of the aggregate amount of the issued debt as a means of reducing the Company’s interest rate exposure. This minimum hedge requirement lapsed during the second quarter of 2009. Prior to the second quarter of 2009, the Company entered into various hedging agreements, including interest rate swap agreements, interest rate cap agreements, and an interest rate collar agreement. The agreements involved the exchange of rates based on LIBOR for amounts based on a fixed, capped, or collared interest rate over the life of the agreement, without an exchange of the notional amount upon which the payments were based. After the hedging requirements lapsed during 2009, the Company did not enter into any new hedging arrangements, and as of December 31, 2009, the Company had no hedging instruments outstanding.

In 2009, The Company’s interest rate swap agreement and the interest rate collar agreement were accounted for as cash flow hedges. Since the Company’s debt agreements allow for prepayment of the debt without penalty and the Company has the ability to elect different interest rates on the debt at each reset date, the hedging relationship did not qualify for the use of the shortcut method. Therefore, the effectiveness of the hedging relationship was assessed at the end of each financial reporting period during the life of the hedge by comparing whether the critical terms of the hedge continued to match the terms of the underlying debt. Under this approach, the Company exactly matched the terms of the interest rate swaps and collar to the terms of the underlying debt and, therefore, assumed 100% hedge effectiveness with no formal ongoing measurement of ineffectiveness. As a result, changes in fair value of the derivatives were recorded as an asset or liability with an offsetting amount recorded to accumulated other comprehensive loss in shareholder’s deficit, net of taxes.

The new first lien credit facility requires that the Company enter into one or more hedge instrument agreements for a minimum period of three years on fifty percent of the principal within 180 days of the debt refinancing. The Company purchased a two year interest rate cap at 5% in the third quarter of 2010. The Company will satisfy the requirement for the third year prior to November 7, 2012.

In 2010, the interest rate cap agreement did not qualify for hedge accounting, and as a result, the Company recognizes changes in fair value of the cap as an asset or liability with an offset amount recorded as interest income or expense in the consolidated statements of income. The Company utilizes observable inputs to determine the fair value of its interest rate cap and has recorded a gain of approximately thirty-three thousand dollars during the year ended December 31, 2010.

Derivatives held by the Company as of December 31, 2010 are as follows (in thousands):

Instrument	Notional Amount	Effective Date	Fixed Rate	Fair Value
Interest rate cap	$250,000	September 3, 2010	5.0%	$186

NOTE 17—PRODUCT WARRANTIES

The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time depending on the nature of the product, geographic location of its sale, and other factors. The Company accrues for estimated product warranty claims for certain customers based primarily on historical experience of actual warranty claims, as well as current information on repair costs. Accrued warranty costs as of December 31, 2010 and December 31, 2009 are not material.

NOTE 18—OTHER COSTS

Shipping and Handling Costs

Costs incurred for shipping and handling are included in cost of revenue at the time related sales are recognized. Amounts billed to customers for shipping and handling fees are reported as revenue.

Reimbursed Out-of-Pocket Expenses

The Company included reimbursable out-of-pocket expenses in service revenue and cost of service revenue.

Software Development Costs

Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established upon completion of a working model. Any additional costs are capitalized upon the establishment of technological feasibility. As the period between the time the Company establishes the technological feasibility and the first customer shipment is short, no costs related to internally developed software for sale to others have been capitalized to date.

Advertising Expenses

All advertising costs are expensed as incurred. Advertising costs were $0.6 million, $0.3 million and $1.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 19—FOREIGN CURRENCY TRANSLATIONS AND FOREIGN CURRENCY EXCHANGE TRANSACTIONS

The reporting currency of the Company is the U.S. dollar. All assets and liabilities of the Company’s foreign subsidiaries whose functional currency is a currency other than the U.S. dollar are translated into U.S. dollar equivalents using the exchange rate in effect at each balance sheet date. Revenue and expense accounts are generally translated using an average rate of exchange during the period. Foreign currency translation adjustments are accumulated as a component of other comprehensive income as a separate component of shareholders’ deficit. The Company may periodically have certain intercompany foreign currency transactions that are deemed to be of a long-term investment nature; exchange adjustments related to those transactions are made directly to accumulated other comprehensive loss as a separate component of shareholders’ deficit. Gains and losses arising from transactions denominated in foreign currencies are primarily related to intercompany accounts that have been determined to be temporary in nature and cash and accounts receivable denominated in non-functional currencies.

NOTE 20—CONCENTRATIONS OF RISKS

Financial instruments, which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held primarily with three financial institutions and consist primarily of money market funds and cash on deposit with banks. The Company sells its products primarily to large organizations in diversified industries worldwide. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable. No single customer accounted for 10% or more of accounts receivable at December 31 2010 and 2009 or net revenues for the three years in the period ended December 31, 2010.

The Company has outsourced certain of its manufacturing capabilities to third parties, and relies on those suppliers to order components; build, configure, and test systems and subassemblies; and ship products to meet customers’ delivery requirements in a timely manner. Failure to ship product on time or failure to meet the Company’s quality standards would result in delays to customers, customer dissatisfaction, or cancellation of customer orders.

NOTE 21—INCOME TAXES

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of income in the period that includes the enactment date.

Under ASC 740, the Company can only recognize a deferred tax asset for the future benefit of its tax loss, tax credit carryforwards and cumulative temporary differences to the extent that it is more likely than not that these assets will be realized. In determining the realizability of these assets, the Company considered numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates.

Income before income taxes consists of the following:

	Years ended December 31,
(in thousands)	2010	2009	2008
Domestic	$1,536	$19,952	$(25,465)
Foreign	35,147	19,192	47,246

Total income before income taxes	$36,683	$39,144	$21,781

Significant components of the Company’s provision for income taxes are as follows:

	Years Ended December 31,
(in thousands)	2010	2009	2008
Current Federal	$29,229	$27,314	$2,376
Current State	2,203	3,049	831
Current Foreign	367	6,763	2,087

	$31,799	$37,126	$5,294

Deferred Federal	$(16,266)	$(5,453)	$1,792
Deferred State	(1,355)	(1,984)	1,368
Deferred Foreign	1,269	(6,745)	5,645

	$(16,352)	$(14,182)	$8,805

Total provision	$15,447	$22,944	$14,099

A reconciliation of the Company’s provision for income taxes as compared to the provision for income taxes calculated using the federal statutory rate is as follows:

	As of December 31,
(in thousands)	2010	2009	2008
Tax provision at statutory rates	$12,839	$13,700	$7,623
State tax provision (benefit), net of federal benefit	445	(239)	1,941
Domestic manufacturing deduction	(2,660)	(1,225)	—
Foreign tax credits	(1,898)	—	—
Other permanent differences	721	190	128
Credits	(594)	—	(704)
Foreign tax rate differential	111	869	(976)
Foreign debt forgiveness	—	3,294	—
Other Foreign differences	777	172	—
Foreign refunds	—	(1,145)	—
Foreign branch & other taxes	1,031	706	4,580
Change in unrecognized tax benefits	4,675	6,622	1,507

Tax provision	$15,447	$22,944	$14,099

We have approximately $9.6 million of undistributed foreign earnings which we intend to permanently invest in our foreign operations and for which U.S. income taxes have not been provided at December 31, 2010. It is not practical to estimate the amount of additional taxes that might be payable upon repatriation of foreign earnings.

Net deferred tax assets (liabilities) consisted of the following at December 31, 2010 and 2009:

	December 31,
(in thousands)	2010	2009
Deferred tax assets:
Net operating loss carryforwards and credits	$8,208	$9,245
Depreciation and amortization	1,003	3,235
Accrued expenses and reserves	15,376	13,158
Stock-based compensation	2,090	1,523

	26,677	27,161
Valuation allowance	(1,165)	(1,081)

Deferred tax assets	25,512	26,080

Deferred tax liabilities:
Acquired intangible assets	(56,683)	(73,367)
Investment in subsidiaries	(63)	(1,245)
Other deferred tax liabilities	(1,025)	—

Deferred tax liabilities	$(57,771)	$(74,612)

Net deferred tax liabilities	$(32,259)	$(48,532)

At December 31, 2010 the Company had available, subject to review and possible adjustment, federal, state and foreign net operating loss carryforwards of approximately $52.6 million to be used to offset future taxable income. The majority of these net operating loss carryforwards will expire at various dates through 2030. Additionally, the Company has recorded at December 31, 2010 approximately $3.3 million of credit carryforwards that will expire through 2025. However, the Company’s ability to utilize net operating loss and credit carryforwards may be limited under by Internal Revenue Code Section 382.

Effective January 1, 2009, the Company adopted ASC 740-10, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and provides a model for recognizing and measuring, in the financial statements, positions taken or expected to be taken in a tax return.

Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As a result of the adoption of ASC 740-10 on January 1, 2009, the Company recognized a $1.4 million increase in the liability for unrecognized income tax benefits against retained earnings.

The Company classifies its unrecognized tax benefits as either current or non-current income taxes payable in the accompanying consolidated balance sheets. The following table reconciles the change in our gross unrecognized tax benefits for the years ended December 31, 2010 and December 31, 2009. The amounts presented do not include interest:

	December 31,
(in thousands)	2010	2009
Gross unrecognized tax benefits as of January 1	$35,559	$29,699
Increases related to tax positions from prior fiscal years	2,729	5,597
Decreases related to tax positions from prior fiscal years	(7,659)	(534)
Increases related to tax positions taken during current fiscal year	4,489	835
Lapse of statutes of limitations	(1,791)	—
Adjustment to prior year	(2,128)	—
Foreign exchange	—	(38)

Total gross unrecognized tax benefits	$31,199	$35,559

As of December 31, 2010 and December 31, 2009, the Company has accrued reserves for unrecognized tax benefits including interest of $33.8 and $35.8 million, respectively, all of which would affect the effective tax rate if recognized. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2010 and December 31, 2009, the Company had accrued approximately $4.6 and $4.2 million, respectively, for potential interest and penalties related to uncertain tax positions. The Company does not believe that it is reasonably possible that the gross unrecognized tax benefit balance would materially change within twelve months of the reporting date.

The Internal Revenue Service (“IRS”) recently completed an audit of the Company’s consolidated federal income tax return for tax year 2005. As part of their audit, the IRS has proposed $161.8 million of additional tax and penalties primarily attributable to its significantly higher valuation of certain intellectual property transferred in 1999 and 2000 and the IRS’s reallocation of certain research and development shared costs between the Company’s U.S. and offshore entities. In addition, the IRS has disallowed certain transaction costs the Company deducted in connection with its acquisition of Aspect Communications. The IRS assessment does not include interest on underpayments and additional state taxes that would be due if the Company is unsuccessful in defending the positions reported on its tax returns. The Company has analyzed the technical merits of each of the IRS’s assessments and the strength of the positions claimed on its tax returns, which included an analysis performed by an independent party at the time of the intellectual property transfer, and has reserved for certain items consistent with the requirements of FASB ASC 740-10. However, the Company has not recorded any reserve for uncertain tax positions related to the transfer of intellectual property and the related cost sharing adjustment, because it believes that the positions reported on its tax returns will be sustained on their technical merits. The Company intends to vigorously contest the assessment at the IRS Office of Appeals and, if necessary, in court. The process may be time consuming and expensive and if the Company is not successful in reversing or minimizing the tax adjustment, the resulting liability could have a material adverse impact on the Company.

The tax years 2005 and forward remain open to examination by taxing authorities around the world.

NOTE 22—COMMITMENTS

Operating Leases

The Company leases certain of its facilities and certain equipment under non-cancelable operating leases. Future minimum lease payments under such operating leases, which include rent payments on the unoccupied facilities and are included as a component of the restructuring accrual as of December 31, 2010, are as follows (in thousands):

Years ended December 31,	Operating
2011	$8,906
2012	7,914
2013	6,795
2014	6,383
2015 and thereafter	20,235

Total future minimum lease payments	$50,233

Rent expense incurred under the operating leases was approximately $8.9 million, $8.6 million and $10.2 million in 2010, 2009 and 2008, respectively.

Non-Cancelable Commitments

As of December 31, 2010, the Company had non-cancelable commitments primarily consisting of telecommunication agreements of $5.0 million and $1.3 million payable on 2011 and 2012, respectively.

NOTE 23—RESTRUCTURING

During 2010 and 2009, the Company recorded restructuring provisions related to the consolidation and subsequent abandonment of certain facility leases, as well as costs associated with the reduction of the Company’s workforce. In 2009, the Company abandoned a facility and took further actions to reduce its work force on a global, cross-functional, and targeted basis to afford further investment in the Company’s growth products (Unified IP and Workforce Optimization) as well as to achieve profitability targets. The actions were communicated in 2009, with all severance payments made by the end of calendar 2010. In addition, during 2010 the Company abandoned certain leases and reduced its workforce as the Company integrated Quilogy and relocated certain workforce to Ireland from the United Kingdom. The Company anticipates that additional restructuring charges will be recorded in 2011 related to these actions.

Components of the restructuring accrual were as follows (in thousands):

	Severance and Outplacement	Consolidation of Facilities Costs	Total
Balance at December 31, 2008	$1,745	$3,731	$5,476
Provisions	4,004	1,265	5,269
Interest accretion	—	351	351
Payments	(3,163)	(3,187)	(6,350)

Balance at December 31, 2009	2,586	2,160	4,746
Provisions	623	67	690
Interest accretion	—	99	99
Payments	(1,608)	(1,487)	(3,095)

Balance at December 31, 2010	$1,601	$839	$2,440

The Company utilizes observable inputs, including but not limited to, sublease information, interest rates and exit costs to determine the fair value of its provisions related to the consolidation of facilities cost.

NOTE 24—EMPLOYEE BENEFIT PLAN

The Company has a qualified contributory retirement plan (the “Aspect Software, Inc. 401(k) Retirement Plan” or the “Plan”) established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the Code). The Plan covers all Company employees who are at least 21 years of age and located within the United States. Employees may elect to contribute a portion of their total eligible compensation, subject to the Code’s limitations.

The Company provides for matching contributions subject to the discretion and approval of the Board of Directors. The Company made matching contributions of $2.3 million during 2010. The Company did not make matching contributions in 2009 and 2008.

NOTE 25—CONTINGENCIES

Litigation

The Company, from time to time, is party to litigation arising in the ordinary course of its business. Management does not believe that the outcome of these claims will have a material adverse effect on the consolidated financial condition of the Company based on the nature and status of proceedings at this time.

In January 2008, the Company filed an action in state court in Massachusetts against Kenexa Technology, Inc. (“Kenexa”) alleging fraudulent misrepresentation, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and violations of Mass. Gen. Laws ch. 93A, in each case in connection with a 2007 agreement pursuant to which Kenexa agreed to provide outsourced employee recruiting and processing. In May 2010, a jury trial resulted in a verdict totaling approximately $0.8 million for Kenexa, of which approximately $0.4 million was paid in July 2010. The court denied the Company’s 93A claims in January 2011, and it ruled in February 2011 that the Company must pay Kenexa approximately $1.7 million in attorney fees, interest and costs which is included in accrued expenses at December 31, 2010. For the year ended December 31, 2010, the Company recorded approximately $1.8 million in general and administrative expenses and $0.3 million in interest expense related to this litigation. The Company is still pursuing post-trial motions, including one to reduce the jury verdict to the liability limit provided in the contract of approximately $0.4 million. If successful, the corresponding interest amount due would also be reduced.

Indemnifications

Certain guarantees must be recorded at fair value as opposed to the previous practice of recording a liability only when a loss is probable and reasonably estimable. In addition, disclosure is required by a guarantor even when the likelihood of making any payments under the guarantee is remote.

The Company has agreed to indemnification provisions in certain of its agreements with customers and its leases of real estate in the ordinary course of its business.

With respect to customer agreements, these provisions may obligate the Company to indemnify and hold harmless the customer against losses, expenses, liabilities, and damages that are awarded against the customer in the event the Company’s products or services infringe upon a patent or other intellectual property right of a third party, in the event the customer’s confidential information is misused, or in other circumstances. The customer agreements may limit the scope of and remedies for such indemnification obligations in certain respects, including, but not limited to, geographical limitations and the right to replace or modify an infringing product or service. The Company believes its internal development processes and other policies and practices limit its exposure related to the indemnification provisions of these agreements.

With respect to real estate leases, these indemnification provisions typically apply to claims asserted against the landlord by a third party relating to personal injury and property damage occurring at the leased premises or to certain breaches of the Company’s contractual obligations. The term of these indemnification provisions generally survive the termination of the lease, although the exposure is greatest during the lease term and for a short period of time thereafter. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited. The Company has purchased insurance that reduces the amount of such exposure for landlord indemnifications. The Company has never paid any material amounts to defend lawsuits or settle claims related to these landlord indemnification provisions. Accordingly, the Company believes the estimated fair value of these indemnification arrangements is minimal.

NOTE 26—COLLABORATION AGREEMENT

During the year ended December 31, 2010, the Company completed its research and development efforts under the Technical and Business Collaboration Agreement (“Collaboration Agreement”), which was entered with Microsoft on March 17, 2008 to develop, market, sell, service, and support a joint solution. The Company recorded research and development and sales and marketing reimbursements of $2.9 million and $0.8 million, respectively, during the year ended December 31, 2010 under the Collaboration Agreement. The Company recorded research and development and sales and marketing reimbursements of $2.9 million and $3.3 million, respectively, during the year ended December 31, 2009 under the Collaboration Agreement. The Company recorded research and development and sales and marketing reimbursements of $2.3 million and $0.9 million, respectively, during the year ended December 31, 2008 under the Collaboration Agreement.

NOTE 27—RELATED PARTY TRANSACTIONS

The Company incurred advisory fees from its majority shareholder totaling $2.0 million for each of the three years in the period ended December 31, 2010. The fees related to management and advisory services rendered in connection with a consulting agreement entered into by both parties. The advisory fees are included in general and administrative expenses in the accompanying consolidated statements of income, with a related accrued expense amount of $1.0 million and $2.3 million as of December 31, 2010 and December 31, 2009, respectively. Additionally, the majority shareholder received stock options during the year ended December 31, 2010 in connection with the aforementioned equity consolidation.

The Company invoiced a minority shareholder $1.8 million and $7.4 million during the years ended December 31, 2010 and 2009, respectively for product and services provided to the minority shareholder. Additionally, the minority shareholder forgave approximately $1.5 million of debt assumed by the Company in the acquisition of Quilogy, during the year ended December 31, 2010. The minority shareholder stipulated that the forgiven amount be allocated to marketing activities over the following year. The Company is recognizing this amount ratably as an offset to marketing expenses in the statement of income.

On October 1, 2009, Laurie Cairns joined the Company as Senior Vice President of Marketing. Ms. Cairns has an ownership interest in LEC Ltd., a marketing firm that the Company uses as a vendor. The Company paid $1.4 million to LEC Ltd. during the year ended December 31, 2010 and $0.7 million during the fourth quarter of 2009.

As of December 31, 2010 and 2009, approximately $50.0 million and $77.3 million, respectively, of the second lien credit facility was held by a corporation owned by certain Class L shareholders and to which the Company paid $4.7 million and $6.9 million of interest expense during the years ended December 31, 2010 and 2009, respectively.

NOTE 28—SEGMENT REPORTING

The method for determining what information to report is based on management’s organization of segments within the Company for making operating decisions and assessing financial performance. Segment reporting requires disclosures of certain information regarding reportable segments, products and services, geographic areas of operation and major customers. Segment reporting is based upon the “management approach”: how management organizes the company’s reportable segments for which separate financial information is (i) available and (ii) evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its President and Chief Executive Officer, or CEO. The Company’s CEO reviews the Company’s consolidated results as one reportable segment. In making operating decisions, the CEO primarily considers consolidated financial information, accompanied by disaggregated information about revenues by geographic region.

Outside the United States, the Company markets and supports its products and services primarily through its subsidiaries. Revenue is attributed to geography based on the country in which the product is used or services are delivered. Long-lived assets are attributed to geography based on the country where the assets are located.

The following tables present a summary of net revenues by geography (in thousands):

	Years Ended December 31
	2010	2009	2008
Americas:
United States	$332,956	$305,935	$326,236
Other Americas	23,516	19,866	23,143

Total Americas	356,472	325,801	349,379

Europe and Africa:
United Kingdom	69,641	68,512	101,295
Rest of Europe and Africa	37,967	47,458	53,606

Total Europe and Africa	107,608	115,970	154,901

Asia Pacific (including Middle East)	42,703	36,643	37,215

Total net revenues	$506,783	$478,414	$541,495

The following tables present a summary of long-lived assets, net by geography (in thousands):

	Years Ended December 31
	2010	2009
Americas:
United States	$778,555	$800,480
Other Americas	196	259

Total Americas	778,751	800,739

Europe and Africa	3,193	3,132
Asia Pacific (including Middle East)	2,588	3,919

Total long-lived assets, net	$784,532	$807,790

NOTE 29—SUBSEQUENT EVENTS

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to the certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required and no other items warranted disclosure.

NOTE 30—SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIALS

The Company’s debt issued in May 2010 is fully and unconditionally and jointly and severally guaranteed by Aspect Software Group Holdings Ltd. (“Parent”) and each of its domestic subsidiaries. Aspect Software Inc. is the issuer of the Company’s debt. The following represents the supplemental condensed financial information of Aspect Software Group Holdings Ltd. and its guarantor and non-guarantor subsidiaries, as of December 31, 2010 and 2009 and for the year ended December 31, 2010, 2009 and 2008.

Supplemental Condensed Consolidating Balance Sheet

December 31, 2010

(in thousands)	Parent	Issuer / Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,526	$20,433	$64,411	$—	$86,370
Accounts receivable, net	—	68,657	34,400	(22,670)	80,387
Deferred tax assets	—	13,715	803	—	14,518
Other current assets	—	9,742	4,569	—	14,311
Inventories, net	—	3,908	719	—	4,627

Total current assets	1,526	116,455	104,902	(22,670)	200,213

Property, plant, and equipment, net	—	15,734	2,790	—	18,524
Intangible assets, net	—	108,520	649	—	109,169
Goodwill	—	630,800	1,143	—	631,943
Investment in subsidiaries	(95,409)	44,223	—	51,186	—
Other assets	168	23,333	1,395	—	24,896

Total assets	$(93,715)	$939,065	$110,879	$28,516	$984,745

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$341	$19,752	$24,049	$(22,670)	$21,472
Current portion of long-term debt	—	6,500	—	—	6,500
Accrued liabilities	—	57,608	13,134	—	70,742
Deferred revenues	—	65,007	23,319	—	88,326

Total current liabilities	341	148,867	60,502	(22,670)	187,040

Deferred tax liabilities	—	46,777	—	—	46,777
Long-term deferred revenue	—	8,302	964	—	9,266
Long-term debt	—	794,647	—	—	794,647
Other long-term liabilities	—	35,881	5,190	—	41,071

Total liabilities	341	1,034,474	66,656	(22,670)	1,078,801
Total shareholders’ equity (deficit)	(94,056)	(95,409)	44,223	51,186	(94,056)

Total liabilities and shareholders’ equity (deficit)	$(93,715)	$939,065	$110,879	$28,516	$984,745

Supplemental Condensed Consolidating Balance Sheet

December 31, 2009

(in thousands)	Parent	Issuer / Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$6,537	$18,164	$26,600	$—	$51,301
Accounts receivable, net	23,808	53,703	56,589	(74,372)	59,728
Deferred tax assets	—	13,042	2,072	—	15,114
Other current assets	—	13,105	7,014	—	20,119
Inventories, net	—	2,672	1,810	—	4,482

Total current assets	30,345	100,686	94,085	(74,372)	150,744

Property, plant, and equipment, net	—	16,926	3,646	—	20,572
Intangible assets, net	—	145,452	866	—	146,318
Goodwill	—	626,448	1,181	—	627,629
Investment in subsidiaries	(150,552)	6,912	—	143,640	—
Other assets	593	11,120	1,558	—	13,271

Total assets	$(119,614)	$907,544	$101,336	$69,268	$958,534

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$—	$57,308	$40,008	$(74,372)	$22,944
Voluntary prepayments of long-term debt	—	30,000	—	—	30,000
Accrued liabilities	—	38,973	20,897	—	59,870
Deferred revenues	—	52,544	25,537	—	78,081

Total current liabilities	—	178,825	86,442	(74,372)	190,895

Deferred tax liabilities	—	63,646	—	—	63,646
Long-term deferred revenue	—	8,151	285	—	8,436
Long-term debt	—	770,500	—	—	770,500
Other long-term liabilities	—	36,974	7,697	—	44,671

Total liabilities	—	1,058,096	94,424	(74,372)	1,078,148
Total shareholders’ equity (deficit)	(119,614)	(150,552)	6,912	143,640	(119,614)

Total liabilities and shareholders’ equity (deficit)	$(119,614)	$907,544	$101,336	$69,268	$958,534

Supplemental Condensed Consolidating Statement of Income

For the Year Ended December 31, 2010

(in thousands)	Parent	Issuer / Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$375,667	$150,759	$(19,643)	$506,783
Cost of revenues	—	158,403	61,097	(19,643)	199,857

Gross profit	—	217,264	89,662	—	306,926
Operating expenses:
Research and development	—	40,993	5,776	—	46,769
Selling, general and administrative	805	90,961	31,597	—	123,363
Amortization expense for acquired intangible assets	—	29,572	—	—	29,572
Restructuring charges	—	300	390	—	690

Total operating expenses	805	161,826	37,763	—	200,394

Income (loss) from operations	(805)	55,438	51,899	—	106,532
Interest and other (expense) income, net	28	(53,545)	(16,332)	—	(69,849)

Income (loss) before income taxes	(777)	1,893	35,567	—	36,683
Provision for income taxes	—	15,791	(344)	—	15,447
Equity in earnings of subsidiaries	22,013	35,911	—	(57,924)	—

Net income (loss)	$21,236	$22,013	$35,911	$(57,924)	$21,236

Supplemental Condensed Consolidating Statement of Income

For the Year Ended December 31, 2009

(in thousands)	Parent	Issuer \ Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$341,013	$158,894	$(21,493)	$478,414
Cost of revenues	—	138,903	63,672	(21,493)	181,082

Gross profit	—	202,110	95,222	—	297,332
Operating expenses:
Research and development	—	40,069	4,369	—	44,438
Selling, general and administrative	—	77,947	35,837	—	113,784
Amortization expense for acquired intangible assets	—	28,563	—	—	28,563
Restructuring charges	—	3,172	2,097	—	5,269

Total operating expenses	—	149,751	42,303	—	192,054

Income from operations	—	52,359	52,919	—	105,278
Interest and other (expense) income, net	158	(33,530)	(32,762)	—	(66,134)

Income before income taxes	158	18,829	20,157	—	39,144
Provision (benefit) for income taxes	—	24,413	(1,469)	—	22,944
Equity in earnings in subsidiaries	16,042	21,626	—	(37,668)	—

Net income (loss)	$16,200	$16,042	$21,626	$(37,668)	$16,200

Supplemental Condensed Consolidating Statement of Income

For the Year Ended December 31, 2008

(in thousands)	Parent	Issuer \ Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$371,605	$196,092	$(26,202)	$541,495
Cost of revenues	—	164,675	77,097	(26,202)	215,570

Gross profit	—	206,930	118,995	—	325,925
Operating expenses:
Research and development	—	43,959	3,830	—	47,789
Selling, general and administrative	—	87,691	52,335	—	140,026
Amortization expense for acquired intangible assets	—	29,287	—	—	29,287
Restructuring charges	—	4,278	2,530	—	6,808

Total operating expenses	—	165,215	58,695	—	223,910

Income from operations	—	41,715	60,300	—	102,015
Interest and other (expense) income, net	95	(61,122)	(19,207)	—	(80,234)

Income (loss) before income taxes	95	(19,407)	41,093	—	21,781
Provision for income taxes	—	6,366	7,733	—	14,099
Equity in earnings in subsidiaries	7,587	33,360	—	(40,947)	—

Net income (loss)	$7,682	$7,587	$33,360	$(40,947)	$7,682

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(in thousands)	Parent	Issuer / Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(11)	$38,546	$38,140	$—	$76,675

Investing activities:
Cash paid for acquisitions, net of cash acquired	—	(8,172)	—	—	(8,172)
Purchases of property and equipment	—	(5,302)	(1,310)	—	(6,612)

Net cash used in investing activities	—	(13,474)	(1.310)	—	(14,784)

Financing activities:
Borrowings under long-term debt	—	800,000	—	—	800,000
Repayment of borrowings under long-term debt	—	(804,250)	—	—	(804,250)
Debt issuance costs in connection with borrowings	—	(23,530)	—	—	(23,530)
Capital contribution	(5,000)	5,000	—	—	—
Tax provision from stock plans	—	(43)	—	—	(43)
Proceeds received from issuance of ordinary shares	—	20	—	—	20

Net cash used in financing activities	(5,000)	(22,803)	—	—	(27,803)
Effect of exchange rate changes on cash	—	—	981	—	981

Net change in cash and cash equivalents	(5,011)	2,269	37,811	—	35,069
Cash and cash equivalents:
Beginning of period	6,537	18,164	26,600	—	51,301

End of period	$1,526	$20,433	$64,411	$—	$86,370

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(in thousands)	Parent	Issuer \ Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by operating activities	$—	$81,488	$41,362	$—	$122,850

Investing activities:
Purchases of property and equipment	—	(4,149)	(2,605)	—	(6,754)

Net cash used in investing activities	—	(4,149)	(2,605)	—	(6,754)

Financing activities:
Repayment of borrowings under long-term debt	—	(150,000)	—	—	(150,000)
Dividend received (paid)	—	29,956	(29,956)	—	—
Capital contribution	(1,600)	1,600	—	—	—
Tax benefit from stock plans	—	34	—	—	34
Proceeds received from issuance of ordinary shares	—	33	—	—	33

Net cash used in financing activities	(1,600)	(118,377)	(29,956)	—	(149,933)
Effect of exchange rate changes on cash	—	—	2,164	—	2,164

Net change in cash and cash equivalents	(1,600)	(41,038)	10,965	—	(31,673)
Cash and cash equivalents:
Beginning of period	8,137	59,202	15,635	—	82,974

End of period	$6,537	$18,164	$26,600	$—	$51,301

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in thousands)	Parent	Issuer \ Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$95	$101,526	$(20,406)	$—	$81,215

Investing activities:
Cash paid for acquisitions, net of cash acquired	—	(7,296)	(1,079)	—	(8,375)
Purchases of property and equipment	—	(7,249)	(1,216)	—	(8,465)

Net cash used in investing activities	—	(14,545)	(2,295)	—	(16,840)

Financing activities:
Repayment of borrowings under long-term debt	—	(75,438)	—	—	(75,438)
Proceeds received from issuance of ordinary shares	5,000	105	—	—	5,105

Net cash provided by (used in) financing activities	5,000	(75,333)	—	—	(70,333)
Effect of exchange rate changes on cash	—	—	(1,238)	—	(1,238)

Net change in cash and cash equivalents	5,095	11,648	(23,939)	—	(7,196)
Cash and cash equivalents:
Beginning of period	3,042	47,554	39,574	—	90,170

End of period	$8,137	$59,202	$15,635	$—	$82,974

Until                     , 2011, all dealers that buy, sell or trade the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

Aspect Software, Inc.

Offer to Exchange

Up to $300,000,000 aggregate principal amount

of our 10 5/8% Senior Notes due 2017

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for all of our outstanding unregistered

10  5/8% Senior Notes due 2017 issued on May 7, 2010

and the guarantees thereof.

PROSPECTUS

                    , 2011

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Corporations

Aspect Software, Inc., Aspect Software Parent, Inc. and Aspect Telecommunications International Corporation are corporations incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The certificates of incorporation of Aspect Software, Inc., Aspect Software Parent, Inc. and Aspect Telecommunications International Corporation provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The certificates of incorporation and bylaws of Aspect Software, Inc., Aspect Software Parent, Inc. and Aspect Telecommunications International Corporation provide that each company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the certificates of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Aspect Software, Inc. maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to Aspect Software, Inc. with respect to indemnification payments that Aspect Software, Inc. may make to such directors and officers.

Delaware Limited Liability Company

Davox International Holdings LLC is a limited liability company formed under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company (“LLC”) may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its LLC agreement. The LLC Agreement of Davox International Holdings LLC does not contain any provisions that restricts it from indemnifying its members or managers.

Cayman Islands Corporation

Aspect Software Group Holdings Ltd. is an exempted company with limited liability incorporated in the Cayman Islands.

The Companies Law (2010 Revision) of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The articles of association of Aspect Software Group Holdings Ltd. provides for indemnification of officers, agents and directors for any liability incurred as a result of any act or failure to act in carrying out their functions other than liability incurred through their own willful neglect or default.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The attached Exhibit Index is incorporated herein by reference.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Aspect Software, Inc., a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of MA, on March 18, 2011.

ASPECT SOFTWARE, INC.

By:	/S/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III
Executive Vice President, Finance, and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on March 18, 2011.

Signature	Title

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for James D. Foy	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Prescott Ashe	Director

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for David Dominik	Director

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Fredric Harman	Director

/S/ RAJEEV AMARA Rajeev Amara	Director

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Aspect Software Group Holdings Ltd., a company formed under the laws of the Cayman Islands, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of MA, on March 18, 2011.

ASPECT SOFTWARE GROUP HOLDINGS, LTD.

By:	/S/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on March 18, 2011.

Signature	Title

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for James D. Foy	President and Director (Principal Executive Officer)

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Prescott Ashe	Director

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for David Dominik	Director

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Fredric Harman	Director

/S/ RAJEEV AMARA Rajeev Amara	Director

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Aspect Software Parent, Inc., a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of MA, on March 18, 2011.

ASPECT SOFTWARE PARENT, INC.

By:	/S/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on March 18, 2011.

Signature	Title

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III	President and Director (Principal Executive Officer)

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Shawn Garrett	Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Aspect Telecommunications International Corporation, a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of MA, on March 18, 2011.

ASPECT TELECOMMUNICATIONS INTERNATIONAL CORPORATION

By:	/S/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on March 18, 2011.

Signature	Title

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III	President and Director (Principal Executive Officer)

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Shawn Garrett	Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Davox International Holdings LLC, a Delaware limited liability company, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of MA, on March 18, 2011.

DAVOX INTERNATIONAL HOLDINGS LLC

By:	/S/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on March 18, 2011.

Signature	Title

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III	President (Principal Executive Officer) Executive Vice President, Finance, and Chief Financial Officer of Aspect Software, Inc., its sole member

/S/ MICHAEL J. PROVENZANO III Michael J. Provenzano III, as attorney in fact for Shawn Garrett	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of Aspect Software, Inc.

3.2	Bylaws of Aspect Software, Inc.

3.3	Certificate of Incorporation of Aspect Software Group Holdings Ltd.

3.4	Memorandum and Articles of Association of Aspect Software Group Holdings Ltd.

3.5	Certificate of Incorporation of Aspect Software Parent, Inc.

3.6	Bylaws of Aspect Software Parent, Inc.

3.7	Certificate of Incorporation of Aspect Telecommunications International Corporation.

3.8	Bylaws of Aspect Telecommunications International Corporation.

3.9	Certificate of Formation of Davox International Holdings LLC.

3.10	Limited Liability Company Agreement of Davox International Holdings LLC.

4.1	Indenture, dated as of May 7, 2010, among Aspect Software, Inc., the Guarantors and U.S. National Bank Association, as trustee.

4.2	Registration Rights Agreement, dated as of May 7, 2010, and among Aspect Software, Inc. the Guarantors and Banc of America Securities LLC.

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Maples and Calder.

10.1	Credit Agreement, dated as of May 7, 2010, among Aspect Software Parent, Inc., Aspect Software, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint Bookrunners and Co-Lead Arrangers.

10.2	Employment Agreement, dated as of February 9, 2004, by and between Aspect Software, Inc. and James D. Foy.

10.3	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and James D. Foy.

10.4	Employment Agreement, dated as of February 9, 2004, by and between Aspect Software, Inc. and Michael J. Provenzano III.

10.5	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and Michael J. Provenzano III.

10.6	Employment Agreement, dated as of September 30, 2005, by and between Aspect Software, Inc. and Gary Barnett.

10.7	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and Gary Barnett.

10.8	Employment Agreement, dated as of July 14, 2008, by and between Aspect Software, Inc. and Kevin Schwartz.

10.9	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and Kevin Schwartz.

10.10	Employment Agreement, dated as of May 24, 2006, by and between Aspect Software, Inc. and Michael Sheridan.

10.11	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and Michael Sheridan.

Exhibit Number	Description

10.12	Employment Agreement, dated as of March 10, 2006, by and between Aspect Software, Inc. and Jamie Ryan.

10.13	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and Jamie Ryan.

10.14	Employment Agreement, dated as of August 12, 2008, by and between Aspect Software, Inc. and David Reibel.

10.15	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and David Reibel.

10.16	Employment Agreement, dated as of October 1, 2009, by and between Aspect Software, Inc. and Laurie Cairns.

10.17	Employment Agreement Amendment, dated as of November 23, 2010, by and between Aspect Software, Inc. and Laurie Cairns.

10.18	Employment Agreement, dated as of November 23, 2010 by and between Aspect Software, Inc. and Gwen Braygreen.

10.19	2003 Share Purchase and Option Plan.

10.20	2004 Option Plan.

10.21	Form of Share Option Agreement for 2003 Share Purchase and Option Plan.

10.22	Form of Share Option Agreement for 2004 Option Plan.

10.23*	Second Amended and Restated Advisory Agreement, dated as of March 15, 2011, by and between Aspect Software Group Holdings Ltd., Aspect Software, Inc. and GGC Administration, LLC.

10.24	Shareholders Agreement, dated as of February 9, 2004, by and among Aspect Software Group Holdings Ltd. (f/k/a New Melita Topco Ltd.) and the Persons listed on Schedules I, II and III attached thereto.

10.25	Registration Agreement, dated as of February 9, 2004, by and among Aspect Software Group Holdings Ltd. (f/k/a New Melita Topco Ltd.) and the Persons listed on Schedules I, II and III attached thereto.

10.26	Joinder and Amendment No. 1 to Shareholders Agreement and Registration Agreement, dated as of September 3, 2004, by and among Aspect Software Group Holdings Ltd. (f/k/a Concerto Software Group Holdings Ltd.), certain investment funds managed by Golden Gate Capital and Rockwell Automation Holdings, Inc.

10.27	Joinder and Amendment No. 2 to Shareholders Agreement and Registration Agreement, dated as of September 22, 2005, by and among Aspect Software Group Holdings Ltd., certain investment funds managed by Golden Gate Capital and certain investment funds managed by Oak Investment Partners.

10.28	Letter Agreement, dated as of September 22, 2005, by and among Aspect Software Group Holdings Ltd., certain investment funds managed by Golden Gate Capital and certain investment funds managed by Oak Investment Partners.

12.1*	Statement Regarding Computation of Earnings to Fixed Charges.

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.3	Consent of Maples and Calder (included in Exhibit 5.2).

Exhibit Number	Description

24.1	Powers of Attorney (included in signature pages hereto).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association

99.1	Form of Letter of Transmittal.

99.2	Form of Guaranteed Delivery.

99.3	Form of Tender Instructions.

*	Filed herewith.

All exhibits not filed herewith were filed as exhibits to our Registration Statement on Form S-4 filed with the SEC on December 2, 2010.